     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                    COLO.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

            CALIFORNIA                            4813                            94-3272783
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                                    COLO.COM
                      2000 SIERRA POINT PARKWAY, SUITE 601
                           BRISBANE, CALIFORNIA 94005
                                 (650) 292-2656
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CHARLES M. SKIBO
                            CHIEF EXECUTIVE OFFICER
                                    COLO.COM
                      2000 SIERRA POINT PARKWAY, SUITE 601
                           BRISBANE, CALIFORNIA 94005
                                 (650) 292-2656
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               MARIO M. ROSATI, ESQ.                             JAMES S. SCOTT, SR., ESQ.
               MICHAEL S. DORF, ESQ.                                SHEARMAN & STERLING
            ALEXANDER D. PHILLIPS, ESQ.                            599 LEXINGTON AVENUE
                JUDY G. HAMEL, ESQ.                                 NEW YORK, NY 10022
               MARK A. METCALF, ESQ.                                  (212) 848-4000
         WILSON SONSINI GOODRICH & ROSATI
             PROFESSIONAL CORPORATION
                650 PAGE MILL ROAD
                PALO ALTO, CA 94304
                  (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                                            PROPOSED MAXIMUM                   AMOUNT OF
SECURITIES TO BE REGISTERED                                  AGGREGATE OFFERING PRICE(1)          REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common stock, no par value............................             $230,000,000.00                   $60,720.00
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JULY 21, 2000

                                [COLO.COM LOGO]

--------------------------------------------------------------------------------
                           Shares
Common Stock
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This is the initial public offering of COLO.COM and we are offering shares of our common stock. The initial public offering price of
our common stock is expected to be between $          and $     per share. We
have made application to list our common stock on The Nasdaq Stock Market's National Market under the symbol "COLC."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       UNDERWRITING
                                                     PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                      PUBLIC            COMMISSIONS          COLO.COM
  Per Share                                     $                   $                   $
  Total                                         $                   $                   $

We have granted the underwriters the right to purchase up to additional shares to cover over-allotments.

DEUTSCHE BANC ALEX. BROWN                                     ROBERTSON STEPHENS
                            BEAR, STEARNS & CO. INC.
                                                                 UBS WARBURG LLC

THE DATE OF THIS PROSPECTUS IS             , 2000
--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

     The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                    COLO.COM

     We are rapidly deploying an international platform of colocation facilities, called Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers. We believe our Neutral Optical Hubs will be best-in-class facilities that will offer a broad choice of network providers and the most flexible means to access these providers. Our carrier neutral facilities enable our target customers to use any of the network providers available at our facilities to deliver high quality broadband services and applications to their end users. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities. As of May 31, 2000, we had signed contracts with 53 customers to locate equipment in one or more Neutral Optical Hubs, including:

     - Internet-based businesses, such as Campsix, Inc., RateXchange Corporation and ShockWave.com, Inc.;

     - application service providers, such as Evolve Software, Inc. and Musicbank, Incorporated;

     - Internet service providers, such as InterNAP Network Services Corporation, Madge Networks, N.V., The Masterlink Group, Inc. and SAVVIS Communications Corporation;

     - competitive local phone companies, such as Mpower Communications Corp., Telseon Inc. and 2nd Century Communications Inc.; and

     - other voice and data communications companies, such as MCI WorldCom and NeuMedia Inc.

     The deregulation of the telecommunications industry and the significant growth in Internet users and bandwidth intensive applications has increased the demand for the existing communications infrastructure. This demand has strained the performance of the infrastructure, leading to problems with latency, data loss and security. These and other problems are impacting the ability of our target customers to effectively use the Internet for new services such as voice-over-Internet protocol and some applications that use streaming and broadcast capabilities. Content distribution companies and advanced switch providers have been able to improve existing bottlenecks and network congestion through technology, but depend on others to provide facilities and interconnect networks.

     Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies, which are our target customers, are increasingly turning to colocation options as the need to be close to their end users and the cost of building in-house facilities increases. These target customers have traditionally had limited colocation choices in carrier operated facilities, carrier hotels or web-hosting facilities. International Data Corporation predicts that the U.S. market for Internet hosting, which consists of shared server hosting, several categories of dedicated server hosting and related services, will grow from an estimated $3.7 billion in 2000 to $18.9 billion in 2003. Within this market, IDC predicts that the market for colocation services will be one of the fastest growing segments, growing from an estimated $710 million in 2000 to $4.2 billion in 2003.

     We believe that our carrier neutral colocation solution addresses the limitations of the traditional alternatives. Our customers will be able to purchase a variety of colocation, cross connection and technical support services in all facilities across our broad geographic presence. We believe our solution provides the foundation for building networks that enable customers to locate equipment close to end users, thereby enhancing performance and enabling them to provide more competitive service offerings. Our Neutral Optical Hubs will offer a number of compelling advantages to our customers, including:

     - international platform and rapid time to market;

     - network and service neutrality;

     - cost savings;

     - best-in-class facilities; and

     - superior customer service.

     To achieve our goal of becoming the premier, international, single-source supplier for carrier neutral colocation facilities to our targeted customer base, our strategy is to:

     - be first-to-market with broad geographic presence;

     - maintain neutrality;

     - strategically deploy multiple Neutral Optical Hubs in key geographic regions;

     - enter into strategic and commercial relationships to extend sales reach;

     - expand our service offerings and enable marketplace exchanges; and

     - build the COLO.COM brand.

     We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment by the end of June 2001. As of May 31, 2000, we had signed leases for 46 facilities in the United States and Europe totaling more than 1.1 million square feet, of which 11 facilities in the U.S. were ready for carriers and customers to install their equipment. We believe our Neutral Optical Hubs will become the preferred platform for companies that want to enhance service for their end users, will facilitate business-to-business commerce among our customers and will enable the convergence of Internet and telecommunication services.

                            ------------------------

     We were incorporated in California under the name Colomotion, Inc. in April 1997 and changed our name to COLO.COM in July 1999. We reincorporated in
Delaware in                2000. Our principal executive office is located at
2000 Sierra Point Parkway, Brisbane, California 94005, and our telephone number is (650) 292-2656. Our corporate website is www.colo.com. The information contained on our website is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered................                    shares

Common stock to be outstanding after
this offering.......................                    shares

Use of proceeds.....................     To fund capital expenditures in the
                                         leasing and buildout of colocation
                                         facilities in the U.S. and
                                         internationally, to provide working
                                         capital, including expenses associated
                                         with sales and marketing activities, to
                                         fund operating losses, for general
                                         corporate purposes and potentially to
                                         fund acquisitions.

Proposed Nasdaq National Market
symbol..............................     COLC

     Common stock to be outstanding after this offering is based on 62,885,699 shares of common stock outstanding as of May 31, 2000. It does not include:

     - 3,199,400 shares issuable upon exercise of stock options outstanding as of May 31, 2000, with exercise prices ranging from $0.05 to $5.00 per share; and

     - 7,103,945 shares issuable upon exercise of warrants outstanding as of May 31, 2000, with exercise prices ranging from $0.01 to $10.00 per share.

                            ------------------------

     Except as otherwise indicated, all of the information in this prospectus:

     - reflects the automatic conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering;

     - assumes no exercise of the underwriters' over-allotment option; and

     - assumes our reincorporation from California into Delaware prior to the closing of this offering.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     See Note 2 of Notes to Consolidated Financial Statements for an explanation of the method used to determine the number of shares used in computing per share and pro forma per share data below.

                                               PERIOD FROM
                                                INCEPTION        YEAR ENDED       THREE MONTHS ENDED
                                               (APRIL 2) TO     DECEMBER 31,          MARCH 31,
                                               DECEMBER 31,   -----------------   ------------------
                                                   1997        1998      1999      1999       2000
                                               ------------   -------   -------   -------   --------
                                                                                     (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenue......................................     $   31      $   190   $   218   $    55   $    192
Operating costs and expenses.................        108        1,740     9,596     1,233     11,804
Loss from operations.........................        (77)      (1,550)   (9,378)   (1,178)   (11,612)
Net loss.....................................        (78)      (1,553)   (8,887)   (1,176)   (11,892)
Basic and diluted net loss per share.........     $(0.03)     $ (0.28)  $ (1.86)  $ (0.26)  $  (1.49)
Shares used in computing
  basic and diluted net loss
  per share..................................      2,612        5,554     4,771     4,461      7,985
Pro forma basic and diluted net loss per
  share (unaudited)..........................                           $ (0.34)  $ (0.13)  $  (0.21)
Shares used in computing pro forma basic and
  diluted net loss per share (unaudited).....                            26,460     8,717     57,155

     In the "as adjusted" column below, we have given effect to the receipt of the net proceeds from the sale of our common stock in this offering at an
assumed initial public offering price of $     per share, after deducting the
estimated underwriting discounts and commissions and estimated offering expenses.

                                                                  MARCH 31, 2000
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $381,010    $
Property and equipment, net.................................    49,033      49,033
Restricted cash and cash equivalents(1).....................     3,765       3,765
Restricted investments(2)...................................    77,729      77,729
Total assets................................................   525,108
Current portion of notes payable, net of discount(3)........       478         478
Non-current liabilities, net of discount on long term notes
  payable(3)................................................   219,041     219,041
Total stockholders' equity..................................   279,332

-------------------------
(1) Reflects funds set aside as collateral for letters of credit issued under building lease agreements.

(2) Reflects investments set aside as collateral for the first four interest payments relating to our senior notes.

(3) The unamortized portion of the estimated fair value of warrants issued in connection with financing transactions is recorded as a discount to the related note payable. The actual amount payable at maturity on these obligations at March 31, 2000 is $303.4 million.

                                  RISK FACTORS

     You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we believe are immaterial may also impair our business operations. These risks could, if they occur, harm our business and our operating results. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE ARE A NEW COMPANY AND FACE ALL OF THE RISKS OF A START-UP COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET.

     We will encounter challenges and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including

     - a lack of operating experience;

     - increasing net losses and negative cash flows;

     - lack of sufficient customers;

     - insufficient revenue or cash flow to be self sustaining;

     - high capital expenditures;

     - an unproven business model; and

     - difficulties in managing rapid growth.

We can not assure you that we will ever be successful.

WE MAY NOT SUCCEED BECAUSE OF OUR LIMITED EXPERIENCE.

     Because we are a new company, we have limited experience in designing, building and operating Neutral Optical Hubs. As of May 31, 2000, seven of our Neutral Optical Hubs were generating revenue (excluding our first facility located in San Francisco (Mission Street) that we intend to close). Our buildout plan requires that we identify, lease and construct multiple facilities at the same time. We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of June 2001. This business plan is based on our assumption that it will take approximately ten months from the date that we enter into a lease until the date a new Neutral Optical Hub begins generating revenue. Although we have successfully met this time frame for all of our facilities (excluding our first facility located in San Francisco (Mission Street)) which were generating revenue as of May 31, 2000, we have previously experienced and may continue to experience unforeseen delays and expenses in connection with our facility buildout program. In addition, we have not yet demonstrated that we are able to manage the buildout of multiple facilities at the same time. We also may elect to defer construction of a facility until we have the capital available to complete construction. Accordingly, we cannot assure you that we will successfully complete the implementation of our buildout plan within our proposed time frame. In addition, our lack of experience could result in increased operating and capital costs and delays in our expansion strategy. Our lack of operating experience could also result in service interruptions for our customers. In addition, our long-term business strategy calls for us to eventually offer higher margin value-added services to our customers. However, we do not currently provide such services, and have no experience in developing, implementing and marketing such services. Accordingly, we can not assure you that we will be successful at providing these additional services, or that they will not result in additional losses. We may not successfully address any or all of the risks posed by our lack of experience, and our failure to do so would seriously harm our business and operating results.

WE MUST BUILD OUT NEW FACILITIES VERY RAPIDLY IN ORDER TO EXECUTE OUR BUSINESS PLAN.

     We must build out new facilities very rapidly in order to execute our business strategy, which is based upon gaining a first-to-market advantage in the new market for neutral colocation facilities. To accomplish this goal, we intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of June 2001 and intend to open numerous facilities in subsequent years. Among other things, our aggressive buildout strategy will require us to rapidly:

     - locate and secure suitable sites for our Neutral Optical Hubs;

     - acquire and install equipment for each of our facilities, including heat, ventilation and air-conditioning systems, electrical power supply and backup systems, fire detection and suppression systems, equipment monitoring and 24 x 7 security systems;

     - hire technical personnel for each of our facilities; and

     - connect a variety of network providers to each of our facilities.

     We have very limited experience doing this. In addition, our existing and prospective customers expect us to provide broad geographic coverage in the near future. As a result, delays in successfully completing our buildout strategy could impair important relationships, damage our reputation and have a material adverse effect on our results of operations.

WE HAVE INCURRED LOSSES SINCE INCEPTION AND WE EXPECT FUTURE LOSSES.

     We have had very low revenues and have generally experienced increasing quarterly operating losses and negative cash flows since inception. As of March 31, 2000, we had cumulative net losses of $22.4 million and cumulative cash used in operating activities of $14.0 million. We expect that our net losses and negative cash flows will increase significantly for the foreseeable future. We cannot assure you that we will be able to achieve operating income or positive cash flows in the future. If we cannot, we would not be able to meet our working capital requirements or make interest and principal payments on our debt.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS WHICH WE MAY NOT BE ABLE TO OBTAIN.

     To complete the implementation of our intended buildout plan within our proposed time frame and to fund our anticipated operating losses, we will need to raise funds through additional private or public equity or debt financings. We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated operating losses, interest expense and capital expenditure requirements through at least the completion of our intended 40-facility buildout plan by the end of June 2001. However, we could be incorrect. Our available cash resources and the net proceeds from this offering will not be sufficient to complete all of the facilities for which we may lease sites. However, we are able to control the deployment of our facilities and do not intend to begin construction on a facility unless we have the capital available to complete construction. We will need to raise additional funds to expand beyond 40 facilities and to fund any related operating losses, to develop new or enhance existing services or applications, or to respond to competitive pressures. We anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. Financing may not be available to us at the time we need it, or if it is available, it may only be available on terms that are unfavorable to us. If we cannot raise sufficient additional funds on acceptable terms we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, and we may incur additional losses if we need to terminate any leases or abandon or delay the completion of any facilities under construction. Equity financing would dilute the ownership interest of our current stockholders. Debt financing would increase our interest expense.

     The anticipated timing and amount of our capital requirements is forward-looking and therefore inherently uncertain. It may take longer than we anticipate to build out our Neutral Optical Hubs. We also do not know how long our sales cycle will be, but it is likely to be lengthy. Once a particular facility is generating revenue, we expect that it will take an extended period of time before it will have enough business to provide sufficient revenue to cover its expenses. Growth in the number of our facilities is likely to increase the amount and duration of losses and our financing needs. Our future capital requirements may therefore vary significantly from what we currently project and may be affected by unforeseen delays and expenses and a lengthier than anticipated sales cycle. If we encounter any of these problems or if we have underestimated our working capital, operating losses or capital expenditure requirements, we may require significantly more financing than we currently anticipate.

OUR MARKET IS NEW AND WE DO NOT KNOW IF THERE IS SUFFICIENT DEMAND FOR OUR SERVICES.

     Because the market for neutral colocation facilities is just developing, we do not know whether there will be sufficient demand for our services. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan like ours. We will make large capital expenditures and incur substantial losses before we have much information about the actual level of demand for our services. If there is not as much demand as we expect, our revenues may be insufficient to cover our costs and expenses, and the value of our common stock could be significantly decreased.

WE EXPECT COMPETITION TO BE INTENSE.

     The market for colocation services is expanding. The main barriers to entry are access to capital, the time needed to assemble a management team and build out facilities, and the ability to secure a first-to-market advantage. We have targeted the developing neutral colocation segment of the broader market for colocation services. Although there are a number of companies developing businesses similar to ours, in most metropolitan areas there are currently a limited number of providers of neutral colocation facilities operating. We expect other companies to enter this market segment if there is sufficient demand for neutral colocation services.

     A substantial portion of the costs and expenses of a neutral colocation facility are fixed. Once a facility is built and staffed, the marginal cost of providing colocation space to a customer is relatively low. Therefore, if there is more than one neutral colocation facility in a metropolitan area, there may be price competition. If there is significant excess capacity in a metropolitan area, this could lead to increased price competition and lower margins.

     If we are unable to rapidly roll out our Neutral Optical Hubs, we may lose our first-to-market advantage and other companies may be able to attract the same customers that we are targeting. Once a potential customer is located in a competitor's facility, it will be extremely difficult to convince that potential customer to relocate to our Neutral Optical Hubs because moving out of an existing facility could result in service interruptions and significant costs to reconfigure network connections.

     In addition to competing with other neutral colocation providers, we will compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web hosting facilities. Most of these competitors have greater resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe our neutrality provides us with an advantage over these competitors. However, these competitors could offer colocation on neutral terms, and may start doing so in the metropolitan areas where we establish operations. If this occurs, we could face increased price competition.

     The Telecommunications Act requires incumbent local exchange carriers to provide non-discriminatory colocation to telecommunications carriers that wish to interconnect with the incumbent local exchange carrier's networks or obtain access to incumbent local exchange carrier-provided unbundled network elements. In 1996, the Federal Communications Commission adopted initial rules to implement this provision and, in 1999, adopted additional rules that should significantly lower the cost and increase the attractiveness of incumbent local exchange carrier-provided colocation facilities. Consequently, colocation offered by incumbent local exchange carriers may become more competitive with our service offerings.

     Telephone and Internet companies with which we compete will be able to provide our target customers with additional benefits, including bundled communication services, and may do so at reduced prices or in a manner that is more attractive to our potential customers than obtaining space in our Neutral Optical Hubs. If these competitors were to provide communication services at reduced prices together with colocation space, it may lower the total price of these services in a fashion that we cannot match.

     Our competitors include:

     - carriers, such as AT&T, Level 3 Communications, MCI WorldCom, Qwest Communications International, Inc. and Sprint, which offer colocation as a byproduct of offering access to their networks;

     - web-hosting facilities offered by Digital Island, Inc. and Exodus Communications, Inc.;

     - network access points, such as Neutral Nap, PAIX, and Equinix, Inc.;

     - carrier hotels, such as One Wilshire in Los Angeles, the Westin Building in Seattle and 60 Hudson in New York, which offer physical space for lease, incumbent local exchange carriers; and

     - other domestic and international companies offering central office-like facilities, such as Switch and Data Facilities Co., CO Space, Inc., InFlow, Inc., Telehouse International Corporation of America and TelePlace in the U.S., CityReach International, DigiPlex S.A., Global Reach, IX Europe, iaxis, InterXion Netherlands BV and Redbus Interhouse in Europe, and iAsiaWorks, Inc. in Asia.

     Several of our competitors are our customers or our potential customers.

WE MUST MANAGE OUR GROWTH AND EXPANSION EFFECTIVELY.

     We are experiencing, and expect to continue to experience, rapid growth with respect to the buildout of our Neutral Optical Hubs, expansion of our customer base and increasing the number of our employees. This growth has placed, and we expect it will continue to place a significant strain on our financial, management, operational and other systems and resources, and we cannot assure you that our systems, resources, procedures and controls will be adequate to support further expansion of our operations. Any failure to manage growth effectively could seriously harm our business and operating results. To succeed, we will need to:

     - maintain close coordination among our executive, technical, accounting, finance, marketing, sales, real estate, construction and operations organizations;

     - improve our operating, administrative, financial and accounting procedures and controls; and

     - implement sophisticated management information systems, including construction management, billing, budget, sales administration and tracking, human resources and customer support systems, and systems that enable us to monitor our operations.

     We introduced a new management team and replaced substantially all of our accounting and finance staff in 1999. In connection with the audit of our financial statements for the period from our inception (April 2, 1997) to December 31, 1997 and the year ended December 31, 1998, our independent accountants reported on certain material weaknesses in the system of internal accounting and financial controls maintained by our former management, which included deficiencies in the maintenance of supporting documentation and approvals for disbursements, processes for authorizing significant contracts and reconciliation of general ledger accounts, and also reported certain unauthorized stock transactions. During 1999, in addition to hiring new accounting and financial personnel, our new management team implemented a number of internal accounting polices and procedures to strengthen our system of internal controls. We believe that these new policies and procedures have resolved all of the material weaknesses reported in connection with our 1998 audit. We can not assure you that we will not experience any deficiencies in our system of internal controls in the future. For example, despite our strengthened internal control policies and procedures, we discovered an undocumented transaction involving an option for the purchase of 5,000 shares of our common stock in mid-1999.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A SHORT OPERATING HISTORY.

     We were founded under prior management in April 1997 and opened our first facility in San Francisco (Mission Street) in January 1998. As of May 31, 2000, this facility was one of eight of our Neutral Optical Hubs generating revenue. Our new management has decided to close this facility because it does not meet our technical best-in-class criteria. Our operating history through December 31, 1999 consists of less than two years of operations of a single facility which has relatively few customers and which is scheduled to be closed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a further description of the costs associated with the closure of this facility. As a result, you have limited financial and operating data about our company upon which to evaluate our business operations and our prospects and the merits of an investment in the common stock in this offering. Furthermore, the business of providing neutral colocation facilities is a new industry. Although a number of emerging companies are developing similar businesses, we are not aware of any company that has successfully executed a business plan like ours. Accordingly, neither we nor you have the benefit of a comparable historical business model in order to analyze our business plan and prospects.

WE HAVE A NEW MANAGEMENT TEAM, AND WE DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Nearly all of our management team joined us in 1999 and 2000. Although our management team has significant business experience, the members of the team have worked together for only a brief period of time. Our ability to effectively execute our business strategy depends in large part on our new management team's ability to operate effectively together. If our executives are unable to do so, our business and results of operations may be materially and adversely affected.

     Our success also depends in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a replacement and our business and operating results could be adversely affected. In particular, our performance depends upon the continued service of Charles M. Skibo, our chairman and chief executive officer. Mr. Skibo joined us in January 1999 and has been instrumental in designing and leading the execution of our business strategy. The loss of Mr. Skibo's services would have a material and adverse effect on our business.

     Although most of our senior management personnel are in place, we will need to hire additional key personnel in positions related to our strategy of rapid expansion, including mid-level headquarters staff and qualified technical personnel at each of our Neutral Optical Hubs. We estimate that we will need to hire at least 300 additional employees in executive, technical, accounting, finance, marketing, sales, customer service, real estate, construction management and operational positions by the end of 2000. As of May 31, 2000, we had 234 employees, compared to 11 employees at December 31, 1998. Our future success will depend upon our ability to identify, hire, integrate and retain and train these new employees. In addition, due to generally tight labor markets, our industry, in particular, suffers from a lack of available qualified personnel. We may not be successful in attracting, assimilating or retaining qualified personnel.

OUR SUBSTANTIAL AMOUNT OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER OUR OUTSTANDING INDEBTEDNESS.

     We have a substantial amount of debt, with an approximate total indebtedness of $303.4 million as of March 31, 2000. In addition, we anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. This substantial level of debt could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our outstanding debt;

     - increase our vulnerability to general adverse economic and industry conditions or difficulties that our business may experience;

     - require us to dedicate a substantial portion of our cash flow from operations, if any, to payments on our debt, thereby reducing the availability of funds for working capital, operating losses, capital expenditures and other general corporate requirements;

     - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate or in taking advantage of significant business opportunities that may arise;

     - place us at a competitive disadvantage compared to our competitors that have less debt or leverage; and

     - limit our ability to engage in certain business activities, including, among other things, our ability to borrow additional funds or make certain investments due to the financial and restrictive covenants in our debt.

     Any of the above factors could have a material adverse effect on our business, financial condition and results of operations.

     We and our subsidiaries and any future subsidiaries may incur substantial amounts of additional debt in the future, including an unlimited amount of purchase money debt and up to $200.0 million of debt under credit facilities, which may be secured. The terms of the indenture governing our senior notes limit, but do not prohibit, us or our subsidiaries and any future subsidiaries from doing so. If we or our subsidiaries and any future subsidiaries incur more debt, the related risks described above could intensify, and it could be more difficult for us to satisfy our obligations under our senior notes. See "Capitalization," "Selected Consolidated Financial Data" and "Description of Indebtedness."

SERVICE AND OTHER INTERRUPTIONS COULD LEAD TO SIGNIFICANT COSTS AND DISRUPTIONS WHICH COULD REDUCE OUR REVENUE AND HARM OUR BUSINESS REPUTATION AND FINANCIAL RESULTS.

     Service interruptions are a very serious concern for our prospective customers and a service interruption or breach of security could be very costly to us and very damaging to our reputation. Our facilities and customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Moreover, we are using an internally developed, standard facility design and are installing substantially the same equipment at each of our facilities. Any latent flaws in our design or equipment would affect most or all of our facilities. Although we have designed our facilities to exacting standards, any of these events or other unanticipated problems at one or more of our facilities could interrupt our customers' ability to provide their services from our facilities. This could damage our reputation, make it difficult to attract new customers and cause our existing customers to seek to terminate their contracts with us.

DELAYS IN CUSTOMER INSTALLATION COULD REDUCE OUR REVENUE.

     We face the risk that too many customers may want to enter our facilities at the same time. Our business plan calls for a substantial percentage of available facility space to be occupied within the first year after a facility is operational. However, only a limited number of customers will be physically able to install equipment in a facility at the same time. We also face a number of organizational issues regarding installing multiple customers' equipment in multiple locations at the same time. Thus, we may be unable to accommodate our customers' needs as quickly as they would like. This could result in damage to our reputation and a reduction in the amount of, or delay in receiving, revenue from the affected customers.

WE DEPEND ON THIRD PARTIES, INCLUDING NETWORK OWNERS WITH WHOM WE COMPETE, TO PROVIDE NETWORK CONNECTIONS TO OUR NEUTRAL OPTICAL HUBS.

     We are not a communications carrier, and therefore, we rely on third parties to provide our customers with access to voice, data and Internet networks. We need to secure relationships with third party network providers to offer our customers a choice of cost-effective access to networks from our Neutral Optical Hubs. Our facilities will not be attractive to our customers without these connections. We intend to rely primarily on revenue opportunities from our existing and prospective customers to encourage carriers to incur the expenses required to connect from their points of presence to our Neutral Optical Hubs. Carriers will likely evaluate the revenue opportunity of a Neutral Optical Hub based on their estimates of demand. Many of these carriers have their own colocation facilities and may therefore be reluctant to provide network services at our Neutral Optical Hubs. As a result, carriers may elect not to connect their services to our Neutral Optical Hubs. If numerous carriers do not connect to our Neutral Optical Hubs, our business may fail.

     In order to attract carriers to connect to our facilities, we plan to place circuit orders with approximately three carriers prior to completing construction of each facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 of our facilities, with aggregate monthly service charges of approximately $550,000. These charges become payable as carriers complete their connections to each facility. We expect that as customers connect to these carriers, these circuits and the related monthly charges will be assigned to these customers and thereby reduce our obligations to the carriers. However, we cannot assure you that we will be successful in assigning these commitments to our customers or that we will not be required to make substantial payments to carriers before we begin generating revenues from our customers. In addition to the 24 facilities with carrier service orders to be charged, 11 of our facilities either had carriers installed or connections on order without monthly service charges. We may also need to provide additional incentives to attract carriers to connect to our facilities. We believe that once the first carriers connect to any given facility, other carriers will be more likely to do so. In the event that we experience delays in installing customers in our facilities, or those customers do not want services from the carriers which we have brought into a facility, we may be required to make substantial payments to these carriers.

     The construction required to connect multiple carriers to our Neutral Optical Hubs is complex and involves factors outside of our control, including the availability of local building permits, regulatory processes and the availability of the carrier's construction resources and vendor equipment. We have in the past experienced, and may in the future experience, delays in obtaining access.

OUR ABILITY TO FILL OUR NEUTRAL OPTICAL HUBS IS LIMITED BY THE AVAILABILITY OF ELECTRICAL POWER.

     The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract new customers and achieve our projected results. We rely on third parties to provide electrical power to our Neutral Optical Hubs, and cannot be sure that these parties will provide adequate electrical power to our Neutral Optical Hubs or that we will have the necessary infrastructure to deliver adequate electrical power to our users. Even if the utility company provides adequate power to the building, we still must rely on the landlord to provide adequate electrical power to our Neutral Optical Hub. If the amount of electrical power delivered to our facilities is inadequate to support our customer requirements or does not occur in a timely manner, our operating results and cash flow may be materially and adversely affected. In addition, the amount of space required to house generators and batteries limits the amount of sellable space that we have in each of our Neutral Optical Hubs and restricts our ability to expand the facilities. Our electrical power specifications are based upon the expected mix of customers and the expected mix of their equipment. Technological change could also increase the power requirements of customer equipment. As a result, a different mix of customers or equipment or different specifications of our customers equipment than what we expect could cause us to run out of available power before a facility is fully filled thus reducing our anticipated revenue stream or requiring us to incur additional costs to increase the amount of available power and potentially reducing the amount of saleable space.

OUR REVENUES FROM EACH NEUTRAL OPTICAL HUB WILL BE AFFECTED BY A MIX OF CUSTOMERS WITH LARGE AND SMALL DEMANDS FOR SPACE.

     Customers will have specific requirements for the configuration of their space which we may inaccurately predict. We build our sites anticipating roughly an equal mix of custom fit cage space that is designed to meet the specifications of our customers with demands for larger space and pre-configured cabinet and cage space that is designed for customers with demands for small and medium sized space. If we fail to meet our anticipated customer mix, we may incur significant costs to retrofit our facilities. We expect our large customers to purchase large amounts of cage space and outfit it to meet their own specifications. Our preconfigured cage space is available in 10' x 12', 10' x 10' and 8' x 7' sizes, and our cabinets are designed to fit standard size Internet (19-inch) and telecommunications (23-inch) mounts. We expect that some significant larger customers will drive early revenue and occupancy within each of our facilities and help us attract smaller customers. If we fail to attract enough large customers, we may not be able to increase our revenues quickly enough and may fail to establish ourselves as a credible service provider. We also expect that we will be able to fill our custom cage space much more quickly than our pre-configured cabinet and cage space. On the other hand, if we sell more than the expected amount of our space to large customers, we will have less space available to sell, on a potentially higher margin basis, to smaller customers. As a result, if we are unable to achieve a desirable mix of large and small customers, our financial results may be adversely affected.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION.

     To date, we have relied upon a very small number of customers for most of our revenue. We expect that we will continue to rely upon a limited number of customers for a high percentage of our revenue on a per-facility basis and may also continue to have customer concentration company-wide. As a result of this concentration of our customer base, a loss of or decrease in business from one or more of our customers in any single facility could have a material and adverse effect on that facility, and a loss of or decrease in business from one or more of our significant customers that have entered into contracts covering multiple facilities could have a material and adverse effect on our business, prospects, financial condition and results of operations. In addition, since customers entering into contracts covering multiple facilities will have a significant impact on our revenue, they may force us into concessions that will reduce our profit margins.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS.

     We anticipate that a number of our customers will be start-up companies. There is a risk that these companies will experience difficulty paying their bills, including money owed to us for our services. Although we believe that the difficulties and service interruptions associated with relocating communications equipment may lead these customers to give greater priority to paying for our services, we might not be able to collect all of the money owed to us by some of these customers. We intend to remove customers that do not pay us in a timely manner. However, we may have difficulty collecting from or removing these customers.

WE MUST RESPOND TO EVOLVING INDUSTRY STANDARDS.

     The demand for our Neutral Optical Hubs will be affected by evolving industry standards and changes in customer demands. Our success will partially depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers. Future advances in technology may not be beneficial to, or compatible with, our business, and we may not be able to incorporate advances on a cost-effective and timely basis. For example, although we have taken steps to incorporate wireless communications capabilities into our facilities, the further development of this technology could lead to a reduced need for our other products and services. If customer requirements for electrical power increase and we are unable to meet this demand it will have a material and adverse impact on our business. If evolving industry standards result in substantial changes in the standard size specifications of our customers' equipment, and thereby result in the need for different dimensions of cage or cabinet space, we may need to incur additional costs to retrofit our facilities and our financial results may be adversely impacted.

WE MUST LOCATE AND SECURE SUITABLE SITES.

     We need sites that meet specific infrastructure requirements such as access to multiple communication carriers, a significant supply of electrical power, high ceilings, and the capability for heavy floor loading. In many markets, the supply of facilities with these characteristics is very limited and is in very high demand. In addition, the completion of lease transactions requires timely and successful negotiations with landlords. Our ability to secure leases rapidly can be affected by poor landlord responses. If we are not able to locate and secure suitable sites for our Neutral Optical Hubs in the markets that we intend to enter, we will not be able to complete the implementation of our buildout plan within our proposed time frame, and our business and results of operations may be adversely affected.

WE FACE RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS.

     A component of our strategy is to expand into international markets, including Europe and Asia-Pacific. International expansion is important to our customers who want a colocation provider with broad geographic coverage. Because our management has limited experience in conducting business outside the U.S. and may not know particular factors that affect our business in foreign countries, we will be subject to greater risks there. In addition, we anticipate that market and regulatory acceptance of the services provided by our Neutral Optical Hubs will be slower outside the U.S. As a result, we could suffer material harm to our business, including increased costs, longer sales cycles and diversion of management's attention, if we experience difficulty in dealing with some of the risks inherent in conducting our business internationally. Some of these risks include:

     - increased leasing costs and expenses;

     - difficulty or increased costs of constructing Neutral Optical Hubs;

     - longer construction times and sales cycles;

     - difficulty of securing relationships with third party network owners;

     - business practices and protectionist laws that favor local competition;

     - changes in regulatory requirements, tariffs and other trade barriers;

     - challenges in staffing and managing foreign operations, including differences in employment laws and practices;

     - difficulties associated with enforcing agreements through foreign legal systems; and

     - fluctuations in currency exchange rates and imposition of currency exchange controls.

     In addition, in order to develop or expand our international operations, we may acquire complementary businesses or enter into joint ventures or outsourcing agreements with third parties. Thus, we may depend on third parties to be successful in our international operations.

WE MAY MAKE ACQUISITIONS, WHICH POSE INTEGRATION AND OTHER RISKS.

     We may seek to acquire other colocation providers or additional colocation facilities from other companies. As a result of these acquisitions, we may:

     - pay too much;

     - be required to incur significant expenditures to retrofit the acquired facility to bring it up to our standards;

     - have difficulty assimilating customers, technology and personnel from acquired businesses;

     - create goodwill that would reduce our earnings, if any, as it is amortized; and

     - have to make write-offs of acquired assets.

     We may also acquire colocation facilities or operators of colocation facilities in foreign countries to expand our international operations. These acquisitions would also pose the risks discussed above under "We face risks associated with international operations that could harm our business." In addition, we might issue common stock to pay for some or all of the purchase price for acquired businesses. That would dilute the ownership interests of our current stockholders. Currently, we have no present understandings, commitments or agreements with respect to any such acquisitions.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY IMPACT OUR BUSINESS PLAN AND OUR OPERATING RESULTS.

     Changes in the regulatory environment could affect our operating results by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. The provision of basic telecommunications services is subject to significant regulation at the federal and state level. The Federal Communications Commission regulates telecommunications carriers that provide interstate and international common carrier services. State public utilities commissions exercise jurisdiction over intrastate basic telecommunications services but do not regulate most enhanced services, which involve more than the pure transmission of customer provided information. Many of our customers, competitors and vendors, especially incumbent local exchange carriers, are subject to federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict. Although we believe the services we provide today are not subject to any regulation by the Federal Communications Commission or the state public utilities commissions, changes in regulation or new legislation may increase the regulation of our current services. In addition, our intended expansion into international markets could subject us to regulatory requirements of foreign jurisdictions.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS INHERENT IN THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

     Our Neutral Optical Hubs contain tanks for the storage of diesel fuel and significant quantities of lead acid batteries to provide back-up power generation and uninterrupted operation of our customers' equipment. We maintain an environmental compliance program that includes the implementation of required technical and operational procedures designed to minimize the potential for leaks and spills, maintenance of records and manufacturer's recommended preventative maintenance. However, we cannot assure you that these systems will at all times remain free from leaks or that the use of these systems will not result in spills. Any leak or spill, depending on such factors as the material involved, quantity and environmental setting, could result in interruptions to our operations and expenditures that could have a material adverse effect on our business, financial condition and results of operations.

                         RISKS RELATED TO THIS OFFERING

OUR SIGNIFICANT STOCKHOLDERS CAN EXERT CONTROL OVER US, AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL STOCKHOLDERS.

     After this offering, our officers, directors and principal stockholders
(greater than 5% stockholders) will together control approximately      % of our
outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of COLO.COM and might affect the market price of our common stock, even when such a change may be in the best interests of all stockholders.

WE HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING, AND OUR INVESTMENT OF THESE PROCEEDS MAY NOT YIELD A FAVORABLE RETURN.

     Our management has broad discretion over the use of proceeds from this offering and may spend these proceeds in ways with which our stockholders may not agree. We intend to use the proceeds from this offering to fund capital expenditures in the leasing and buildout of colocation facilities, to provide working capital, including expenses associated with sales and marketing activities, to fund operating losses, for general corporate purposes and potentially to fund acquisitions. Our use of proceeds may not yield a significant return or any return at all.

OUR STOCK PRICE MAY FLUCTUATE SUBSTANTIALLY.

     Prior to this offering, there has been no public market for shares of our common stock. An active public trading market may not develop following completion of this offering or, if developed, may not be sustained. We and the representatives of the underwriters, through negotiations, will determine the initial public offering price of the shares of common stock. This price will not necessarily reflect the market price of the common stock following this offering.

     The market price for the common stock following this offering will be affected by a number of factors, including the following:

     - the announcement of new products or services by us or our competitors;

     - quarterly variations in our or our competitors' results of operations;

     - failure to achieve operating results projected by securities analysts;

     - changes in earnings estimates or recommendations by securities analysts;

     - developments in our industry; and

     - general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.

     These factors and fluctuations, as well as general economic, political and market conditions, may materially adversely affect the market price of our common stock.

POTENTIAL SALES OF SHARES ELIGIBLE FOR FUTURE SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

     If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options and warrants) in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The shares sold in this offering will be freely tradable immediately upon completion of this offering. In addition, on the 181st day
after completion of this offering, approximately         shares of our common
stock held by existing stockholders will be freely tradable, subject in some instances to the volume and other limitations of Rule 144. Sales of these shares and other shares of common stock held by existing stockholders could cause the market price of our common stock to decline.

PROVISIONS OF OUR CHARTER DOCUMENTS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD PREVENT A CHANGE IN OUR CONTROL, EVEN IF THIS WOULD BE BENEFICIAL TO STOCKHOLDERS.

     Provisions of our amended and restated certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - a classified board of directors, in which our board is divided into three classes with three year terms with only one class elected at each annual meeting of stockholders, which means that a holder of a majority of our common stock will need two annual meetings of stockholders to gain control of the board;

     - a provision which prohibits our stockholders from acting by written consent without a meeting;

     - a provision which permits only the board of directors, the president or the chairman to call special meetings of stockholders; and

     - a provision which requires advance notice of items of business to be brought before stockholders meetings.

     These provisions can be amended only with the vote of the holders of 66 2/3% of our outstanding capital stock.

AS A NEW INVESTOR, YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

     If you purchase shares of our common stock in this offering, you will incur
immediate dilution of $     per share in pro forma net tangible book value. If
the holders of outstanding options or warrants exercise those options or warrants, you will incur further dilution. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue."

     In addition, these forward-looking statements include statements regarding the following:

     - our business strategy;

     - our future operations;

     - our financial position and estimated revenues;

     - our expected cost and timing of leasing, constructing and equipping each new facility; and

     - our prospects, plans and objectives of management.

     These statements are only predictions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds of approximately $  million
from the sale of the                shares of common stock in this offering
(approximately $          if the underwriters exercise their over-allotment
option in full), at an assumed initial public offering price of $     per share,
after deducting estimated underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds to fund capital expenditures in the leasing and buildout of colocation facilities in the U.S. and internationally, to provide working capital, including expenses associated with sales and marketing activities, to fund operating losses, for general corporate purposes and potentially to fund acquisitions.

     The amounts that we will actually expend will vary significantly depending on a number of factors, including revenue growth, if any, capital expenditures, the amount of cash generated by our operations, any additional financing that we may obtain and the use of proceeds of any such financing and other factors, many of which are beyond our control. Additionally, if we determine that it would be in our best interests, we may modify the number, selection and timing of entry into various geographic markets that we may enter. Accordingly, we will retain broad discretion in the allocation of the net proceeds of this offering. Although we may use a portion of the net proceeds to pursue acquisitions of businesses complementary to ours or additional colocation facilities from other companies, there are no present understandings, commitments or agreements with respect to any such acquisitions. Pending use of the net proceeds as outlined above, we will invest these funds in short-term, interest bearing, investment-grade securities to the extent permitted by the covenants governing our outstanding senior notes and our existing debt and any statistical asset tests imposed by the Investment Company Act of 1940 and in government securities.

                                DIVIDEND POLICY

     We have not paid any dividends since our inception and do not intend to pay any dividends on our capital stock in the foreseeable future. We anticipate that we will retain all of our future earnings, if any, for use in our operations and expansion of our business. In addition, the indenture governing our outstanding senior notes significantly limits our ability to pay dividends on our capital stock.

                                   TRADEMARKS

     We own applications for federal registration and claim rights in the service marks COLO.COM(SM), Neutral Optical Hub(SM) and NOH(SM). This prospectus also refers to service marks, trade names and trademarks of other companies.

                                 CAPITALIZATION

     The following unaudited table sets forth:

     - the actual cash, investments and capitalization of COLO.COM at March 31, 2000; and

     - the as adjusted cash, investments and capitalization after giving effect
       to this offering assuming an initial public offering price of $     per
       share, after deducting underwriting discounts and commissions and estimated offering expenses.

     Please read this table in conjunction with our consolidated financial statements, the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included later in this prospectus.

                                                                       MARCH 31, 2000
                                                              ---------------------------------
                                                                         (UNAUDITED)
                                                                 ACTUAL           AS ADJUSTED
                                                              ------------      ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Cash and cash equivalents...................................    $381,010            $
                                                                ========
Restricted cash and cash equivalents........................       3,765               3,765
                                                                ========            ========
Restricted investments......................................      77,729              77,729
                                                                ========            ========
Current portion of notes payable, net of discount(1)........         478                 478
                                                                ========            ========
Long term obligations, net of current portion:
  Notes payable, net of discount(1).........................       1,287               1,287
  13 7/8% senior notes due 2010, net of discount(1).........     216,468             216,468
                                                                --------            --------
  Total long-term debt......................................     217,755             217,755
Stockholder's equity:
  Series A preferred stock, no par value; 5,250,000 shares
     authorized; 4,261,730 shares issued and outstanding (no
     shares outstanding as adjusted)........................       2,079                  --
  Series B preferred stock, no par value; 24,500,000 shares
     authorized; 24,500,000 shares issued and outstanding
     (no shares outstanding as adjusted)....................      12,219                  --
  Series C preferred stock, no par value; 21,000,000 shares
     authorized; 20,408,164 shares issued and outstanding
     (no shares outstanding as adjusted)(2).................     194,056                  --
  Common stock, no par value; 81,000,000 shares authorized;
     13,557,555 shares issued and outstanding (62,727,449
     shares outstanding as adjusted)(3).....................      26,003
Warrants(4).................................................      88,460              88,460
Deferred compensation.......................................     (19,698)            (19,698)
Notes receivable from stockholders..........................      (1,377)             (1,377)
Accumulated deficit.........................................     (22,410)            (22,410)
                                                                --------            --------
     Total stockholders' equity.............................     279,332
                                                                --------            --------
     Total capitalization...................................    $497,087            $
                                                                ========            ========

-------------------------
(1) The unamortized portion of the estimated fair value of warrants issued in connection with financing transactions is recorded as a discount to the related note payable. The actual amount payable on these notes as of March 31, 2000 is $303.4 million.

(2) Excludes 601,655 shares of Series C preferred stock issuable upon the exercise of currently exercisable warrants outstanding as of March 31, 2000 with a weighted average per share exercise price of $8.35 and per share exercise prices ranging from $6.44 to

    $10.00. Upon the closing of this offering, these warrants will become exercisable for an equal number of shares of common stock at the same exercise price. In June 2000, we cancelled warrants to purchase 10,000 shares of Series C preferred stock in partial consideration for the issuance of 10,000 shares of common stock.

(3) Excludes:

     - 10,000 shares of common stock that were issued in June 2000 in exchange for a cash payment and the cancellation of warrants to purchase 10,000 shares of Series C preferred stock as described above in (2);

     - 2,860,550 shares of common stock reserved for issuance upon exercise of outstanding vested and unvested options as of March 31, 2000 with a weighted average per share exercise price of $2.22 and per share exercise prices ranging from $0.05 to $5.00;

     - 530,000 shares of common stock issuable upon the exercise of currently exercisable warrants outstanding as of March 31, 2000 with a per share exercise price of $0.05; and

     - 5,991,540 shares of common stock reserved for issuance upon exercise of the warrants sold in our senior notes offering in March 2000, with a per share exercise price of $0.01. These warrants will become exercisable upon the earlier of (a) March 10, 2001 or (b) 180 days following the closing of our initial public offering.

(4) Reflects the value assigned to warrants issued in connection with our senior notes offering and other financing transactions. The value assigned to the warrants was calculated using the Black-Scholes pricing model (see Notes 6 and 8 to Consolidated Financial Statements).

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

     The pro forma net tangible book value of COLO.COM at March 31, 2000, was
$     million, or $     per share. Pro forma net tangible book value per share
represents total tangible assets less total liabilities, divided by the number of outstanding shares of common stock. After giving effect to the sale of the shares of common stock we are offering at an assumed initial
public offering price of $     per share, after deducting estimated underwriting
discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at March 31, 2000, would have been
$          million, or $     per share. This represents an immediate increase in
the pro forma as adjusted net tangible book value per share of $          to our
existing stockholders and an immediate dilution of $     per share to new
investors purchasing common stock in this offering, or approximately      % of
the assumed offering price of $     per share. The following table illustrates
this per share dilution:

Assumed public offering price per share...................              $
  Pro forma net tangible book value per share at March 31,
     2000.................................................  $
  Increase per share attributable to this offering........
                                                            --------
Pro forma as adjusted net tangible book value per share
  after this offering.....................................
                                                                        --------
Dilution per share to new investors.......................              $
                                                                        ========

     The following table shows on a pro forma as adjusted basis at March 31,
2000, after giving effect to the sale of the                shares of common
stock we are offering at an assumed initial public offering price of
$          per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses, the total consideration paid to us and the average price paid per share by existing stockholders and by new investors purchasing common stock in this offering:

                                     SHARES PURCHASED       TOTAL CONSIDERATION
                                   ---------------------   ---------------------   AVERAGE PRICE
                                    NUMBER    PERCENTAGE    AMOUNT    PERCENTAGE     PER SHARE
                                   --------   ----------   --------   ----------   -------------
Existing stockholders............                    %     $                  %       $
New investors....................                    %                        %
                                   --------     -----      --------     ------        -------
  Total..........................               100.0%     $             100.0%       $
                                   ========     =====      ========     ======        =======

     The computations in the table above assume no exercise of any stock options or warrants outstanding at May 31, 2000. As of May 31, 2000 there were options outstanding to purchase a total of 3,199,400 shares of common stock at a weighted average exercise price of $2.25 per share, and there were warrants outstanding to purchase a total of 7,103,945 shares of common stock at a weighted average exercise price of $0.71 per share. If any of these options or warrants are exercised, there will be further dilution to new investors purchasing common stock in this offering.

     In addition, we may issue stock, options or warrants in connection with acquisitions, strategic relationships, investments and attracting, retaining and compensating employees. These issuances may dilute the ownership interests of our stockholders, including new investors purchasing common stock in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included later in this prospectus. The following selected consolidated financial data for the period from our inception (April 2, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 has been derived from our audited consolidated financial statements included in the back of this prospectus. The statements of operations data for the three months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included in the back of this prospectus. In management's opinion, the unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, which we consider necessary for a fair presentation of our financial position and results of operations as of this date and for these periods. The results of operations for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the entire year.

                                                  PERIOD FROM         YEAR ENDED       THREE MONTHS ENDED
                                                   INCEPTION         DECEMBER 31,          MARCH 31,
                                                 (APRIL 2) TO      -----------------   ------------------
                                               DECEMBER 31, 1997    1998      1999      1999       2000
                                               -----------------   -------   -------   -------   --------
                                                                                          (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Revenue......................................       $   31         $   190   $   218   $    55   $    192
Operating costs and expenses:
  Cost of revenue............................           92             342       762       164      3,521
  Selling, general and administrative........           14           1,388     6,526       409      5,464
  Deferred compensation......................           --              --     1,248        --      2,258
  Depreciation and amortization..............            2              10       139        50        561
  Loss on lease and leasehold improvements...           --              --       921       610         --
                                                    ------         -------   -------   -------   --------
    Total operating costs and expenses.......          108           1,740     9,596     1,233     11,804
                                                    ------         -------   -------   -------   --------
Loss from operations.........................          (77)         (1,550)   (9,378)   (1,178)   (11,612)
Interest income..............................           --               7       491         2      2,659
Interest expense(1)..........................           (1)            (10)       --        --     (2,939)
                                                    ------         -------   -------   -------   --------
Net loss.....................................       $  (78)        $(1,553)  $(8,887)  $(1,176)  $(11,892)
                                                    ======         =======   =======   =======   ========
Basic and diluted net loss per share.........       $(0.03)        $ (0.28)  $ (1.86)  $ (0.26)  $  (1.49)
                                                    ======         =======   =======   =======   ========
Shares used in computing basic and diluted
  net loss per share.........................        2,612           5,554     4,771     4,461      7,985
                                                    ======         =======   =======   =======   ========
Pro forma basic and diluted net loss per
  share (unaudited)(2).......................                                $ (0.34)  $ (0.13)  $  (0.21)
                                                                             =======   =======   ========
Shares used in computing pro forma basic and
  diluted net loss per share
  (unaudited)(2).............................                                 26,460     8,717     57,155
                                                                             =======   =======   ========

                                                                    DECEMBER 31,
                                                              -------------------------    MARCH 31,
                                                                 1998          1999          2000
                                                              -----------   -----------   -----------
                                                                                          (UNAUDITED)
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $138        $198,412      $381,010
Property and equipment, net.................................      495          13,195        49,033
Restricted cash and cash equivalents(3).....................       --           2,162         3,765
Restricted investments(4)...................................       --              --        77,729
Total assets................................................      888         215,742       525,108
Current portion of notes payable, net of discount(5)........       --           1,464           478
Non-current liabilities, net of discount on long term notes
  payable(5)................................................       --           1,918       219,041
Total stockholders' equity..................................      476         202,688       279,332

-------------------------
(1) Excludes interest of $930,000 in 1999 and $591,000 in the three months ended March 31, 2000, which has been capitalized as a component of construction in progress, in accordance with generally accepted accounting principles.

(2) The calculation of pro forma net loss per share assumes the conversion of each outstanding share of preferred stock into one share of common stock as of the original issuance date.

(3) Reflects funds set aside as collateral for letters of credit issued under building lease agreements.

(4) Reflects investments set aside as collateral for the first four interest payments relating to our senior notes.

(5) The unamortized portion of the estimated fair value of warrants issued in connection with financing transactions is recorded as a discount to the related note payable. The actual amount payable on these obligations at March 31, 2000 is $303.4 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and the notes to those statements included later in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

OVERVIEW

     We are creating an international platform of colocation facilities, which we refer to as Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers to deliver high quality, broadband services and applications to their end users. We offer our customers best-in-class facilities, which provide environmentally and physically secure centers to deploy their equipment, the opportunity to interconnect with outside carriers and with our other customers, and technical assistance and consulting services. Our colocation, cross connection and service products will scale with our customers' needs both within facilities and across our international solution. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities.

     Since our inception in April 1997, our principal activities have included developing our business plan, raising capital, hiring management and other key personnel, developing our site selection criteria and our standard facility design, locating and securing sites, designing and constructing our Neutral Optical Hubs, and sales and marketing activities. We have generally experienced increasing quarterly operating losses and negative cash flows since inception, and we expect that our net losses and negative cash flows will increase significantly for the foreseeable future.

     As of May 31, 2000, we had entered into leases for 46 sites in the United States and Europe, of which 15 facilities were under construction and 11 facilities were ready for carriers and customers to install their equipment, of which seven facilities were generating revenue (excluding our first facility located in San Francisco (Mission Street) that we intend to close). We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of June 2001. As a result of this buildout strategy, we will significantly increase our cost of revenue and selling, general and administrative expenses.

     On average, we expect a new domestic facility of 25,000 square feet to cost approximately $10 million to construct and equip. Our business plan assumes that it will take approximately ten months from the date that we enter into a lease until the date a new Neutral Optical Hub begins generating revenue. Although we have successfully met this time frame for all of our facilities (excluding our first facility located in San Francisco (Mission Street)) which were generating revenue as of May 31, 2000, we have previously experienced and may continue to experience unforeseen delays and expenses in connection with our facility buildout program. We also may elect to defer construction of a facility until we have the capital available to complete construction. In addition, we have not yet demonstrated that we are able to manage the buildout of multiple facilities at the same time. We also do not know how long our sales cycle will be, but it is likely to be lengthy. Once a particular facility is generating revenue, we expect that it will take an extended period of time before it will have enough business to provide sufficient revenue to cover its expenses. We expect that it will cost more and take longer to construct, equip and begin generating revenue in international locations.

     In order to attract carriers to connect to our facilities, we plan to place circuit orders with approximately three carriers prior to completing construction of each facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 of our facilities, with aggregate monthly service charges of approximately $550,000. These charges become payable as carriers complete their connections to each facility. We expect that as customers connect to these carriers, these circuits and the related monthly charges will be assigned to these customers and thereby reduce our obligations to the carriers. However, we cannot assure you that we will be successful in assigning these commitments to our customers or that we will not be required to make substantial payments to carriers before we begin generating revenues from our customers. In addition to the 24 facilities with carrier service orders to be charged, 11 of our facilities either had carriers installed or connections on order without monthly service charges. We may also need to provide additional incentives to attract carriers to connect to our facilities. If we accelerate our expansion plans or develop additional facilities, this will likely increase the amount and duration of losses and our financing needs.

     In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjoining expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $921,000 in 1999 for the writedown of the leasehold improvements related to this facility, the termination of the lease on the adjacent expansion site and forfeiture of a security deposit and prepaid rent. We have made arrangements with all of the customers at our San Francisco (Mission Street) facility to relocate to our San Francisco (Townsend Street) or Emeryville, California facilities or to another facility of their choice. We accounted for the writedown of leasehold improvements and cancellation of the lease in 1999, but may be required to incur additional expenses in 2000 for costs related to this facility closure and in connection with relocating customers.

FACTORS AFFECTING FUTURE OPERATIONS

     REVENUE. We enter into contracts with our customers that typically have terms between one and ten years with varying renewal periods. Our revenue consists primarily of:

     - monthly fees for colocation services;

     - monthly fees for cross connecting our customers to communication carriers and other customers;

     - fees for technical support services; and

     - fees for installation services.

     Our revenue will increase as we open additional Neutral Optical Hubs. Over time, we intend to build upon our present service offerings by providing additional value-added services and eventually enabling customers to buy, sell and exchange services within each facility. Revenue for services other than installation is recognized as services are provided. Advance payments received from customers are deferred and recognized as revenue on a straight-line basis over the period in which service is provided.

     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. As of January 1, 2000, we began to recognize installation revenue over the life of the customer contract. The cost associated with customer installation and other services is expensed as incurred. There is no material impact on prior years' statements.

     COST OF REVENUE. Cost of revenue has historically consisted primarily of site-related employee salaries and benefits, rental payments on our Neutral Optical Hubs, payments for equipment, connectivity charges and other site-related operating expenses. We expect our cost of revenue to increase both in dollar amounts and as a percentage of revenue for the foreseeable future as a result of our buildout strategy.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of headquarters-related employee salaries and benefits, consulting fees, travel costs, sales commissions, rental payments and other occupancy costs at our headquarters location. We expect our selling, general and administrative expenses to increase both in dollar amounts and as a percentage of revenue for the foreseeable future as we build the infrastructure necessary to support our anticipated growth. However, we expect these expenses to eventually decline as a percentage of our revenue as we roll out additional Neutral Optical Hubs.

     DEFERRED COMPENSATION. In connection with the grant of certain stock options at various dates in 1999 and 2000, we recorded deferred compensation under stockholders' equity, representing the difference between the estimated fair value for accounting purposes of our stock on the dates of grant and the exercise prices. We are amortizing this deferred compensation amount over the vesting period of the underlying options or upon the lapsing of the restrictions on the applicable shares. We recorded a stock-based compensation expense resulting from the amortization of this deferred compensation amount in 1999 and the first quarter of 2000, and will recognize additional stock-based compensation expense in future periods as we amortize the $19.7 million deferred compensation remaining in stockholders' equity at March 31, 2000. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense consists of depreciation of capitalized construction costs, leasehold improvements, site equipment, furniture, fixtures and computer and office equipment and amortization of other assets. Capitalized costs include construction, cabling and on-site construction management costs as well as rent, utilities, direct costs and interest accrued during the construction phase. Depreciation of these costs begins once construction is complete and the facility is ready for carriers and customers to install their equipment.

     INTEREST INCOME. Interest income has been generated primarily from the unspent proceeds of our common and preferred stock offerings, our senior notes and funds received from various financing arrangements.

     INTEREST EXPENSE. Interest expense includes interest paid in cash as well as the amortization of the value of warrants issued in connection with our debt facilities and the amortization of deferred financing costs incurred in conjunction with our senior notes offering. We amortize the value of these warrants over the commitment period of the credit facility or the period in which the debt is outstanding. In accordance with generally accepted accounting principles, certain interest expense incurred during construction of our facilities is capitalized as a component of construction in progress.

     INCOME TAXES. We have operated at a net loss since inception and as a result we do not have a provision for income taxes. Deferred tax assets resulting from net operating losses and other temporary differences have been fully reserved.

RESULTS OF OPERATIONS

QUARTERS ENDED MARCH 31, 1999 AND 2000

     REVENUE. Our revenue increased 249% from $55,000 in the three months ended March 31, 1999 to $192,000 in the three months ended March 31, 2000. The increase in revenue resulted primarily from one customer at one of our Neutral Optical Hubs. The majority of this revenue is related to monthly fees for colocation services.

     COST OF REVENUE. Our cost of revenue increased 2,047% from $164,000 in the three months ended March 31, 1999 to $3.5 million in the three months ended March 31, 2000. This increase was primarily the result of increased headcount and site expenses, consisting of rent, utilities and other related costs at our Neutral Optical Hubs as well as a one-time non cash charge of $2.3 million for warrants issued to NEXTLINK.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 1,236% from $409,000 in the three months ended March 31, 1999 to $5.5 million in the three months ended March 31, 2000. The increase was primarily due to an increase in headcount and related costs. We hired additional personnel in anticipation of future growth and increased the number of employees who perform headquarters-based functions. Our headcount increased from 11 at March 31, 1999 to 161 at March 31, 2000. Our occupancy and rental costs increased as a result of the expansion of our corporate office to accommodate our larger headcount.

     DEFERRED COMPENSATION. Amortization of deferred compensation increased from $0 in the three months ended March 31, 1999 to $2.3 million in the three months ended March 31, 2000. The increase was due to the increase in deferred compensation in connection with the grant of stock options subsequent to March 31, 1999. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expenses have increased 1,022% from $50,000 in the three months ended March 31, 1999 to $561,000 in the three months ended March 31, 2000. The increase was the result of the commencement of depreciation at three additional Neutral Optical Hubs in the first quarter of 2000. The increase is also due to additional computer equipment and office furniture at our expanded corporate office.

     LOSS ON LEASE AND LEASEHOLD IMPROVEMENTS. Our costs associated with the loss on lease and leasehold improvements decreased from $610,000 in the three months ended March 31, 1999 to $0 in the three months ended March 31, 2000. In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjacent expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $610,000 in the three months ended March 31, 1999.

     INTEREST INCOME. Our interest income increased 132,850% from $2,000 in the three months ended March 31, 1999 to $2.7 million in the three months ended March 31, 2000. This increase was due to interest earnings on the net proceeds of our Series C preferred stock offering in December 1999 and our senior notes offering in March 2000

     INTEREST EXPENSE. Our interest expense increased from $0 in the three months ended March 31, 1999 to $2.9 million in the three months ended March 31, 2000. The increase was due to accrued interest on the $300 million of senior notes issued in March 2000 and our other financing vehicles. An additional $591,000 of interest is capitalized and included as construction in progress in the first quarter of 2000.

YEARS ENDED DECEMBER 31, 1998 AND 1999

     REVENUE. Our revenue increased 15% from $190,000 in 1998 to $218,000 in 1999. This increase came from additional customers at our San Francisco (Mission Street) facility as well as increased technical support services provided to customers.

     COST OF REVENUE. Our cost of revenue increased 123% from $342,000 in 1998 to $762,000 in 1999. This increase was primarily the result of increased headcount at our new Neutral Optical Hubs and variable costs related to the increased headcount.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 370% from $1.4 million in 1998 to $6.5 million in 1999. This increase was primarily the result of increased salaries and related expenses. We hired additional personnel in anticipation of future growth and increased the number of employees who perform headquarters-based functions from nine at December 31, 1998 to 64 at December 31, 1999. Our occupancy and rental costs increased as a result of the expansion of our corporate office to accommodate our larger headcount. Additionally, consulting costs increased as we developed our site selection criteria and standardized facility design, located and secured sites and evaluated our compensation structure.

     DEFERRED COMPENSATION. Amortization of deferred compensation increased from $0 in 1998 to $1.2 million in 1999. The increase was due to the increase in deferred compensation in connection with the grant of stock options in 1999. All deferred compensation relates to selling, general and administrative expenses.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expense increased 1,290% from $10,000 in 1998 to $139,000 in 1999. This increase was primarily the result of depreciation on computer and office furniture and equipment at our expanded corporate office and depreciation associated with leasehold improvements at our existing San Francisco (Mission Street) facility.

     LOSS ON LEASE AND LEASEHOLD IMPROVEMENTS. Our costs associated with the loss on lease and leasehold improvements increased from $0 in 1998 to $921,000 in 1999. In early 1999, our new management team determined that our first facility located in San Francisco (Mission Street) and the adjacent expansion site did not meet our technical criteria and decided to close it. As a result, we recognized a charge of $921,000 in 1999, which consisted of $449,000 in the writedown of the leasehold improvements related to this facility and $472,000 for the termination of the lease on the expansion site and related legal costs, and forfeiture of a security deposit and prepaid rent.

     INTEREST INCOME. Our interest income increased 6,914% from $7,000 in 1998 to $491,000 in 1999. This change was primarily the result of interest earnings on the unspent proceeds of our Series B preferred stock offering in April 1999 and Series C preferred stock offering in December 1999.

     INTEREST EXPENSE. Our interest expense decreased from $10,000 in 1998 to $0 in 1999. This change is primarily the result of capitalizing interest costs incurred during the construction of various Neutral Optical Hubs in 1999.

FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997 AND FOR THE YEAR ENDED DECEMBER 31, 1998

     REVENUE. Our revenue increased 513% from $31,000 in 1997 to $190,000 in 1998. This increase was due to the fact that our first facility opened in January 1998, and we recognized minimal revenue from consulting services prior to the opening of this facility.

     COST OF REVENUE. Our cost of revenue increased 272% from $92,000 in 1997 to $342,000 in 1998. This increase was primarily the result of increased salaries and consulting costs in connection with the increased headcount concurrent with opening our first facility in January 1998. Rent and other costs have also increased as a result of opening of our first facility in January 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Our selling, general and administrative expenses increased 9,814% from $14,000 in 1997 to $1.4 million in 1998. This increase was primarily the result of increased salaries and related expenses, higher marketing costs associated with our initial marketing efforts and consulting expenses incurred to support our growing business. In anticipation of future growth, we increased the number of employees who perform headquarters-based functions from two at December 31, 1997 to nine at December 31, 1998. Our travel and occupancy costs also increased as a result of the increase in personnel.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization expense increased 400% from $2,000 in 1997 to $10,000 in 1998. This increase was primarily the result of the expansion of our corporate office as well as the purchase of computer equipment necessary to support our business, as well as the depreciation of leasehold improvements related to our San Francisco (Mission Street) facility.

     INTEREST INCOME. Our interest income increased from $0 in 1997 to $7,000 in 1998. This change was primarily the result of interest earnings on the unspent proceeds of our sale of common stock and short-term borrowings during 1998.

     INTEREST EXPENSE. Our interest expense increased 900% from $1,000 in 1997 to $10,000 in 1998. This change is primarily the result of additional interest expense on short-term borrowings in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our business primarily from approximately $498.3 million of net proceeds from the sale of our preferred stock to venture capital firms and other individual, institutional and strategic investors and issuance of our senior notes. In 1998 and 1999, we received approximately $2.0 million in net proceeds from the sale of our Series A preferred stock. In April 1999, we received $12.2 million in net proceeds from the sale of our Series B preferred stock. In December 1999, we received $193.6 million in net proceeds from the sale of our Series C preferred stock. In March 2000, we received $290.3 million of net proceeds from the issuance of our senior notes.

     Our capital expenditures were approximately $71,000 in 1997, $436,000 in 1998, $12.4 million in 1999 and $35.7 million in the three months ended March 31, 2000. These expenditures were incurred primarily to build out our colocation facilities and corporate office. Our capital expenditures will be substantially higher in future periods in connection with the construction of Neutral Optical Hubs in the U.S. and internationally. As of March 31, 2000, we had committed capital expenditures of approximately $52.7 million relating to the build out of our Neutral Optical Hubs. Through June 2001, we plan to make total capital expenditures estimated in excess of $400 million, primarily to build out 40 Neutral Optical Hubs, to expand our headquarters and to install and upgrade our information systems. We will also need to fund our net losses, which we expect will increase substantially.

     As of March 31, 2000, we are obligated to make minimum base payments on non-cancelable leases for 36 Neutral Optical Hub sites and our corporate office of $9.7 million in the last nine months of 2000, $17.3 million in 2001, $18.2 million in 2002, $18.7 million in 2003,

$18.4 million in 2004 and $122.5 million in subsequent years. Our lease obligations will increase substantially in future periods as we enter into additional leases.

     In order to attract carriers to connect to our facilities, we plan to place circuit orders with approximately three carriers prior to completing construction of each facility. These orders will generally require us to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of May 31, 2000, we had placed orders with multiple carriers to connect to 24 of our facilities, with aggregate monthly service charges of approximately $550,000. These charges become payable as carriers complete their connections to each facility. In addition to the 24 facilities with carrier service orders to be charged, 11 of our facilities either had carriers installed or connections on order without monthly service charges. In the event that we experience delays in installing customers in our facilities, or those customers do not want services from the carriers which we have brought into a facility, we may be required to make substantial payments to these carriers.

     Net cash used in operating activities was $66,000 in 1997, $1.3 million in 1998, $7.7 million in 1999 and $4.9 million in the three months ended March 31, 2000. Net cash used in operating activities in each of these periods was primarily due to our net losses and increases in deposits, prepaid and other current assets, offset in part by depreciation and increases in accounts payable, accrued expenses, deferred compensation and the loss on lease and leasehold improvements.

     Net cash used in investing activities was $71,000 in 1997, $436,000 in 1998, $12.0 million in 1999 and $97.5 million in the three months ended March 31, 2000. Net cash used in investing activities in each of these periods was primarily used to fund capital expenditures. In 1999 and the three months ended March 31, 2000, we also set aside funds as collateral for letters of credit issued under building lease agreements. In March 2000, we set aside approximately $77.7 million of funds as collateral for the first four interest payments of the senior notes under the terms of that offering.

     Net cash provided by financing activities was $172,000 in 1997, $1.8 million in 1998, $218.0 million in 1999 and $285.0 million in the three months ended March 31, 2000. In 1997, this amount consisted primarily of $119,000 in net proceeds from our issuance of notes payable and $53,000 from our sale of common stock. In 1998, this amount included primarily $2.0 million in net proceeds from our issuance of Series A preferred stock, offset in part by $160,000 from our repayment of notes payable and $30,000 from our repurchase of common stock. Net cash provided by financing activities in 1999 consisted primarily of $12.2 million in net proceeds from our Series B preferred stock financing, $193.6 million in net proceeds from our Series C preferred stock financing, $6.1 million in net borrowings under our loan facilities and revolving line of credit and $205,000 from our sale of common stock. Net cash provided by financing activities in the three months ended March 31, 2000 consisted primarily of $290.3 million in net proceeds from our senior notes offering, less preferred stock issuance costs of $5.9 million, which were paid during the three months ended March 31, 2000.

     We have an equipment and tenant improvement financing agreement with MMC/GATX Partnership and other lenders. This agreement provides financing of up to $17.0 million for construction costs and the purchase of equipment at our Los Angeles and Vienna, Virginia, facilities. Amounts may be borrowed under this agreement through December 31, 2001, subject to certain conditions. The interest rate is set at the applicable U.S. treasury note yield to maturity plus 3.93%. The principal and interest on each advance is payable in 42 equal monthly installments commencing on the first day of the month immediately following the advance date, plus a final payment of 10% of the original advance. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. As of March 31,

2000, we had outstanding borrowings of $1.2 million under this facility, and $15.7 million was available for future borrowing, subject to certain conditions.

     We have an equipment and tenant improvement financing agreement with Comdisco, Inc. This agreement provides financing of up to $7.0 million for construction costs and the purchase of equipment at our Chicago and Emeryville, California facilities. Amounts may be borrowed under this agreement through August 31, 2000, subject to certain conditions. The credit line bears interest at 8.25%. The principal and interest on each advance is payable in 42 equal monthly installments commencing on the first day of the month immediately following the advance date, plus a final payment of 15% of the original advance. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. As of March 31, 2000, we had outstanding borrowings of $2.2 million under this facility, and $4.6 million was available for future borrowing, subject to certain conditions.

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated operating losses, interest expense and capital expenditure requirements through at least the completion of our intended 40-facility buildout plan by the end of June 2001. However, we could be incorrect. Our available cash resources and the net proceeds from this offering will not be sufficient to complete all of the facilities for which we may lease sites. However, we are able to control the deployment of our facilities and do not intend to begin construction on a facility unless we have the capital available to complete construction. We will need to raise additional funds to expand beyond 40 facilities and to fund any related operating losses, to develop new or enhance existing services or applications, or to respond to competitive pressures. We anticipate that we may incur a substantial amount of additional debt under a credit facility that we may enter into during 2000. If adequate funds are not available on acceptable terms, our business, results of operations and financial condition could be harmed. See "Risk Factors -- We will need significant additional funds, which we may not be able to obtain."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. We do not use derivative financial instruments in our investment portfolio. We place our investments with high quality issuing institutions in the U.S. and, by policy, limit the amount of risk by investing primarily in demand deposits and government securities. We do not have a significant amount of floating rate debt, and do not believe that an increase or decrease in interest rates would significantly increase or decrease our interest expense on debt obligations. We do not currently have any significant foreign operations and thus are not currently materially exposed to foreign currency fluctuations.

RECENT ACCOUNTING PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on the capitalization of the costs incurred for computer software developed or obtained for internal use. We adopted the new standard in 1999, although the impact on our 1999 financial statements was not significant.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Adoption of this statement in fiscal 1999 did not have a material impact on our consolidated financial statements; we have historically expensed all of our startup costs as incurred.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amended SFAS No. 133. We do not currently engage in derivative activity and do not expect the adoption of this standard to have a material effect on our results of operations, financial position or cash flows.

                                    BUSINESS

     We are creating an international platform of colocation facilities, which we refer to as Neutral Optical Hubs, in which our customers can install equipment, connect to a choice of network providers and connect with our other customers to deliver high quality broadband services and applications to their end users. We believe our Neutral Optical Hubs will be best-in-class facilities that will offer a broad choice of network providers and the most flexible means to access these providers that allow our target customers to deliver high quality, broadband services and applications to their end users. We are not a communications carrier, and because our facilities are carrier neutral, our customers will be able to connect their communications equipment located in our facilities to any of the carriers that are connected to our facilities. As of May 31, 2000, we had signed contracts with 53 customers to locate equipment in one or more Neutral Optical Hubs. Our customers currently include:

     - Internet-based businesses, such as Campsix, Inc., RateXchange Corporation and ShockWave.com, Inc.;

     - Application service providers, such as Evolve Software, Inc. and Musicbank, Incorporated;

     - Internet service providers, such as InterNAP Network Services Corporation; Madge Networks, N.V., The Masterlink Group, Inc. and SAVVIS Communications Corporation;

     - Competitive local phone companies, such as Mpower Communications Corp., Telseon Inc. and 2nd Century Communications Inc.; and

     - Other voice and data communications companies, such as MCI WorldCom and NeuMedia Inc.

     We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment in metropolitan areas by the end of June 2001, including multiple facilities in certain geographic regions. With this broad footprint and proximity to our customers' end users, we believe our Neutral Optical Hubs will become the preferred platform for companies that want to optimize service for their end users and will facilitate business-to-business commerce among our customers. As of May 31, 2000, we had signed leases for 46 facilities in the United States and Europe totaling more than 1.1 million square feet, of which we had 11 facilities in the U.S. ready for carriers and customers to install their equipment.

MARKET OPPORTUNITY

     The deregulation of the telecommunications industry and the significant growth in Internet users and bandwidth intensive applications has increased the demand for and strained the performance of the existing communications infrastructure. According to International Data Corporation, the number of Internet users worldwide is expected to grow from 160 million at the end of 1998 to 500 million at the end of 2003. This rapid growth has resulted in performance problems across the Internet, including problems with latency, data loss and security. These and other problems are impacting the ability of our target customers to effectively use the Internet for new services such as voice-over-Internet protocol and some applications that use streaming and broadcast capabilities. Content distribution companies and advanced switch providers have been able to improve existing bottlenecks and network congestion through technology, but depend on others to provide facilities and interconnect networks.

     Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies all face challenges to effectively provide high-quality services due to the inadequacies of the present infrastructure. Internet-based businesses and application service providers need reliable, high-performance delivery of their products and services. This need is growing as bandwidth intensive applications increase, end-users become more sophisticated and performance expectations increase. Internet service providers require sophisticated user connections and peering arrangements in order to deliver their services to the broadest array of customers by the most efficient means of transport. Competitive local phone companies need broadly distributed local access to successfully deliver their services and are still dependent on the incumbent local phone companies for access. Other voice and data communications companies need to stay competitive in a market with many emerging providers and technologies. While attempting to keep pace with new technology and deliver quality services, each of these businesses rely on an infrastructure that is not designed for current demands.

     In order to enhance performance, businesses require a systems architecture and platform that is distributed close to their end users. Our target customers have traditionally had the limited choices of building their own facilities or colocating their equipment in carrier operated facilities, carrier hotels or web-hosting facilities. Building a facility can take a substantial amount of time, capital and expertise that would be better focused on the core business. In an attempt to improve their service performance and focus on their core competencies, many Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and network providers have turned to colocation, which enables them to outsource key components of their operations.

     The current options available for colocation services all have limitations that restrict our target customers from providing the necessary service offerings that their customers demand. The following are the current colocation alternatives:

     CARRIERS. Historically, carrier colocation facilities have provided limited support of customers' equipment, limited or no flexibility in carrier choice, and limited availability of space, resulting in dependence on a specific carrier and higher costs. For example, local phone companies' central offices provide interconnection to only their networks and do not provide the scalability essential to our target customers.

     CARRIER HOTELS. These facilities may offer flexibility in choice of carrier and interconnection among tenants, but typically provide limited support and coordination of network services. In addition, they are typically single site facilities which do not provide our customers a solution for widespread network deployment.

     WEB-HOSTING FACILITIES. These facilities typically create dependence on the services and the network provided by the facility operator. In addition, these facilities do not typically accommodate customers in the telecommunications industry. In some instances, these operators may require customers to use their services exclusively, which may result in higher prices and limited flexibility in network deployment for our target customers.

     IDC predicts that the U.S. market for Internet hosting, consisting of shared server hosting, several categories of dedicated server hosting, including the colocation market in which we compete, and related services, will grow from an estimated $3.7 billion in 2000 to $18.9 billion in 2003. Within this market, IDC predicts that the market for colocation services, will be one of the fastest growing segments growing from an estimated $710 million in 2000 to $4.2 billion in 2003. However, all of these estimates include charges for bandwidth, which we do not provide. Although we are not aware of any similar forecast for growth in the overall telecommunications services provider market or in the market for colocation of telecommunications equipment, we expect the growth of these markets to be significant.

THE COLO.COM SOLUTION

     We believe that our neutral colocation solution addresses the limitations of the traditional alternatives. We will provide customers with cabinet, pre-configured and custom cage space for their equipment, connections to a choice of carriers and technical services and support in all facilities across our broad geographic presence. Our solution is carrier neutral, cost-effective, flexible and scalable, and our facilities will be widely deployed and staffed with trained Internet and telecommunications technicians. We believe our solution provides the foundation for building networks that enable customers to locate equipment close to end users, thereby enhancing performance and enabling them to provide more competitive service offerings to their end users. Our Neutral Optical Hubs will offer a number of compelling advantages to our customers, including:

     INTERNATIONAL PLATFORM AND RAPID TIME TO MARKET. We believe that the ability to rapidly deploy equipment close to their end users is a critical success factor for our customers. We intend to have at least 40 Neutral Optical Hubs generating revenue or ready for carriers and customers to install their equipment by the end of June 2001, including multiple locations in certain metropolitan areas. With such a broad footprint and proximity to our customers' end users, we offer to our customers the ability to accelerate the deployment and expansion of their services. By using our Neutral Optical Hubs, we enable our customers to better focus on their core competencies.

     NETWORK AND SERVICE NEUTRALITY. Our Neutral Optical Hub solution is designed to offer our customers choices in network and service providers to enable them to meet current and future market needs and technology demands. Each Neutral Optical Hub will have multiple carrier and connectivity options to provide a solution that meets each customer's network objectives. We will offer connectivity choice and flexibility from longhaul to local, Internet protocol to wireless and dark fiber to gigabit ethernet. We also offer our customers choice in managed services and network integration, both through our own services and those developed through strategic relationships with third party service providers.

     COST SAVINGS. Because our facilities are neutral and will have a diverse population of carriers and service providers, we expect that our customers will be able to obtain competitive pricing and benefit from the aggregated purchasing power of colocating with many other high bandwidth users. In addition, we expect that our professional service offerings will help our customers manage their equipment in our facilities and reduce their overhead expenses.

     BEST-IN-CLASS FACILITIES. We believe that our Neutral Optical Hubs will be superior or equal to other colocation alternatives. We have designed our facilities to offer our customers technologically advanced, redundant systems intended to provide uninterruptible electrical power availability, temperature and humidity control, fire detection and suppression systems and security systems. Our facilities are engineered to conform to a high set of standards that define a rigid and extensive set of performance, quality, environmental and safety requirements.

     SUPERIOR CUSTOMER SERVICE. Substantially all of our facilities have technicians, who are trained in Internet and telecommunications networks and equipment, available on site 24 hours a day, seven days a week. Our technicians are available to assist our customers in diagnosing and repairing customers' network equipment problems and installing customer equipment. We also may offer customers access to experienced network technicians to help configure and test networks as well as for more technically complex tasks. Each of our Neutral Optical Hubs has an operations control center that monitors all aspects of the facility through a comprehensive facility management system.

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

OUR STRATEGY

     To achieve our goal of becoming the premier, international, single-source supplier of carrier neutral colocation facilities to our targeted customer base, our strategy is to:

     BE FIRST-TO-MARKET WITH BROAD GEOGRAPHIC PRESENCE. Our strategy is to be first-to-market with a broad geographic presence to provide a Neutral Optical Hub solution to Internet-based businesses, application service providers, Internet service providers, competitive local exchange phone companies and other voice and data communications companies. We intend to quickly build Neutral Optical Hubs in metropolitan areas across North America and eventually Europe and Asia to become the first provider of carrier neutral colocation facilities with a broad domestic and international presence.

     MAINTAIN NEUTRALITY. We are not a communications carrier. We believe that by operating carrier neutral facilities, we will be able to offer our target customers the opportunity to select among many network providers and to negotiate terms with the providers of their choice. We also believe that by remaining neutral, we will be more likely to attract multiple carriers to connect to our facilities. In addition, we intend to continue to offer our customers choice in managed services and network integration through services developed through strategic relationships with third party service providers.

     STRATEGICALLY DEPLOY MULTIPLE NEUTRAL OPTICAL HUBS IN KEY GEOGRAPHIC REGIONS. We believe that by deploying multiple Neutral Optical Hubs in one geographic region, we will provide the foundation for networks that enable customers to locate equipment in closer proximity to end users, thereby enhancing performance and enabling them to provide more competitive service offerings. We also believe this strategy will enable us to establish a market presence more quickly and provide benefits from being on different power grids and with better access to local telecom facilities.

     ENTER INTO STRATEGIC AND COMMERCIAL RELATIONSHIPS TO EXTEND OUR SALES REACH. We intend to enter into strategic and commercial relationships with companies such as communications service providers, who may attract additional customers, and communications equipment companies, who may both locate equipment in our sites and resell our space. We believe that such relationships are valuable because they could accelerate our revenue growth, support our Neutral Optical Hub branding process, decrease our cost of sales, extend our sales reach and contribute to further network provider diversity within our facilities.

     EXPAND OUR SERVICE OFFERINGS AND ENABLE MARKETPLACE EXCHANGES. Over time, we intend to expand upon our current service offerings by providing additional value-added services, either through internal development, acquisitions or partnerships. These future service offerings may include developing switching capabilities among customers, more efficient distribution of content from peering points to end users, and an expanded scope of technical services for network consulting and support. Some of these additional service offerings may eventually enable our customers to efficiently buy, sell and exchange services with other customers within the same facility, thereby making our Neutral Optical Hubs more attractive as commerce centers for growth and interconnection of voice and data networks. In addition, because our Neutral Optical Hubs will house both Internet and telecommunications network equipment, we may eventually provide our customers with a platform on which Internet and telecommunications customers may connect to each other to provide integrated voice, data and Internet services, facilitating future applications.

     BUILD THE COLO.COM BRAND. We intend to build recognition of the COLO.COM brand through our best-in-class facility design, direct and indirect channel sales, and an aggressive communications strategy including public relations campaigns, industry trade show participation, channel marketing programs and targeted advertising programs. In particular, we have designed our Neutral Optical Hubs to provide a standardized layout, color scheme and overall recognizable look and feel.

SERVICE OFFERINGS

     We offer our customers best-in-class colocation facilities, which provide environmentally and physically secure centers to deploy their equipment, the opportunity to interconnect with outside carriers and with our other customers, and technical assistance and consulting services. The colocation, cross connection and service and support offerings can grow with our customers' needs. Our current offerings and their benefits include:

----------------------------------------------------------------------------------------------
          OFFERINGS                      DESCRIPTION                   CUSTOMER BENEFIT
----------------------------------------------------------------------------------------------
 COLOCATION
    - Cabinets (designed to     - Customer controlled, secure   - Security
fit standard Internet or          equipment areas in multiple
telecom size equipment)         size offerings                  - Flexibility of size
    - Cages (available in
      preconfigured sizes or
      custom sizes)
----------------------------------------------------------------------------------------------
 CROSS CONNECTIONS
    - DS-1                      - Connects customers to         - Choice of carriers and
                                  carriers and other customers    negotiated terms
    - DS-3
    - Demuxed DS-3
    - Single-mode fiber
    - Multi-mode fiber
    - 10/100 ethernet
----------------------------------------------------------------------------------------------
 SERVICE AND SUPPORT
    - Long-term contracts       - 24 x 7 on-site technical      - No necessity to hire staff
                                  support                       to support equipment located
    - Hourly service                                                at our Neutral Optical
                                - Technical support services,       Hubs
                                  including status reporting,
                                  cross connection testing,     - Fast response to customers'
                                  and smart hands                 equipment and network
                                                                  problems
                                - Installation of colocation
                                  equipment and cross
                                  connections
                                - Comprehensive tracking of
                                  service requests
                                - Conference facilities
----------------------------------------------------------------------------------------------

     Our pre-packaged service options vary based on the number of hours of technical support requested. In the future, we plan to build upon our present offerings by providing additional value-added services, either directly or through partnerships. These future service offerings may include developing switching capabilities among customers, more efficient distribution of content from peering points to end users, web-enabled remote monitoring of customer equipment, and an expanded scope of technical services for network consulting and support.

     OPERATIONS CONTROL CENTERS AND FACILITIES MONITORING

     Each Neutral Optical Hub has an operations control center that monitors all aspects of the facility through a comprehensive facility management system. This system collects data on more than 200 variables per location and provides real time monitoring of all aspects of facility health, including customer power utilization, power trend analysis and power-based alarming. We are currently developing a web extension of this architecture to provide a common set of customer-viewable facility metrics, power utilization reports, power trend reports, and to allow both distributed and centralized monitoring of our facilities. We believe that this management flexibility will allow individual Neutral Optical Hubs to be self-supporting, supported from a "sister site," or supported from our corporate headquarters in Brisbane, California.

     CUSTOMER SERVICE

     We believe that customer satisfaction is a critical component to growing our business. We have designed a comprehensive customer service program that focuses on the customer deployment process and post-deployment requests through our 24 x 7 customer service center.

     Customer deployment phase: We assign a dedicated account specialist to each customer/account to ensure that the processing of each customer order and installation is handled expeditiously. Account specialists will be highly versed in their assigned accounts and will be personally responsible to support the customer.

     Customer post-deployment: Once the installation process is complete, customers can make service requests through our customer service center (1-877-FYI-COLO). Based on the nature of the call, a customer service representative will expedite a service request ticket to one of our 24 x 7 on-site support staff.

     On-site support services: Our Internet and telecommunications network and equipment trained technicians are available at all times to assist our customers in diagnosing and repairing network equipment problems and installing equipment. We also may offer customers access to experienced network technicians to help configure and test networks as well as for more technically complex tasks.

CUSTOMERS

     Our target customers are Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies. Our customers include:

     INTERNET BASED BUSINESSES

     - Campsix, Inc., a business-to-business Internet incubator.

     - RateXchange Corporation, a centralized, online marketplace that brings buyers and sellers of telecom capacity together.

     - Shockwave.com, Inc., the provider of Shockwave Player, a Web standard for entertaining, engaging and rich media playback.

     APPLICATION SERVICE PROVIDERS

     - Evolve Software, Inc., a provider of solutions that automate the service chain.

     - Musicbank, Incorporated, a streaming music service for major record labels, music retailers, artists and the general public.

     INTERNET SERVICE PROVIDERS

     - InterNAP Network Services Corporation, a provider of Internet connectivity services targeted at businesses seeking to maximize the performance of Internet-based applications.

     - Madge Networks N.V., a networking and Internet services provider, specializing in managed networks, Web and application hosting, enterprise local area networking products and video networking.

     - The Masterlink Group, Inc., an Internet services company, providing professional website development and design services, website hosting, e-commerce development tools, Internet access, and database integration services.

     - SAVVIS Communications Corporation, a global internetworking solutions provider offering high-quality, high-speed Internet and networking services to corporate users, web centric companies and local/regional Internet service providers. Together with its parent company, Bridge Information Systems, a provider of financial news and information, SAVVIS provides bundled content, security and managed data networking services.

     COMPETITIVE LOCAL PHONE COMPANIES

     - Mpower Communications Corp. (formerly MGC Communications, Inc.), a provider of facilities based integrated communication services including Internet, voice over DSL, local phone service, custom calling features and long distance services to small and medium size businesses.

     - Telseon Inc. (formerly Cmetric), a provider of gigabit bandwidth fiber-based data services to enterprises, Internet service providers, and network provider partners by exploiting ethernet and fiber optics technology.

     - 2nd Century Communications Inc., a provider of advanced computing applications integrated with voice and data communications over a unified network to small and medium-sized businesses.

     NETWORK PROVIDERS

     - MCI WorldCom, a provider of facilities-based and fully integrated local, long distance, international and Internet services.

     - NeuMedia Inc., a provider of fiber optic network services.

     In the three months ended March 31, 2000, our three largest customers were Mpower, IXNet, Inc. and Megawatts, from whom we received approximately 61%, 18% and 5% of our revenue, respectively. In 1999, our three largest customers were IXNet, Megawats and KIVEX, from whom we received approximately 56%, 23% and 11% of our revenue, respectively. In 1998, our three largest customers were MediaOne Group, Inc., Megawats and IXNet from whom we received approximately 34%, 31% and 11% of our revenue, respectively.

SALES AND MARKETING

     DIRECT SALES FORCE. We have a direct sales force to market our Neutral Optical Hub solution to our target customers. We are organizing our sales force along both account-specific and geographic lines. We have five sales regions in the U.S. and intend to establish two additional international sales regions. Each region will have a sales director, sales representatives and sales engineers who handle the technical issues that may arise in our sales process. At May 31, 2000, we employed 62 people in our sales and sales engineering divisions, and we intend to continue to grow our sales force rapidly.

     INDIRECT SALES CHANNELS. We are also building and exploring additional distribution channels, including indirect sales channels for our product offerings by strategically targeting partners that have relationships with prospective customers requiring a colocation solution. For example, we currently have an agreement with Nortel for an option on space in our Neutral Optical Hubs for use by Nortel's customers to place equipment purchased from Nortel. This provides us with an indirect sales channel and allows Nortel to deploy its switches more quickly. Other channel relationships include InterNAP, Band-X, Avcom, Cat Technologies and Extreme Networks.

     MARKETING. Our marketing efforts are focused on building a world-wide brand through actively communicating a value proposition that establishes COLO.COM as the premier provider of a widely distributed infrastructure where customers can locate their equipment close to end users and partners and quickly and easily deploy applications and services for their customers. We believe that brand recognition is critical in developing market leadership. We intend to build our services into a world class brand through a recognizable standard look and feel of our Neutral Optical Hubs and an aggressive communications strategy including public relation campaigns, trade show participation, channel marketing programs and targeted advertising.

STRATEGIC AND COMMERCIAL RELATIONSHIPS

     We have entered into strategic relationships with NEXTLINK, Nortel, and MasTec and Skanska, each of whom also made equity investments in COLO.COM, and a commercial relationship with InterNAP.

     NEXTLINK. NEXTLINK has an option to locate its equipment in 20 of our Neutral Optical Hubs and to provide connectivity in the form of both fiber and wireless connections to our customers in these facilities. NEXTLINK also received a warrant to purchase our Series C preferred stock, which became exercisable in the first quarter of 2000 as a result of NEXTLINK initiating the process of connecting its network to ten of our Neutral Optical Hubs. NEXTLINK purchased approximately $5 million of our Series C preferred stock.

     NORTEL. Nortel has an option on space in our Neutral Optical Hubs for use by its customers who want to buy Nortel equipment and need a place to locate it. This provides us with an indirect sales channel and allows Nortel to deploy its switches more quickly. Nortel purchased approximately $5 million of our Series C preferred stock and we have agreed to acquire $5 million of equipment from Nortel before December 31, 2001.

     MASTEC AND SKANSKA. MasTec and Skanska have agreed to build 22 of our Neutral Optical Hubs in North America. In addition, MasTec and Skanska each purchased approximately $2.5 million of our Series C preferred stock in December 1999.

     INTERNAP. We have also entered into a commercial relationship with InterNAP that gives it reseller rights with respect to its space in our San Francisco (Townsend Street) facility for the purpose of selling value-added services to its customers. InterNAP has also designated COLO.COM as a preferred colocation provider.

FACILITY BUILDOUT

     SITE SELECTION AND LEASING. We have engaged two large commercial real estate brokers, Cushman & Wakefield in the U.S. and Canada, and Jones Lang LaSalle in Europe, to identify and evaluate potential targeted sites for our facilities. To ensure consistent quality and uniform facilities, we have developed an exacting set of standards for the features of the spaces that we lease and a 60-point site selection checklist. One of our most important criteria is proximity to network facilities. Using these standards, our real estate staff evaluates each potential site, ranks them and then makes its selection. Detailed proposal requirements and our own lease form with sample lease amendments allow us to expedite the leasing process.

     FACILITY DESIGN. We have designed a comprehensive facility model based on a rigorous set of standardized engineering specifications that will be applied to each facility we build. We design our facilities to provide exacting environmental controls and physical security as well as fully redundant, technologically advanced electrical power, air conditioning and fire suppression systems. We believe that our design specifications will lead to high quality facilities that we can construct rapidly.

     FACILITY CONSTRUCTION. We have teamed with leading project management and construction firms to build our facilities in accordance with our construction criteria. These firms include MasTec North America, Inc. of Miami, Florida and Sordoni Skanska Construction Company of Parsippany, New Jersey; DPR Construction of Redwood City, California; and Total Site Solutions of Beltsville, Maryland for facilities in the United States and Jones Lang LaSalle for facilities in Europe. Each of these firms has expertise in architecture, engineering, and the permitting process as well as the skills to manage local contractors.

     CUSTOMER INSTALLATION AND CONNECTIVITY. Once we have completed construction of a Neutral Optical Hub, some time is required for customers and carriers to stage, configure and install their equipment, and for customers to connect to the carriers. Systems testing and further staff training also occurs during this time. At the end of this period, we expect that the facility will begin generating revenue.

     On average, we expect a new domestic facility of 25,000 square feet to take approximately ten months from entering into a lease to generating revenue and cost approximately $10 million to construct and equip. On average, we expect a new international facility of 50,000 square feet to take approximately twelve months from entering into a lease to generating revenue and cost approximately $25 million to construct and equip. We may elect to defer construction of a facility until we have the capital available to complete construction.

COMPETITION

     The market for colocation services is expanding. The main barriers to entry are access to capital, the time needed to assemble a management team and build out facilities, and the ability to secure a first-to-market advantage. We have targeted the developing neutral colocation segment of the broader market for colocation services. Although there are a number of companies developing businesses similar to ours, in most metropolitan areas there are currently a limited number of providers of neutral colocation facilities operating. We expect other companies to enter this market segment if there is sufficient demand for neutral colocation services.

     In addition to competing with other neutral colocation providers, we will compete with traditional colocation providers, including local phone companies, long distance phone companies, Internet service providers and web-hosting facilities. Most of these competitors have greater resources, more customers, longer operating histories, greater brand recognition and more established relationships than we have. We believe our neutrality provides us with an advantage over these competitors. However, these competitors could offer colocation on neutral terms, and may start doing so in the metropolitan areas where we establish operations. If this occurs, we could face increased price competition.

     The Telecommunications Act requires incumbent local exchange carriers to provide non-discriminatory colocation to telecommunications carriers that wish to interconnect with the incumbent local exchange carrier's networks or obtain access to incumbent local exchange carrier-provided unbundled network elements. In 1996, the Federal Communications Commission adopted initial rules to implement this provision and, in 1999, adopted additional rules that should significantly lower the cost and increase the attractiveness of incumbent local exchange carrier-provided colocation facilities. Consequently, colocation offered by incumbent local exchange carriers may become more competitive with our service offerings.

     There are a number of companies offering colocation facilities. Many of these competitors could also be our customers. These companies can be categorized as follows:

     CARRIER OPERATED FACILITIES. Carrier operated facilities are generally operated by the traditional local exchange carriers, long distance providers and some new local phone companies. For example, carriers such as AT&T, Global Center, Level 3 Communications, MCI WorldCom, Qwest Communications International, and Sprint, as a byproduct of offering access to their networks, offer colocation space. By becoming an occupant of a carrier-operated facility, customers are typically limited to purchasing services from that carrier. As a result, customers may be required to pay high prices and might receive poor service, as colocation is ancillary to the carriers' primary business.

     WEB-HOSTING FACILITIES. Web-hosting facilities such as Digital Island, Exodus Communications and Globix may require their Internet-based customers to use their services exclusively which may result in higher pricing and limited network deployment flexibility.

     NETWORK ACCESS POINTS. Other network access facilities, such as Neutral Nap, PAIX, and Equinix, tend to be Internet exchange centric and can face difficulties in bringing the right mix of customers and carrier-diversity into their sites, affecting connectivity and time-to-market.

     OTHER CENTRAL OFFICE-LIKE FACILITIES. Several other companies are offering central office-like facilities. There are a number of domestic and international companies, including Switch and Data Facilities, CO Space, InFlow, Telehouse and TelePlace in the U.S., City Reach, DigiPlex, Global Reach, IX Europe, iaxis, InterXion and Redbus Interhouse in Europe, and iAsiaWorks in Asia.

     CARRIER HOTELS. Carrier hotels such as the Westin Building in Seattle, One Wilshire in Los Angeles and 60 Hudson in New York City, are buildings that tend to be operated by real estate companies or individuals that expect to lease physical space to telecommunications companies for colocation purposes.

     Once a customer is located in a facility, it will be difficult to convince that customer to relocate to another colocation facility, because moving out of an existing facility could result in service interruptions and significant costs to reconfigure network connections. One of the key components of our business strategy is to be first-to-market with broad geographic presence, which we believe will provide us with a competitive advantage over later market entrants.

GOVERNMENT REGULATION

     We believe that, because we do not provide transmission, switching, or multiplexing services or facilities, we are not currently subject to regulation by the Federal Communications Commission or state authorities that regulate telecommunications. Telecommunications regulation frequently changes, however, and, particularly at the state level, the line between regulated and non-regulated activities is not always clear. Accordingly, it is possible that a regulatory authority would seek to regulate some of our existing activities. In addition, some new services or products offered by us may be subject to regulation by state public utility commissions, the FCC, or both.

FACILITIES

     Our executive offices are located in approximately 36,000 square feet of office space in Brisbane, California under leases expiring in 2004 and 2005. As of May 31, 2000, we had entered into leases for 46 Neutral Optical Hubs in the following metropolitan areas and specific locations, which cover the approximate gross square footage noted below and expire in the indicated years:

                                                                    SQUARE FEET      LEASE
     METROPOLITAN AREA                     LOCATION                   LEASED       EXPIRATION
     -----------------                     --------                 -----------    ----------
Austin......................  Austin, TX                               15,986         2010
Boston......................  Medford, MA                              38,416         2010
Chicago.....................  Chicago, IL -- Wells St.*                 6,800         2009
                              Oak Brook, IL*                           16,780         2009
                              Chicago, IL -- Cermak Rd.                33,300         2015
Charlotte...................  Charlotte, NC                            30,324         2010
Cincinnati..................  Cincinnati, OH                           22,840         2010
Cleveland...................  Cleveland, OH                            27,776         2012
Dallas......................  Dallas, TX*                              27,370         2010
                              Ft. Worth, TX*                           19,031         2011
Denver......................  Englewood, CO                            27,485         2010
Detroit.....................  Detroit, MI                              28,342         2010
Jacksonville................  Jacksonville, FL                         25,910         2010
Kansas City.................  Lee's Summit, MO                         25,000         2010
Las Vegas...................  Las Vegas, NV*                           28,560         2010
Los Angeles.................  Los Angeles, CA*                         34,710         2009
                              Irvine, CA                               23,709         2010
Louisville..................  Louisville, KY                           28,000         2010
Madrid......................  Madrid, Spain                            37,700         2015
Memphis.....................  Cordova, TN                              27,298         2010
Miami.......................  Miami, FL                                26,216         2010
Milwaukee...................  Milwaukee, WI*                            5,200         2010
Minneapolis.................  Minneapolis, MN                          38,367         2012
Munich......................  Munich, Germany                         111,000         2010
Norfolk.....................  Chesapeake, VA                           23,424         2010
New York City...............  New York, NY -- Hudson St.               33,286         2015
                              New York, NY -- Broad St.                32,614         2010
Orlando.....................  Orlando, FL                              27,992         2010
Phoenix.....................  Phoenix, AZ                              32,000         2010
Pittsburgh..................  Pittsburgh, PA                           26,220         2010
Portland....................  Beaverton, OR                            23,101         2010
                              Portland, OR                             23,441         2011
Richmond....................  Richmond, VA                             33,471         2010
Salt Lake City..............  West Valley, UT                          33,947         2010
San Antonio.................  San Antonio, TX                          34,898         2010
San Diego...................  San Diego, CA                            22,068         2010
San Francisco...............  Emeryville, CA*                          14,657         2009
                              San Francisco, CA -- Townsend St.*       20,576         2010
                              Santa Clara, CA                          25,000         2015
                              San Ramon, CA                            18,677         2010
Seattle.....................  Seattle, WA*                             19,138         2010
                              Bothell, WA                              66,568         2015

                                                                    SQUARE FEET      LEASE
     METROPOLITAN AREA                     LOCATION                   LEASED       EXPIRATION
     -----------------                     --------                 -----------    ----------
St. Louis...................  St. Louis, MO -- Walnut St.               9,358         2010
                              St. Louis, MO -- Tucker Blvd.            28,024         2010
Washington, DC..............  Vienna, VA*                              23,715         2009
                              Sterling, VA                             26,534         2010

-------------------------
* Generating revenue or ready for carriers and customers to install their equipment as of May 31, 2000.

     We anticipate that our target center in the United States will be approximately 25,000 square feet, subject to space and power availability, and that approximately 50% of the square footage in each of our facilities will be available for our customers' use. Most of our facilities have ten year lease terms, with options for additional lease periods. We are actively negotiating and seeking leases in many additional locations as part of our planned deployment in the U.S., Canada and Europe.

EMPLOYEES

     As of May 31, 2000, we had 234 full-time employees. None of our employees is represented by a labor union, and we consider employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. The competition for such personnel is intense, and we cannot assure you that we will be able to identify, attract and retain such personnel in the future. See "Risk Factors -- We have a new management team, and we depend on our ability to attract and retain key personnel."

LEGAL PROCEEDINGS

     We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of May 31, 2000 are as follows:

               NAME                 AGE                         POSITION
               ----                 ---                         --------
Charles M. Skibo..................  61    Chief Executive Officer and Chairman of the Board
Wayne A. Olson....................  55    Senior Vice President, Operations and Administration
H.S. Kullar.......................  47    Senior Vice President, Sales and Marketing
Stephen I. Robertson..............  39    Chief Financial Officer
Gary J. Sanders...................  53    Chief Information Officer
James M. Smith....................  31    Chief Technology Officer
David H. Stanley..................  53    General Counsel and Secretary
Robert E. Lamb, Jr. ..............  32    Vice President, Business Development
John F. Mevi III..................  42    Vice President, Sales
James H. Strachan.................  27    Vice President, Product Development and Planning
Christopher E. Clouser(2).........  48    Director
Young Soo Ha(1)...................  37    Director
John W. Jarve(2)..................  44    Director
Richard P. Nespola(1).............  55    Director
Arthur Patterson(2)...............  56    Director
Kirby G. Pickle, Jr.(1)...........  43    Director

-------------------------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.

     CHARLES M. SKIBO has served as our Chairman of the Board and Chief Executive Officer since January 1999. Since February 1996, Mr. Skibo has also served as Chairman and Chief Executive Officer of Allied Telecommunications, a communications company. Since February 1990, Mr. Skibo has served as Chairman and Chief Executive Officer of Strategic Enterprises and Communications, Inc., a venture capital firm. From 1985 to 1987, Mr. Skibo was President and CEO of U.S. Sprint and its predecessor company, U.S. Telecom. Mr. Skibo is also a director of iBasis, Inc., a public international Internet telephony services provider, and a director of New ICO, a privately held satellite based Internet company.

     WAYNE A. OLSON has served as our Senior Vice President, Operations and Administration since March 1999. From July 1993 to March 1999, Mr. Olson was President and Chief Executive Officer of the St. Andrews Group, Ltd., a consulting firm specializing in human systems and organizational services.

     H.S. KULLAR has served as our Senior Vice President, Sales and Marketing since June 2000. From September 1999 to June 2000, Mr. Kullar was our Senior Vice President, Marketing. From February 1999 to September 1999, Mr. Kullar was an independent consultant. From April 1998 to February 1999, Mr. Kullar served as Vice President of Product Marketing with Fabrik Communications, a provider of service-based enterprise email solutions. From May 1997 to April 1998, Mr. Kullar was Senior Director of Business Development for ICG/Netcom, an Internet services corporation; Senior Director of Strategic and Product Marketing from October 1996 to May 1997; and Director of Market Programs and Development for Business Services from April 1996 to October 1996. From March 1994 to April 1996, Mr. Kullar served as General Manager of AFAX, a messaging services company.

     STEPHEN I. ROBERTSON has served as our Chief Financial Officer since March 2000. From July 1998 to March 2000, Mr. Robertson served as Chief Financial Officer of InsWeb

Corporation, an online insurance marketplace. From November 1997 to July 1998, Mr. Robertson was a Senior Vice President of Lehman Brothers, an investment banking firm. From September 1986 to October 1997, Mr. Robertson held various investment banking positions with Salomon Brothers, Smith Barney, and Alex. Brown.

     GARY J. SANDERS has served as our Chief Information Officer since September 1999 and served as our Interim Chief Financial Officer from September 1999 to March 2000. From November 1998 to September 1999, Mr. Sanders served in a part-time capacity as Vice President, Finance and Chief Financial Officer at TimeDance, Inc., an Internet-based group scheduling company. From November 1998 to August 1999, Mr. Sanders also served in a part-time capacity as Vice President of Finance and Chief Financial Officer at Optimal Networks, Inc. a software company. Mr. Sanders served as Vice President of Finance and Chief Financial Officer of Tyecin Systems, Inc., a software company, from April 1996 to June 1998, and of Luxcom, Inc., a telecommunications equipment company, from July 1985 to April 1996. Mr. Sanders has also served in executive finance positions with Cynthia Peripherals/Bull Peripherals Corp. and the Federal Reserve Bank of San Francisco.

     JAMES M. SMITH has served as our Chief Technology Officer since July 1999. From April 1999 to June 1999, he was our Director of Operations. From November 1997 to April 1999, Mr. Smith served as Sales Manager with Verio, an Internet service provider. Prior to joining Verio, Mr. Smith founded ATMnet, an Internet service provider, where he served as Sales Manager from February 1996 to November 1997. From August 1994 to January 1996, Mr. Smith attended Oregon State University.

     DAVID H. STANLEY has served as our General Counsel and Secretary since October 1999. From October 1997 to September 1999, Mr. Stanley served as General Counsel and Member of Executive Staff for Avant! Corporation, a software company. From July 1988 to October 1997, Mr. Stanley served as Vice President, Legal and Corporate Services, General Counsel and Secretary with Informix Corporation, a software company.

     ROBERT E. LAMB, JR. co-founded COLO.COM in 1997 and has served as our Vice President, Business Development since February 1999. From November 1998 to February 1999, Mr. Lamb served as our President, and from October 1997 to November 1998, as our Vice President, Marketing. From March 1997 to October 1997, Mr. Lamb served as Senior Account Manager at Neural Applications Corporation, a software company. From July 1995 to March 1997, Mr. Lamb served as Regional Sales Director for Ethos Corporation, a web portal development company. From January 1995 to June 1995, Mr. Lamb was an institutional equities salesperson with Genesis Merchant Group Securities, a brokerage firm.

     JOHN F. MEVI III has served as our Vice President, Sales since May 1999. From March 1998 to May 1999, Mr. Mevi served as Director of Sales with Sentient Networks, a multi-protocol switch manufacturer. Prior to joining Sentient, Mr. Mevi founded ATMnet, an Internet service provider, where he served as Vice President of Sales and Marketing from November 1995 to November 1997. From September 1994 to December 1995, Mr. Mevi was a Senior Account Executive at Teleport Communications Group, a communications company.

     JAMES H. STRACHAN has served as our Vice President, Product Development and Planning since March 1999. Mr. Strachan served as our Director of Product Development from December 1998 to March 1999, our Vice President, Sales from June 1998 to November 1998 and our Business Development Manager from February 1998 to June 1998. From September 1996 to February 1998, Mr. Strachan served in various sales positions at MCI Communications, a telecommunications company. From 1992 to 1996, Mr. Strachan attended California State University at San Luis Obispo, California, and received his B.S. in Finance, Real Estate and Marketing.

     CHRISTOPHER E. CLOUSER has served as one of our directors since January 2000. Since May 2000, Mr. Clouser has served as President of CRP Sports and Chief Executive Officer of the Minnesota Twins Baseball Club. From July 1999 to May 2000, Mr. Clouser served as President and Chief Executive Officer and a director of Preview Travel, Inc. From March 1991 to June 1999, Mr. Clouser served as Senior Vice President of Northwest Airlines. Mr. Clouser is also a director of Pepsi Americas, Inc.

     YOUNG SOO ("PERRY") HA has served as one of our directors since September 1998. From December 1998 to January 1999, Mr. Ha served as our Interim Chief Executive Officer. Since September 1997, Mr. Ha has been a general partner of Athena Technology Ventures, a venture capital firm. From June 1994 to September 1997, he was head of the North American Center of Excellence for the Product Development and Technology Management Practice at Gemini Consulting, a consulting company.

     JOHN W. JARVE has served as one of our directors since April 1999. Since 1985, Mr. Jarve has been employed by Menlo Ventures, a venture capital firm focused on the software, communications, healthcare and Internet sectors, where he currently serves as a general partner and managing director. Mr. Jarve is also a director of Digital Insight Corporation and iBasis, Inc.

     RICHARD P. NESPOLA has served as one of our directors since January 2000. Since January 1990, Mr. Nespola has served as President, Chief Executive Officer and a director of The Management Network Group, Inc., a consulting firm.

     ARTHUR PATTERSON has served as one of our directors since April 1999. Since 1983, Mr. Patterson has been a partner of Accel Partners, a venture capital firm. Mr. Patterson is also a director of Actuate Corporation, Weblink Wireless, Inc., Portal Software, Inc. and Viasoft, Inc.

     KIRBY G. ("BUDDY") PICKLE, JR. has served as one of our directors since January 2000. Since February 1997, Mr. Pickle has served as President and Chief Operating Officer of Teligent, Inc., a telecommunications company. From 1991 to January 1997, Mr. Pickle served as Executive Vice President of MFS Communications Co., a telecommunications company.

BOARD OF DIRECTORS

     Our bylaws authorize a range of from four to seven directors, currently set at seven. Either our board or our stockholders have the power to amend this provision of our bylaws to set the exact number of directors within this range. We currently have seven directors and no vacancies.

     Upon completion of this offering, our board of directors will be divided into three classes, each with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

     Our class I directors, whose terms will expire at the 2001 annual meeting
of stockholders, are                and                . Our class II directors,
whose terms will expire at the 2002 annual meeting of stockholders, are
               and                . Our class III directors, whose terms will
expire at the 2003 annual meeting of stockholders, are                ,
               and                .

BOARD COMMITTEES

     Our board of directors currently has an audit committee and a compensation committee. The audit committee consists of Mr. Nespola, Mr. Ha and Mr. Pickle. The audit committee has a written charter and selects our independent auditors, reviews the scope of audit and other services by our independent auditors, reviews the accounting principles and auditing practices and procedures to be used for our financial statements and reviews the results of our accounting audits.

     The compensation committee consists of Mr. Clouser, Mr. Patterson and Mr. Jarve. The compensation committee makes recommendations to the board of directors regarding our stock plans and the compensation of officers.

DIRECTOR COMPENSATION

     Our non-employee directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not compensated for their services as board or committee members. Pursuant to the terms of our stock plan, our board has the discretion to grant options to current and new non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the compensation committee is currently, or has been at any time since our formation, one of our officers or employees. No interlocking relationships exist between our board of directors, compensation committee or officers and the board of directors, compensation committee or officers of any other company, nor has an interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation earned during 1999 by the two individuals who served as our Chief Executive Officers during 1999 and our four other most highly compensated executive officers, whom we collectively refer to as our named executive officers, for services rendered in all capacities to COLO.COM.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION          LONG TERM COMPENSATION
                                        -------------------------------   -------------------------
                                                              OTHER       SECURITIES
                                                              ANNUAL      UNDERLYING    ALL OTHER
     NAME AND PRINCIPAL POSITIONS        SALARY    BONUS   COMPENSATION    OPTIONS     COMPENSATION
     ----------------------------       --------  -------  ------------   ----------   ------------
Charles Skibo(1)......................  $206,250  $75,000      --         4,210,000           --
  Chairman of the Board and Chief
  Executive Officer
Young Soo Ha(2).......................        --       --      --                --           --
Wayne Olson(3)........................   118,750   50,000      --           551,143      $18,350(5)
  Senior Vice President, Operations
  and Administration
Robert Lamb, Jr. .....................   117,500   40,000      --            40,000        6,346(6)
  Vice President, Business Development
James Strachan........................   107,500   45,000      --           100,000        6,827(6)
  Vice President, Product Development
  and Planning
Richard Palomba(4)....................   144,250       --      --            50,000           --
  Vice President, Real Estate
  Acquisition and Development

-------------------------
(1) Mr. Skibo began his employment with us on January 25, 1999.
(2) Mr. Ha served as our Interim Chief Executive Officer from December 1998 to January 1999, for which he received no compensation.
(3) Mr. Olson began his employment with us on March 15, 1999.
(4) Mr. Palomba was compensated pursuant to a consulting agreement with Corporate Planning & Property Consulting, Inc., of which Mr. Palomba is a principal. In March 2000, Mr. Palomba became a part-time consultant and no longer serves as a vice president.
(5) Consists of relocation expenses.
(6) Consists of payments for accrued but unused vacation time.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information relating to stock options granted during 1999 to our named executive officers:

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                       NUMBER OF       % OF TOTAL                             ANNUAL RATES OF STOCK
                      SECURITIES        OPTIONS      EXERCISE                PRICE APPRECIATION FOR
                      UNDERLYING       GRANTED TO     OR BASE                    OPTION TERM(3)
                    OPTIONS GRANTED   EMPLOYEES IN   PRICE PER   EXPIRATION  -----------------------
       NAME             (#)(1)        FISCAL YEAR      SHARE      DATE(2)        5%          10%
       ----         ---------------   ------------   ---------   ----------  ----------  -----------
Charles                1,270,000         13.05%        $0.05      1/28/2009   $39,935     $101,203
  Skibo(4)........
                       2,940,000         30.20          0.05      4/12/2009    92,448      234,280
Young Soo Ha......            --            --            --             --        --           --
Wayne Olson.......       551,143          5.67          0.05      6/08/2009    17,331       43,919
Robert Lamb,              40,000          0.41          0.05      6/08/2009     1,258        3,187
  Jr. ............
James Strachan....        40,000          0.41          0.05      6/08/2009     1,258        3,187
                          60,000          0.62          0.50     11/24/2009    18,867       47,812
Richard Palomba...        50,000          0.51          0.05      6/08/2009     1,572        3,984

-------------------------
(1) These options are incentive stock options that were granted at fair market value and vest over a 4-year period so long as the optionee is employed by us, except for the options granted to Mr. Skibo which vest over a 3-year period.
(2) Each of the options has a ten-year term, subject to earlier termination in the event of the optionee's earlier cessation of service with us.
(3) The assumed 5% and 10% rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holder's continued employment through the vesting period. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.
(4) Under the terms of Mr. Skibo's employment agreement, all of the shares subject to this option will accelerate and become fully vested in the event that either Mr. Skibo's employment with the Company is terminated without cause or there is a material breach by the Company of his employment agreement. See "-- Employment Arrangements."

      AGGREGATE OPTION EXERCISES IN 1999 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for our named executive officers in 1999 relating to option exercises in 1999 and the number and value of securities underlying exercisable and unexercisable options held at December 31, 1999. All options were granted under our 1998 Incentive Stock Option Plan. These options are immediately exercisable in full at the date of grant, but shares purchased on exercise of unvested options are subject to a repurchase right in our favor that entitles us to repurchase unvested shares at their original exercise price upon termination of the employee's services with us. Except as indicated in the footnotes below, the repurchase rights generally lapse on these shares as to 25% of the shares on the first anniversary of the grant date, and the balance ratably per month over the next three years.

                                                     NUMBER SECURITIES
                                                        UNDERLYING               VALUE OF UNEXERCISED
                       SHARES                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                      ACQUIRED       VALUE           DECEMBER 31, 1999           DECEMBER 31, 1999(2)
                     ON EXERCISE    REALIZED    ---------------------------   ---------------------------
       NAME              (#)          (1)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----          -----------   ----------   -----------   -------------   -----------   -------------
Charles Skibo(3)...   4,210,000    $8,209,500         --           --                --          --
Young Soo Ha.......          --            --         --           --                --          --
Wayne Olson........     551,143     1,074,729         --           --                --          --
Robert Lamb,
  Jr. .............      40,000        78,000         --           --                --          --
James Strachan.....     190,000       370,500     60,000           --           $90,000          --
Richard Palomba....      50,000        97,500         --           --                --          --

-------------------------
(1) Based on the fair market value of our common stock at an assumed price of $2.00 per share, less the exercise price payable for such shares.
(2) Based on the fair market value of our common stock at December 31, 1999 estimated by our board of directors to be $2.00 per share less the exercise price payable for such shares.
(3) Our right of repurchase lapses over a three-year period with respect to 60% of the underlying shares at the first anniversary of the grant date, 20% on the second anniversary and 20% on the third anniversary of the grant date except in the event of termination without cause, our right of repurchase lapses immediately.

COMPENSATION PLANS

     1998 INCENTIVE STOCK OPTION PLAN

     Our 1998 Incentive Stock Option Plan was adopted by our board of directors in January 1998 and approved by our stockholders in February 1998. The maximum number of shares that may be issued under the 1998 Incentive Stock Option Plan is 14,047,839 shares of our common stock. As of May 31, 2000, options to purchase 3,199,400 shares of our common stock were outstanding under this plan. Our board of directors has decided that no further options will be granted under the 1998 Incentive Stock Option Plan. However, the provisions of this plan will still govern outstanding options. The 1998 Incentive Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, referred to as the Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     2000 STOCK PLAN

     Our board of directors adopted the 2000 Stock Plan in           2000 and
the stockholders initially approved this plan in        2000. Our 2000 Stock
Plan provides for the grant of incentive stock options, within the meaning of
Section 422 Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

     Number of Shares of Common Stock Available under the 2000 Stock Plan. As of
       , 2000, a total of        shares of our common stock were reserved for
issuance pursuant to the 2000 Stock Plan, of which options to acquire shares were issued and outstanding as of that date. Our 2000 Stock Plan provides for annual increases in the number of shares available for issuance under our 2000 Stock Plan on the first day of each fiscal year, beginning with our fiscal
year 2001, equal to the lesser of   % of the outstanding shares of common stock
on the first day of our fiscal year,        shares or a lesser amount as our
board may determine.

     Administration of the 2000 Stock Plan. Our board of directors or a committee of our board administers the 2000 Stock Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise.

     Options. The administrator determines the exercise price of options granted under the 2000 Stock Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option generally may not exceed ten years, and the administrator determines the term of all other options.

     No optionee may be granted an option to purchase more than shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term.

     Stock Purchase Rights. The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse.

     Transferability of Options and Stock Purchase Rights. Our 2000 Stock Plan generally does not allow for the transfer of options or stock purchase rights, and only the optionee may exercise an option and stock purchase right during his or her lifetime.

     Automatic Option Grants to Non-Employee Directors. Our 2000 Stock Plan also
provides for the automatic grant of             shares of common stock to a
director who first becomes a non-employee director (except those directors who become non-employee directors by ceasing to be employee directors) on or after
the date of this offering. This option will vest as to        % of the shares
subject to the option on each anniversary of the date of grant. Each non-employee director will automatically be granted an option to purchase shares each year following the date of our annual stockholder's meeting (except after the first such annual meeting if it is held within 6 months of the date of this offering) if on such date, he or she will have served on our board of directors for at least the previous 6 months. This option will
vest as to        % of the shares subject to the option on each anniversary of the date of grant. All options automatically granted to non-employee directors will have a term of 10 years, and the exercise price will be 100% of the fair market value per share of common stock on the date of grant.

     Adjustments upon Merger or Asset Sale. Our 2000 Stock Plan provides that in the event of our merger with or into another corporation or a sale of substantial all of our assets, the successor corporation will assume or substitute an equivalent option or right for each outstanding option or stock purchase right. If following the assumption or substitution of an option automatically granted to one of our outside directors any such outside director is terminated other than by his or her voluntary resignation, then he or she will have the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable.

     If there is no assumption or substitution of outstanding options or stock purchase rights, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period.

     Amendment and Termination of our 2000 Stock Plan. Our 2000 Stock Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Stock Plan provided it does not adversely affect any option previously granted under it.

     2000 EMPLOYEE STOCK PURCHASE PLAN.

     Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan.

     Number of Shares of Common Stock Available under the Purchase Plan. A total
of                shares of our common stock will be made available for sale. In addition, our Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance under the Employee Stock Purchase Plan on the first day of each fiscal year, beginning with our fiscal year 2001, equal
to the lesser of        % of the outstanding shares of our common stock on the
first day of the fiscal year,             shares or such other amount as may be
determined by our board of directors.

     Administration of the Purchase Plan. Our board of directors or a committee of our board administers the Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the Employee Stock Purchase Plan and determine eligibility.

     Eligibility to Participate. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock if such employee:

     - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

     Offering Periods and Contributions. Our Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first
trading day on or after           and           of each year, except for the
first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day
on or before           .

     Our Employee Stock Purchase Plan permits participants to purchase common
stock through payroll deductions of up to      % of their eligible compensation
which includes a participant's base salary, wages, overtime pay, commissions, bonuses and other compensation remuneration paid directly to the employee. A
participant may purchase a maximum of           shares during a 6-month period.

     Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period's end. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

     Transferability of Rights. A participant may not transfer rights granted under the Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

     Adjustments upon Merger or Asset Sale. In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

     Amendment and Termination of the Purchase Plan. Our Employee Stock Purchase Plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under our Purchase Plan.

     401(k) PLAN

     In 1999, our board of directors adopted a Retirement Savings and Investment Plan covering our full-time employees located in the U.S. This plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to this plan by employees, and the investment earnings thereon, are not taxable to employees until withdrawn. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit, and to have the amount of such reduction contributed to this plan. We do not currently make additional matching contributions on behalf of plan participants.

EMPLOYMENT ARRANGEMENTS

     Charles M. Skibo. Mr. Skibo entered into an employment agreement with us on January 25, 1999. This agreement is for an initial term of three years, terminating on January 24, 2002, and renewable for one-year periods. Under the agreement, we agreed to pay Mr. Skibo an annual salary of $225,000 for his first year of employment, $250,000 for his second year of employment, and $300,000 for his third year of employment.

     Upon completion of an initial public offering during the term of agreement, Mr. Skibo's annual salary will immediately increase to $360,000. Mr. Skibo is also eligible to receive target bonuses of up to $75,000 in the first year of employment, 60% of his base salary in the second year of employment and 85% of his base salary in the third year of employment.

     In connection with his employment, Mr. Skibo was granted options to purchase 4,210,000 shares of our common stock. These options were exercised for shares of restricted stock which vest over a three year period, with 60% of the shares vesting at the end of one year of employment, 20% vesting at the end of two years of employment, and 20% vesting at the end of three years of employment. If Mr. Skibo is terminated without cause, he will be entitled to receive continued payment of his base salary for the remainder of the term of the agreement and the vesting of his restricted stock shall accelerate and become fully vested.

     Wayne A. Olson. Mr. Olson began working as our Senior Vice President, Operations and Administration in March 1999. Under the terms of Mr. Olson's offer letter, if we terminate Mr. Olson's employment without cause, Mr. Olson will continue to receive his salary for twelve months following the termination date.

     Stephen I. Robertson. Mr. Robertson began working as our Chief Financial Officer in March 2000. Under the terms of Mr. Robertson's offer letter, Mr. Robertson was granted an option to purchase 560,000 shares of our common stock to vest over four years. If we complete a secondary funding event after our initial public offering prior to the end of Mr. Robertson's first year of employment, 70,000 of the shares will vest at the close of that transaction.

     If we terminate Mr. Robertson's employment without cause, Mr. Robertson will continue to receive his salary and his options will continue to vest for twelve months following the termination date. In the event that we experience a change in control and Mr. Robertson is terminated without cause or is constructively terminated, his option will continue to vest for two years after the termination date.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for the following:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

     We have entered into agreements to indemnify our directors, executive officers and controller, in addition to indemnification provided for in our bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in our rights, arising out of such person's services as a director or executive officer to us, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

     From June 1998 through April 1999, we issued to various investors a total of 4,261,730 shares of Series A preferred stock at a purchase price of $0.50 per share. In April 1999, we issued to various investors a total of 24,500,000 shares of Series B preferred stock at a purchase price of $0.50 per share. In December 1999, we issued to various investors a total of 20,408,164 shares of Series C Preferred stock at a purchase price of $9.80 per share.

     Investors in, and beneficial owners of, our preferred stock include, among others, the following directors and holders of more than 5% of our outstanding stock:

                                                              PREFERRED STOCK
                                                    ------------------------------------
              PREFERRED STOCKHOLDER                 SERIES A      SERIES B     SERIES C
              ---------------------                 ---------    ----------    ---------
HOLDERS OF MORE THAN 5%:
     Accel Partners Entities......................         --    10,000,000      816,327
     Athena Venture Fund, L.P. ...................  2,500,000     2,500,000      510,204
     InvestCorp International Inc. ...............         --            --    3,571,428
     Menlo Ventures Entities......................         --    10,000,000    1,836,735
     Meritech Capital Partners Entities...........         --            --    4,081,633
DIRECTORS:
     Young Soo Ha(1)..............................  2,500,000     2,500,000      510,204
     John Jarve(2)................................         --    10,000,000    1,836,735
     Arthur Patterson(3)..........................         --    10,000,000      816,327

-------------------------
(1) Consists of shares held by Athena Venture Fund, L.P. Mr. Ha is a general partner of Athena Venture Fund, L.P. and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(2) Consists of shares held by Menlo Ventures entities. Mr. Jarve is a general partner of the Menlo Ventures entities and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

(3) Consists of shares held by Accel Partners entities. Mr. Patterson is a general partner of the Accel Partners entities and disclaims beneficial ownership of these shares except to the extent of his proportionate partnership interest therein.

     Holders of our preferred stock are entitled to registration rights with respect to the shares of common stock issuable upon conversion of the preferred stock. See "Description of Capital Stock -- Registration Rights."

LOANS TO OFFICERS

     We have implemented a program under which our directors, executive officers and a number of other key employees are permitted to exercise their outstanding options as to both vested and unvested shares, with unvested shares being subject to a right of repurchase at cost in favor of COLO.COM in the event of termination of employment prior to vesting of the shares. Under this program, the participants paid the exercise price for their outstanding options pursuant to full recourse promissory notes. The notes bear interest at a rate of approximately 6.2% per annum and are due and payable on the earlier of termination of the participant's employment with us, or on various dates beginning in November 2003. The principal balance as of March 31, 2000 of each note payable by a director or executive officer is set forth below:

                                                                 NOTE
               DIRECTOR OR EXECUTIVE OFFICER                    AMOUNT
               -----------------------------                  ----------
H.S. Kullar.................................................  $  200,000
David H. Stanley............................................     200,000
Charles M. Skibo............................................      84,200
James M. Smith..............................................      82,000
Wayne A. Olson..............................................      27,557
John F. Mevi III............................................      20,000
Robert E. Lamb, Jr. ........................................      10,000
James H. Strachan...........................................       8,500

     The aggregate principal balance as of March 31, 2000 of notes payable by all directors, officers and employees was approximately $1.4 million.

CONSULTING AGREEMENT

     In March 1999, we entered into a consulting agreement with Corporate Planning & Property Consulting, Inc. Mr. Palomba is a Principal of Corporate Planning & Property Consulting, Inc. Under this agreement, Mr. Palomba served as our Vice President, Real Estate Acquisition and Development. In March 2000, Mr. Palomba became a part-time consultant and no longer serves as a vice president.

OTHER TRANSACTIONS

     In December 1998, we repurchased 600,000 shares of common stock for a total of $60,000 from our former Chief Executive Officer, Peter Berns, in connection with his resignation from employment with us.

     Mario M. Rosati, one of our directors from June 1998 to April 1999, is also a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, which has served as our outside corporate counsel since January 1998. Mr. Rosati holds 12,000 shares of common stock and WS Investment Company 98B holds 108,000 shares. WS Investment Company 98B is a holding company of Wilson Sonsini Goodrich & Rosati.

     The spouse of Robert E. Lamb, Jr., our Vice President, Business Development, is the owner of Visual Resources, Inc. Through May 31, 2000, we had purchased approximately $72,000 of business materials and printing supplies from Visual Resources.

     We believe that all transactions between us and our officers, directors, principal stockholders and other affiliates have been, and it is our intention that they will be, on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock (on an as-converted basis), as of May 31, 2000, by the following individuals or groups:

     - each person, or group of affiliated persons, whom we know beneficially owns more than 5% of our outstanding stock;

     - each of our named executive officers;

     - each of our directors; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address for each stockholder on this table is c/o COLO.COM, 2000 Sierra Point Parkway, Suite 601, Brisbane, California 94005-1819. Except as otherwise noted, and subject to applicable community property laws, to the best of our knowledge, the persons named in this table have sole voting and investing power for all of the shares of common stock held by them.

     This table lists percentage ownership based on 62,885,699 shares of common stock outstanding (assuming the conversion of all preferred stock) as of May 31, 2000. Options to purchase shares of our common stock that are exercisable within 60 days of May 31, 2000 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options that are deemed beneficially owned are included in the number of shares listed in the column labeled "Number." In addition, a portion of the shares held by all of our executive officers listed below are subject to repurchase by us at the original purchase prices under the terms of restricted stock purchase agreements. Under these agreements, these officers exercised unvested options and gave us a right to repurchase these shares, which lapses over time.

                                                           SHARES BENEFICIALLY OWNED
                                                 ---------------------------------------------
                                                               PERCENT BEFORE    PERCENT AFTER
               BENEFICIAL OWNER                    NUMBER         OFFERING         OFFERING
               ----------------                  ----------    --------------    -------------
5% STOCKHOLDERS:
  Accel Partners Entities(1)...................  10,816,327         17.2%                 %
     428 University Ave
     Palo Alto, CA 94301
  Athena Venture Fund, L.P.....................   5,510,204          8.8
     310 University Ave., Suite 202
     Palo Alto, CA 94301
  InvestCorp International Inc.(2).............   3,571,428          5.7
     280 Park Avenue, 37th Floor
     New York, NY 10017
  Menlo Ventures Entities(3)...................  11,836,735         18.8
     3000 Sand Hill Road
     Building 4, Suite 100
     Menlo Park, CA 94025
  Meritech Capital Partners Entities(4)........   4,081,633          6.5
     90 Middlefield Road, Suite 201
     Menlo Park, CA 94025

                                                           SHARES BENEFICIALLY OWNED
                                                 ---------------------------------------------
                                                               PERCENT BEFORE    PERCENT AFTER
               BENEFICIAL OWNER                    NUMBER         OFFERING         OFFERING
               ----------------                  ----------    --------------    -------------
EXECUTIVE OFFICERS AND DIRECTORS:
  Charles M. Skibo(5)..........................   4,210,000          6.7%
  Wayne A. Olson...............................     551,143        *
  Robert E. Lamb, Jr. .........................   1,366,550          2.2
  Richard J. Palomba(6)........................     210,000        *
  James H. Strachan(7).........................     270,000        *
  Christopher E. Clouser(8)....................     150,000        *
  Young S. Ha(9)...............................   5,643,141          9.0
  John W. Jarve(10)............................  11,836,735         18.8
  Richard P. Nespola(11).......................     150,000        *
  Arthur Patterson(12).........................  10,816,327         17.2
  Kirby G. Pickle, Jr.(13).....................     150,000        *
  All directors and executive officers as a
     group
     (16 persons)(14)..........................  37,307,896         58.3%

-------------------------
   *  Less than 1% of the outstanding shares of common stock.

 (1) Includes 8,804,490 shares held by Accel VI L.P., 1,124,898 shares held by Accel Internet Fund II L.P., 140,612 shares held by Accel Keiretsu VI L.P. and 746,327 shares held by Accel Investors '98 L.P.

 (2) All of these shares are held by Colo.com Equity Limited, a holding company of InvestCorp International Inc.

 (3) Includes 10,380,352 shares held by Menlo Ventures VII, L.P., 435,975 shares held by Menlo Entrepreneurs Fund VII, L.P., 971,817 shares held by Menlo Ventures VIII, L.P., 38,484 shares held by Menlo Entrepreneurs Fund VIII, L.P., and 10,107 shares held by MMEF VIII, L.P.

 (4) Includes 4,016,327 shares held by Meritech Capital Partners, L.P. and 65,306 shares held by Meritech Capital Affiliates, L.P.

 (5) All of these shares are held by the Skibo Family Limited Partnership, of which Mr. Skibo is a general partner.

 (6) Includes 40,000 shares held by Mr. Palomba's daughter, Gina K. Palomba UGMA, and 120,000 shares held jointly by Mr. Palomba and Beverly Palomba.

 (7) Includes 60,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

 (8) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

 (9) Includes 5,510,204 shares held by Athena Venture Fund, L.P. Mr. Ha, one of our directors, is a general partner of this entity and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein. Also includes 132,937 shares held by the Ha Family Trust of 1997.

(10) Includes 10,380,352 shares held by Menlo Ventures VII, L.P., 435,975 shares held by Menlo Entrepreneurs Fund VII, L.P., 971,817 shares held by Menlo Ventures VIII, L.P., 38,484 shares held by Menlo Entrepreneurs Fund VIII, L.P., and 10,107 shares held by MMEF VIII, L.P. Mr. Jarve, one of our directors, is a managing director of MV Management VII, LLC, the general partner of Menlo Ventures VII, L.P. and Menlo Entrepreneurs Fund VII, L.P., and MV Management VIII, LLC, the general partner of Menlo Ventures VIII, L.P., Menlo Entrepreneurs Fund VIII, L.P. and MMEF VIII, L.P. and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

(11) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

(12) Includes 8,804,490 shares held by Accel VI L.P., 1,124,898 shares held by Accel Internet Fund II L.P., 746,327 shares held by Accel Investors '98 L.P. and 140,612 shares held by Accel Keiretsu VI L.P. Mr. Patterson, one of our directors, is a general partner of each of these entities and disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest therein.

(13) Includes 150,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

(14) Includes 1,070,000 shares that are subject to unvested options which are immediately exercisable into restricted stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Our certificate of incorporation that becomes effective upon the closing of this offering authorizes the issuance of 200,000,000 shares of common stock, $0.001 par value, and authorizes the issuance of 10,000,000 shares of undesignated preferred stock, no par value. From time to time, our board of directors may establish the rights and preferences of the preferred stock. As of May 31, 2000, 62,885,699 shares of common stock were issued and outstanding and held by approximately 165 stockholders, and options to purchase 3,199,400 shares of common stock were issued and outstanding and held by 250 optionholders.

COMMON STOCK

     Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of COLO.COM, the holders of common stock are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of this preferred stock. However, the effects might include, among other things:

     - restricting dividends on the common stock;

     - diluting the voting power of the common stock;

     - impairing the liquidation rights of the common stock; or

     - delaying or preventing a change in control of COLO.COM without further action by the stockholders.

     Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

     As of May 31, 2000, we had outstanding warrants to purchase an aggregate of 520,750 shares of common stock at an exercise price of $0.05 per share. These warrants are currently exercisable in full and will expire upon the earlier of the closing of our initial public offering or 2002. We also had outstanding warrants to purchase 217,679 shares of common stock at an exercise price of $6.44 per share, 73,976 shares of common stock at an exercise price of $7.57 per share and 300,000 shares of common stock at an exercise price of $10.00 per share. These warrants to purchase 217,679 shares of common stock and 73,976 shares of common stock are currently exercisable and will expire in 2009. The warrants to purchase 300,000 shares of common stock are currently exercisable and will expire in 2004.

     In connection with the issuance of the senior notes in March 2000, we issued warrants to purchase an aggregate of 5,991,540 shares of our common stock with an exercise price of $0.01 per share. These warrants become exercisable 180 days after our initial public offering and automatically expire on March 15, 2010.

REGISTRATION RIGHTS

     After this offering, holders of 49,169,894 shares of common stock (collectively, "registrable shares") may, under limited circumstances and subject to specified conditions and limitations, require us to use our best efforts to register the registrable shares.

     We must use our best efforts to register registrable shares:

     - if we receive written notice from holders of 50% or more of the registrable shares requesting that we effect a registration with respect to not less than 40% of the registrable shares then held by the holders requesting registration (or a lesser percentage where the reasonably anticipated price to the public of the sale of the registrable shares will exceed $10,000,000); provided, however, that we are not obligated to effect such registration prior to December 31, 2000 or during the 180 day period following the effective date of this offering.

     - if we decide to register our own securities (except in connection with an initial public offering and, in any offer involving an underwriting, the underwriters may limit the amount of registrable shares to 20% of the total amount of shares included in such offering;) or

     - if (1) we receive written notice from any holder or holders of registrable shares requesting that we effect a registration on Form S-3 (a shortened form of registration statement) with respect to shares of the registrable shares and (2) we are then eligible to use Form S-3 (which at the earliest will occur twelve calendar months after the closing of this offering).

     These registration rights terminate with respect to each registrable share upon the first to occur of when the holder can transfer his or her registrable shares pursuant to Rule 144 or five years after the closing of this offering.

     The holders of the warrants issued in connection with the senior notes are entitled to piggyback registration rights for the common stock issuable upon exercise of the warrants. We are obligated to register, within 180 days following the consummation of this offering, the shares issuable upon exercise of the warrants issued in connection with the senior notes. We are further obligated to keep such registration effective until the earlier of such time as all warrants have been exercised or two years after the effective date of the registration statement.

ANTITAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS

     Provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - the acquisition of COLO.COM by means of a tender offer;

     - the acquisition of COLO.COM by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of COLO.COM to negotiate first with our board. We believe that the benefits of increased protection of its potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure COLO.COM outweigh the disadvantages of discouraging these proposals because negotiation of any proposals of this type could result in an improvement of their terms.

     Election and Removal of Directors. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, with our stockholders electing one class each year. See "Management -- Board of Directors." This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of COLO.COM, because it generally makes it more difficult for stockholders to replace a majority of the directors.

     Stockholder Meetings. Under our bylaws, only the board of directors, the chairman of the board or the president may call special meetings of stockholders.

     Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws establish advance notice procedures for stockholder proposals and for the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     Delaware Antitakeover Law. COLO.COM is subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in the manner specified in Section 203. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status did own 15% or more of a corporation's voting stock. The existence of this provision may have an antitakeover effect by discouraging takeover attempts not approved in advance by the board of directors, that might result in a premium over the market price for the shares of common stock held by stockholders.

     Elimination of Stockholder Action by Written Consent. Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

     No Cumulative Voting. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     Undesignated Preferred Stock. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of COLO.COM.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of COLO.COM.

     Amendment of Charter Provisions. The amendment of any of the above provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                .

LISTING

     We have applied to list our common stock on The Nasdaq Stock Market's National Market under the symbol "COLC."

                          DESCRIPTION OF INDEBTEDNESS

THE 13 7/8% SENIOR NOTES

     In March 2000, we issued an aggregate of $300.0 million of 13 7/8% senior notes pursuant to an indenture between us, as issuer, and State Street Bank and Trust Company of California, N.A., as trustee. The senior notes are unsecured obligations and mature on March 15, 2010. Interest on the senior notes accrues at the rate of 13 7/8% per annum, payable semi-annually on March 15 and September 15 of each year, commencing on September 15, 2000.

     The senior notes will be redeemable at our option, in whole or in part, on or after March 15, 2005 at the redemption prices set forth in the senior notes indenture. In addition, at anytime prior to March 15, 2003, we may redeem up to 35% of the principal amount of the senior notes with the net proceeds of one or more sales of certain types of our stock at a redemption price of 113.875%, plus accrued and unpaid interest, if any, to the redemption date; provided that at least 65% of the aggregate principal amount of the senior notes originally issued remain outstanding and notice of such redemption is mailed within 60 days of each such sale of stock. Upon a change of control (as defined in the senior notes indenture), we would be required to purchase the senior notes at a purchase option equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

     The debt evidenced by the senior notes ranks equally in right of payment with all our existing and future unsubordinated unsecured debt, and senior in right of payment to all existing and future subordinated debt.

     The senior notes indenture restricts, among other things, our ability to incur additional debt and the use of proceeds of such additional debt, pay dividends or make certain other restricted payments, incur certain liens to secure debt or engage in merger transactions. There are significant "carve-outs" and exceptions to these covenants.

COMDISCO LOAN FACILITY

     In October 1999, we entered into a $7.0 million loan facility with Comdisco, Inc. Under this facility, which we can draw down through August 31, 2000, Comdisco provides financing for construction costs and equipment for our facilities in Chicago, Illinois and Emeryville, California. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. Individual loans bear interest at a rate of 8.25% per annum and will be repaid in 42 equal monthly installments plus a final payment equal to 15% of the original advance. As of March 31, 2000, we had outstanding borrowings of $2.2 million under this facility.

     In connection with this facility, we issued to Comdisco a warrant to purchase 73,976 shares of our Series C preferred stock at an exercise price of $7.57 per share.

     The facility restricts our ability to merge or consolidate with another entity. It also restricts our ability to pay dividends or purchase stock.

MMC/GATX LOAN FACILITY

     In November 1999, we entered into a $17.0 million loan facility with MMC/GATX Partnership and other lenders. Under this facility, which we can draw down through December 31, 2001, MMC provides financing for construction costs and equipment for our facilities in Los Angeles, California and Vienna, Virginia. This agreement is secured by all tangible and intangible assets relating to the specific facilities funded by the lender. Individual loans bear interest at a rate equal to the sum of the applicable U.S. Treasury note yield to maturity plus 3.93% per annum and will be repaid in 42 equal monthly installments plus a final payment equal to 10% of the original advance. As of March 31, 2000, we had outstanding borrowings of $1.2 million under this facility.

     In connection with this facility, we issued to MMC and others warrants to purchase 217,679 shares of our Series C preferred stock at an exercise price of $6.44 per share.

     The facility restricts our ability to merge or consolidate with another entity. It also restricts our ability to pay dividends or purchase stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market following this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual resale restrictions contained in agreements between us and our stockholders.

     Upon completion of this offering, we will have outstanding shares of common stock based upon shares outstanding as of May 31, 2000, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options prior to completion of this offering. Of these
shares, the                shares sold in this offering will be freely tradable
without restriction under the Securities Act, except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. Of the
remaining                shares of common stock,                shares held by
existing stockholders are subject to lock-up agreements with the underwriters and/or us providing that the stockholder will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights to, any shares of common stock or any securities that are convertible into common stock, owned as of the date of this prospectus or subsequently acquired, for a period of 180 days after the date of this prospectus without prior written consent. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701 under the Securities Act, none of these shares will be resellable until 181 days after the date of this prospectus. Deutsche Bank Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements.

     Beginning 181 days after the date of this prospectus, approximately shares will be eligible for sale in the public market. All of these shares will be subject to volume limitations under Rule 144, except shares eligible for sale under Rule 144(k) and shares eligible for sale under Rule 701. In some cases, these shares are subject to repurchase rights of COLO.COM.

     In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding, which will
       equal approximately                shares immediately after this
       offering; or

     - the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about COLO.COM. Under Rule 144(k), a person who is not deemed to have been an affiliate of COLO.COM at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of

Rule 144. Any employee, officer or director of or consultant to COLO.COM who purchased shares pursuant to a written compensatory plan or contact may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their Rule 701 shares. However, all Rule 701 shares are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or the receipt of the written consent of Deutsche Bank Securities Inc. more than 90 days after the date of this prospectus.

     After this offering, we intend to file a registration statement on Form S-8 registering shares of common stock subject to outstanding options or reserved for future issuance under our employee benefit plans. As of May 31, 2000, options to purchase a total of 3,199,400 shares were outstanding and 1,749,483 shares were reserved for future issuance under our stock plans. Common stock issued upon exercise of outstanding vested options or issued pursuant to our employee stock purchase plan, other than common stock issued to our affiliates, will be available for immediate resale in the open market following expiration of the 180-day lock-up agreements.

     Also beginning six months after the date of this offering, holders of 49,169,894 restricted shares will be entitled to registration rights on these shares for sale in the public market. See "Description of Capital
Stock -- Registration Rights." Registration of these shares under the Securities Act would result in their becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., FleetBoston Robertson Stephens Inc., Bear, Stearns & Co. Inc. and UBS Warburg LLC, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Deutsche Bank Securities Inc. ..............................
FleetBoston Robertson Stephens Inc. ........................
Bear, Stearns & Co. Inc. ...................................
UBS Warburg LLC.............................................
                                                              --------
  Total Underwriters (     )................................
                                                              ========

     The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms
as those on which the                shares are being offered.

     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is      % of the initial public offering price. We
have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                 TOTAL FEE
                                              ------------------------------------------------
                                               WITHOUT EXERCISE OF       WITH FULL EXERCISE
                              FEE PER SHARE   OVER-ALLOTMENT OPTION   OF OVER-ALLOTMENT OPTION
                              -------------   ---------------------   ------------------------
Fee paid by COLO.COM........     $                   $                        $

     In addition, we estimate that our share of the total expenses of this offering, excluding the above described underwriting discounts and commissions,
will be approximately $          .

     We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters, except that we may grant options and sell shares pursuant to our 1998 Incentive Stock Option Plan and our 2000 Employee Stock Purchase Plan without such consent.

     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     At our request, the underwriters have reserved for sale, at the initial
public offering price, up to                shares for our vendors, employees,
family members of employees, customers and other third parties. The number of shares of our commons stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

     The underwriters have provided, and are expected to continue to provide, investment banking and other services to us and our affiliates. In connection with our senior notes offering, which occurred in March 2000, three of the underwriters received discounts and commissions in their role as initial purchasers. Deutsche Bank Securities Inc. received approximately $675,000, Bear, Stearns & Co. Inc. received approximately $1.8 million and UBS Warburg LLC received approximately $700,000. In connection with our Series C preferred stock financing, which occurred in December 1999, two of the underwriters received commissions and fees for their services as placement agents. Deutsche Bank Securities, Inc. received approximately $4.4 million and UBS Warburg LLC received approximately $1.3 million. In addition, BT Investment Partners, Inc., an affiliate of Deutsche Bank Securities Inc., purchased 102,041 shares of Series C preferred stock for an aggregate purchase price of $1.0 million and UBS Capital II LLC, an affiliate of UBS Warburg LLC, purchased 2,021,816 shares of Series C preferred stock for an aggregate price of $19.8 million.

PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

                                 LEGAL MATTERS

     Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the common stock sold in this offering for COLO.COM. Shearman & Sterling, New York, New York and Menlo Park, California is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus. As of the date of this prospectus, an investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati and certain members of and persons associated with Wilson Sonsini Goodrich & Rosati, beneficially owned an aggregate of 123,132 shares of our common stock.

                                    EXPERTS

     The consolidated financial statements of COLO.COM and subsidiaries as of December 31, 1998 and 1999 and for the period from inception (April 2, 1997) to December 31, 1997 and for the years ended December 31, 1998 and 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of COLO.COM, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as COLO.COM, that file electronically with the Securities and Exchange Commission.

                           COLO.COM AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................  F-5
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
COLO.COM:

     We have audited the accompanying consolidated balance sheets of COLO.COM (a California corporation) and Subsidiary as of December 31, 1998 and 1999, and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of COLO.COM and Subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.

/s/  Arthur Andersen LLP

San Francisco, California,
January 24, 2000

                           COLO.COM AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
        AS OF DECEMBER 31, 1998 AND 1999, AND MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                 DECEMBER 31,              MARCH 31, 2000
                                                              -------------------    --------------------------
                                                               1998        1999        ACTUAL        PRO FORMA
                                                              -------    --------    -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   138    $198,412     $381,010
  Accounts receivable, net of allowance for doubtful
    accounts of $5, $25, and $135 (unaudited) at December
    31, 1998 and 1999, and March 31, 2000, respectively.....       42          28          521
  Prepaids and other current assets.........................      177         704        2,182
                                                              -------    --------     --------
    Total current assets....................................      357     199,144      383,713
PROPERTY AND EQUIPMENT, net.................................      495      13,195       49,033
RESTRICTED CASH AND CASH EQUIVALENTS........................       --       2,162        3,765
RESTRICTED INVESTMENTS......................................       --          --       77,729
DEPOSITS AND OTHER NONCURRENT ASSETS........................       36       1,241       10,868
                                                              -------    --------     --------
    Total assets............................................  $   888    $215,742     $525,108
                                                              =======    ========     ========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   263    $  8,911     $ 21,434
  Accrued liabilities.......................................      149         761        4,823
  Current portion of notes payable, net of discount.........       --       1,464          478
                                                              -------    --------     --------
    Total current liabilities...............................      412      11,136       26,735
                                                              -------    --------     --------
NONCURRENT LIABILITIES:
  Long-term notes payable, net of discount..................       --       1,876      217,755
  Other noncurrent liabilities..............................       --          42        1,286
                                                              -------    --------     --------
    Total noncurrent liabilities............................       --       1,918      219,041
                                                              -------    --------     --------
    Total liabilities.......................................      412      13,054      245,776
                                                              -------    --------     --------
COMMITMENTS AND CONTINGENCIES (Note 7) STOCKHOLDERS' EQUITY:
  Series A preferred stock, no par value:
  Authorized shares -- 5,250,000
  Issued and outstanding shares -- 4,255,730 at December 31,
    1998, and 4,261,730 at both December 31, 1999, and March
    31, 2000 and 0 at March 31, 2000 (pro forma)............    2,078       2,079        2,079             --
  Series B preferred stock, no par value:
  Authorized shares -- 24,500,000
  Issued and outstanding shares -- 0 at December 31, 1998,
    and 24,500,000 at both December 31, 1999, and March 31,
    2000 and 0 at March 31, 2000 (pro forma)................       --      12,219       12,219             --
  Series C preferred stock, no par value:
  Authorized shares -- 21,000,000
  Issued and outstanding shares -- 0 at December 31, 1998
    and 20,408,164 at both December 31, 1999, and March 31,
    2000 and 0 at March 31, 2000 (pro forma)................       --     194,056      194,056             --
  Common stock, no par value:
  Authorized shares -- 81,000,000
  Issued and outstanding shares -- 4,233,888, 13,321,793,
    13,557,555 (unaudited) and 62,727,449 (unaudited) at
    December 31, 1998 and 1999, March 31, 2000, and March
    31, 2000 (pro forma) respectively.......................       37      12,826       26,003        234,357
  Warrants..................................................       --       2,434       88,460         88,460
  Deferred compensation.....................................       --      (9,306)     (19,698)       (19,698)
  Notes receivable from stockholders........................       (8)     (1,102)      (1,377)        (1,377)
  Accumulated deficit.......................................   (1,631)    (10,518)     (22,410)       (22,410)
                                                              -------    --------     --------       --------
    Total stockholders' equity..............................      476     202,688      279,332       $279,332
                                                              -------    --------     --------       ========
    Total liabilities and stockholders' equity..............  $   888    $215,742     $525,108
                                                              =======    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 2000
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                 THREE MONTHS
                                                                             YEARS ENDED            ENDED
                                                  PERIOD FROM INCEPTION     DECEMBER 31,          MARCH 31,
                                                   (APRIL 2, 1997) TO     -----------------   ------------------
                                                    DECEMBER 31, 1997      1998      1999      1999       2000
                                                  ---------------------   -------   -------   -------   --------
                                                                                                 (UNAUDITED)
REVENUE.........................................         $   31           $   190   $   218   $    55   $    192
                                                         ------           -------   -------   -------   --------
OPERATING COSTS AND EXPENSES:
  Cost of revenue...............................             92               342       762       164      3,521
  Selling, general, and administrative..........             14             1,388     6,526       409      5,464
  Deferred compensation.........................             --                --     1,248        --      2,258
  Depreciation and amortization.................              2                10       139        50        561
  Loss on lease and leasehold improvements......             --                --       921       610         --
                                                         ------           -------   -------   -------   --------
    Total operating costs and expenses..........            108             1,740     9,596     1,233     11,804
                                                         ------           -------   -------   -------   --------
    Loss from operations........................            (77)           (1,550)   (9,378)   (1,178)   (11,612)
INTEREST INCOME.................................             --                 7       491         2      2,659
INTEREST EXPENSE................................             (1)              (10)       --        --     (2,939)
                                                         ------           -------   -------   -------   --------
Net loss........................................         $  (78)          $(1,553)  $(8,887)  $(1,176)  $(11,892)
                                                         ======           =======   =======   =======   ========
PER SHARE INFORMATION:
  Net loss per common share: basic and
    diluted.....................................         $(0.03)          $ (0.28)  $ (1.86)  $ (0.26)  $  (1.49)
                                                         ======           =======   =======   =======   ========
Common shares used in computing per share
  amounts: basic and diluted....................          2,612             5,554     4,771     4,461      7,985
                                                         ======           =======   =======   =======   ========
Proforma:
  Net loss per common share basic and diluted
    (unaudited).................................                                    $ (0.34)  $ (0.13)  $  (0.21)
                                                                                    =======   =======   ========
  Common shares used in computing per share
    amounts basic and diluted (unaudited).......                                     26,460     8,717     57,155
                                                                                    =======   =======   ========

     The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998, AND 1999, AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              PREFERRED STOCK       PREFERRED STOCK         PREFERRED STOCK
                                  SERIES A              SERIES B               SERIES C              COMMON STOCK
                             ------------------   --------------------   ---------------------   --------------------
                              SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT    WARRANTS
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   --------
BALANCE, APRIL 2, 1997.....         --   $   --           --   $    --           --   $     --           --   $    --   $    --
 Issuance of common stock
   for cash and services...         --       --           --        --           --         --    5,050,000        53        --
 Net loss for period.......         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1997......................         --       --           --        --           --         --    5,050,000        53        --
 Issuance of Series A
   preferred stock for cash
   and services, net of
   issuance costs..........  4,255,730    2,078           --        --           --         --           --        --        --
 Issuance of common stock
   in exchange for
   stockholder notes and
   cash....................         --       --           --        --           --         --    3,755,000       188        --
 Repurchase of common
   stock...................         --       --           --        --           --         --   (4,571,112)     (204)       --
 Net loss for year.........         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1998......................  4,255,730    2,078           --        --           --         --    4,233,888        37        --
 Issuance of Series A
   preferred stock for
   cash, net of issuance
   costs...................      6,000        1           --        --           --         --           --        --        --
 Issuance of Series B
   preferred stock for
   cash, net of issuance
   costs...................         --       --   24,500,000    12,219           --         --           --        --        --
 Issuance of Series C
   preferred stock for cash
   and debt repayment, net
   of issuance costs.......         --       --           --        --   20,408,164    194,056           --        --        --
 Issuance of common stock
   for cash and services...         --       --           --        --           --         --      284,366       999        --
 Value assigned to issued
   warrants................         --       --           --        --           --         --           --        --     2,434
 Exercise of employee stock
   options for stockholder
   notes and cash..........         --       --           --        --           --         --    9,785,368     1,285        --

                                               NOTES
                                             RECEIVABLE    ACCUMU-
                               DEFERRED         FROM        LATED      EQUITY
                             COMPENSATION   STOCKHOLDERS   DEFICIT    (DEFICIT)
                             ------------   ------------   --------   ---------
BALANCE, APRIL 2, 1997.....    $     --        $   --      $     --   $     --
 Issuance of common stock
   for cash and services...          --            --            --         53
 Net loss for period.......          --            --           (78)       (78)
                               --------        ------      --------   --------
BALANCE, DECEMBER 31,
 1997......................          --            --           (78)       (25)
 Issuance of Series A
   preferred stock for cash
   and services, net of
   issuance costs..........          --            --            --      2,078
 Issuance of common stock
   in exchange for
   stockholder notes and
   cash....................          --          (182)           --          6
 Repurchase of common
   stock...................          --           174            --        (30)
 Net loss for year.........          --            --        (1,553)    (1,553)
                               --------        ------      --------   --------
BALANCE, DECEMBER 31,
 1998......................          --            (8)       (1,631)       476
 Issuance of Series A
   preferred stock for
   cash, net of issuance
   costs...................          --            --            --          1
 Issuance of Series B
   preferred stock for
   cash, net of issuance
   costs...................          --            --            --     12,219
 Issuance of Series C
   preferred stock for cash
   and debt repayment, net
   of issuance costs.......          --            --            --    194,056
 Issuance of common stock
   for cash and services...          --            --            --        999
 Value assigned to issued
   warrants................          --            --            --      2,434
 Exercise of employee stock
   options for stockholder
   notes and cash..........          --        (1,143)           --        142

                           COLO.COM AND SUBSIDIARIES

      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
              FOR THE YEARS ENDED DECEMBER 31, 1998, AND 1999, AND
             FOR THE THREE MONTHS ENDED MARCH 31, 2000 (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                              PREFERRED STOCK       PREFERRED STOCK         PREFERRED STOCK
                                  SERIES A              SERIES B               SERIES C              COMMON STOCK
                             ------------------   --------------------   ---------------------   --------------------
                              SHARES     AMOUNT     SHARES     AMOUNT      SHARES      AMOUNT      SHARES     AMOUNT    WARRANTS
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   --------
 Recognition of deferred
   compensation............         --       --           --        --           --         --           --    10,554        --
 Deferred compensation.....         --       --           --        --           --         --           --        --        --
 Repurchase of common
   stock...................         --       --           --        --           --         --     (981,829)      (49)       --
 Net loss for year.........         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, DECEMBER 31,
 1999......................  4,261,730    2,079   24,500,000    12,219   20,408,164    194,056   13,321,793    12,826     2,434
 Value assigned to issued
   warrants (unaudited)....         --       --           --        --           --         --           --        --    86,176
 Warrants exercised
   (unaudited).............         --       --           --        --           --         --       90,345       200      (150)
 Exercise of employee stock
   options for stockholder
   notes and cash
   (unaudited).............         --       --           --        --           --         --      210,000       330        --
 Payment of stockholder
   note....................         --       --           --        --           --         --           --        --        --
 Recognition of deferred
   compensation
   (unaudited).............         --       --           --        --           --         --           --    12,650        --
 Deferred compensation
   (unaudited).............         --       --           --        --           --         --           --        --        --
 Repurchase of common stock
   (unaudited).............         --       --           --        --           --         --      (64,583)       (3)       --
 Net loss for period
   (unaudited).............         --       --           --        --           --         --           --        --        --
                             ---------   ------   ----------   -------   ----------   --------   ----------   -------   -------
BALANCE, MARCH 31, 2000
 (unaudited)...............  4,261,730   $2,079   24,500,000   $12,219   20,408,164   $194,056   13,557,555   $26,003   $88,460
                             =========   ======   ==========   =======   ==========   ========   ==========   =======   =======

                                               NOTES
                                             RECEIVABLE    ACCUMU-
                               DEFERRED         FROM        LATED      EQUITY
                             COMPENSATION   STOCKHOLDERS   DEFICIT    (DEFICIT)
                             ------------   ------------   --------   ---------
 Recognition of deferred
   compensation............     (10,554)           --            --         --
 Deferred compensation.....       1,248            --            --      1,248
 Repurchase of common
   stock...................          --            49            --         --
 Net loss for year.........          --                      (8,887)    (8,887)
                               --------       -------      --------   --------
BALANCE, DECEMBER 31,
 1999......................      (9,306)       (1,102)      (10,518)   202,688
 Value assigned to issued
   warrants (unaudited)....          --            --            --     86,176
 Warrants exercised
   (unaudited).............          --            --            --         50
 Exercise of employee stock
   options for stockholder
   notes and cash
   (unaudited).............          --          (328)           --          2
 Payment of stockholder
   note....................          --            53            --         53
 Recognition of deferred
   compensation
   (unaudited).............     (12,650)           --            --         --
 Deferred compensation
   (unaudited).............       2,258            --            --      2,258
 Repurchase of common stock
   (unaudited).............          --            --            --         (3)
 Net loss for period
   (unaudited).............          --            --       (11,892)   (11,892)
                               --------       -------      --------   --------
BALANCE, MARCH 31, 2000
 (unaudited)...............    $(19,698)      $(1,377)     $(22,410)  $279,332
                               ========       =======      ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
      FOR THE PERIOD FROM INCEPTION (APRIL 2, 1997) TO DECEMBER 31, 1997,
          FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1999, AND FOR THE
             THREE MONTHS ENDED MARCH 31, 1999 AND 2000 (UNAUDITED)
                                 (IN THOUSANDS)

                                                              PERIOD FROM                               THREE MONTHS
                                                               INCEPTION            YEAR ENDED             ENDED
                                                           (APRIL 2, 1997) TO      DECEMBER 31,          MARCH 31,
                                                              DECEMBER 31,      ------------------   ------------------
                                                                  1997           1998       1999      1999       2000
                                                           ------------------   -------   --------   -------   --------
                                                                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss................................................        $(78)         $(1,553)  $ (8,887)  $(1,176)  $(11,892)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization.........................           2               10        139        50        561
    Amortization of warrants..............................          --               --         --        --        338
    Loss on disposal of fixed assets......................          --               --        465       465         --
    Deferred compensation.................................                           --      1,248        --      2,258
    Cost of revenues relating to warrants.................          --               --         --        --      2,294
    Series A preferred stock exchanged for services.......          --              116         --        --         --
    Changes in operating assets and liabilities:
      Accounts receivable, net............................          (9)             (33)        14         3       (494)
      Prepaids and other current assets...................          --             (177)      (527)      178     (1,478)
      Deposits and other noncurrent assets................          --              (36)      (955)       32       (209)
      Accounts payable....................................           7              256        110      (155)       886
      Other noncurrent liabilities........................          --               --         42        --      1,170
      Accrued liabilities.................................          12              137        612       118      1,634
                                                                  ----          -------   --------   -------   --------
        Net cash used in operating activities.............         (66)          (1,280)    (7,739)     (485)    (4,932)
                                                                  ----          -------   --------   -------   --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Additions to property and equipment, net................         (71)            (436)   (12,430)      (73)   (35,734)
  Increase in accounts payable related to construction
    activities............................................          --               --      2,598        --     17,577
  Restricted investments..................................          --               --         --        --    (77,729)
  Increase in restricted cash and cash equivalents........          --               --     (2,162)       --     (1,603)
                                                                  ----          -------   --------   -------   --------
        Net cash used in investing activities.............         (71)            (436)   (11,994)      (73)   (97,489)
                                                                  ----          -------   --------   -------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable.................         119               41      9,729       497    290,508
  Interest payable........................................          --               --         --        --      2,502
  Repayments of notes payable.............................          --             (160)    (3,643)       --     (2,153)
  Proceeds from sale of common stock......................          53                6        205        17         --
  Payment of stockholder note.............................          --               --         --        --         53
  Warrants and options exercised..........................          --               --         --        --         52
  Proceeds from issuance of Series A preferred stock,
    net...................................................          --            1,962          1         1         --
  Proceeds from issuance of Series B preferred stock,
    net...................................................          --               --     12,219        --         --
  Proceeds from issuance of Series C preferred stock,
    net...................................................          --               --    199,496        --         --
  Preferred stock issuance costs paid.....................          --               --         --        --     (5,940)
  Repurchase of common stock..............................          --              (30)        --        --         (3)
                                                                  ----          -------   --------   -------   --------
        Net cash provided by financing activities.........         172            1,819    218,007       515    285,019
                                                                  ----          -------   --------   -------   --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS......          35              103    198,274       (43)   182,598
CASH AND CASH EQUIVALENTS:
  Beginning of period.....................................          --               35        138       138    198,412
                                                                  ----          -------   --------   -------   --------
  End of period...........................................        $ 35          $   138   $198,412   $    95   $381,010
                                                                  ====          =======   ========   =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest................        $  1          $    10   $     63   $    --   $    106
  Notes issued for purchase of common stock...............          --              182      1,143        --        328
  Repurchase of common stock in exchange for stockholder
    notes.................................................          --              174         49        --         --
  Stock issued for assets and services....................          --               --        936        --         --
  Value assigned to warrants..............................          --               --      2,434        --     86,176
  Warrants exercised......................................          --               --         --        --        150
  Deferred compensation...................................          --               --     10,554        --     12,650
  Issuance of Series C preferred stock in lieu of debt
    repayment.............................................          --               --        500        --         --
  Amortization of debt discount included in capitalized
    interest..............................................          --               --        874        --        591
  Accrued preferred stock issuance costs..................          --               --      5,940        --         --

  The accompanying notes are an integral part of these consolidated financial statements.

                           COLO.COM AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 1. NATURE OF BUSINESS:

     COLO.COM, formerly Colomotion, Inc., was incorporated on April 2, 1997, in the state of California. As of March 31, 2000, COLO.COM had two wholly owned subsidiaries. COLO.COM Limited, was incorporated in the United Kingdom on November 12, 1999. COLO.COM GmbH was incorporated in Germany on February 9, 2000. The Company, which includes COLO.COM, COLO.COM Limited and COLO.COM GmbH, is a rapidly growing provider of colocation facilities in which communications services companies can house their equipment and connect to network providers. The Company's target customers are Internet-based businesses, application service providers, Internet service providers, competitive local phone companies and other voice and data communications companies. The facilities, known as Neutral Optical Hubs, will offer target customers a capital-efficient means to rapidly deploy their networks and applications. As of December 31, 1999, the Company operated one such Neutral Optical Hub in which revenue was generated. As of March 31, 2000, the Company had four Neutral Optical Hubs in which revenue was generated. The Company intends to make its facilities available in many domestic and international locations. The facilities are planned to provide flexible access to multiple communications carriers, allowing customers the opportunity to select a network provider. The facilities will also have technologically advanced systems designed to provide uninterrupted electric power availability, temperature and humidity control, physical security and environmental safety, and on-site services provided by a staff of telecommunication and Internet-trained technicians.

     The Company is a start-up company in a new and rapidly evolving market. Its success, in part, depends on its ability to generate additional financing, grow its customer base, and manage its relations with the companies that provide connectivity to its Neutral Optical Hubs. The Company's success also depends on its ability to effectively manage growth, develop Neutral Optical Hubs worldwide, penetrate additional international markets, and profitably charge for its services. Additional risks include actual and potential competition from larger, existing service providers and carriers as well as new market entrants, changes in technology, evolving industry standards, development of an effective strategy to secure market acceptance for the Company's services, and retention of qualified personnel.

     The Company incurred a loss of $8,887,000 and $11,892,000 (unaudited) for the year ended December 31, 1999, and for the three months ended March 31, 2000, respectively, and had an accumulated deficit at March 31, 2000, of $22,410,000 (unaudited). The Company expects to make significant capital expenditures and to continue to incur significant losses in the foreseeable future. Management believes that the Company will be successful in obtaining adequate sources of cash to fund its anticipated operating losses, capital expenditures, and interest expense through the end of 2000 and to follow through with plans for growth and expansion. There can be no assurance that management will be successful in carrying out its plans. If the risks listed above cannot be managed in a timely manner, the Company's operations may be adversely affected.

 2. SIGNIFICANT ACCOUNTING POLICIES:

     INTERIM FINANCIAL STATEMENTS

     The interim consolidated financial statements as of March 31, 2000, and for the three months ended March 31, 1999 and 2000, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments (consisting only of

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

normal recurring adjustments) necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The results of operations for the interim periods are not indicative of the results for the entire fiscal year.

     UNAUDITED PROFORMA PRESENTATION

     The unaudited pro forma balance sheet and statement of stockholders' equity (deficit) as of March 31, 2000 reflects the automatic conversion of all outstanding shares of convertible preferred stock into 49,169,894 shares of common stock which will occur upon the closing of the Company's proposed initial public offering.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of COLO.COM and its subsidiaries. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

     RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current reporting.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Through December 31, 1999, all revenue has been generated from the Company's first facility in San Francisco (Mission Street). In the first three months of 2000, revenue has been generated from four of the Company's Neutral Optical Hubs. The Company enters into contracts with its customers for services and use of cabinet and cage space at the Company's Neutral Optical Hubs. These contracts typically have terms between one and ten years, with varying renewal periods. The Company's revenue consists primarily of monthly payments for use of cabinet and cage space in the Company's Neutral Optical Hubs, payments for customer connections to communications carriers, and payments for installation and technical support services. Generally, the Company bills the customer at the beginning of the month for the subsequent month's rent. Any advance collections are deferred and recognized on a straight-line basis over the period in which service is provided. Revenue for services other than installation is recognized as the services are provided. In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. As of January 1, 2000, the Company began to recognize installation revenue over the life of a customer

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

contract. The cost associated with customer installation and other services is expensed as incurred. There is no material impact on prior years' statements.

     SIGNIFICANT CUSTOMERS

     The Company earned approximately 34 percent, 31 percent and 11 percent of its revenue from sales made to its three largest customers during the year ended December 31, 1998. The Company earned approximately 56 percent, 23 percent and 11 percent of its revenue from sales made to its three largest customers during the year ended December 31, 1999. The Company earned approximately 28 percent, 19 percent and 18 percent of its revenues compared to 61 percent, 18 percent and 5 percent of its revenues for sales made to its three largest customers during the three months ended March 31, 1999 and 2000, respectively (unaudited).

     DEFERRED RENT

     The Company has certain leases that contain fixed escalations of the minimum annual lease payments during the original term of the lease. The Company recognizes occupancy expense on a straight-line basis, recording the difference between the rental amount charged to expense and the amount payable under the lease as a deferred rent liability. Amounts are included in other noncurrent liabilities.

     CONCENTRATION OF CREDIT RISK

     Financial instruments that may potentially subject the Company to concentration of credit risk consist principally of cash, short term securities and accounts receivable. All cash is with financial institutions with strong credit ratings, which minimizes the risk of loss due to nonpayment. The Company has not experienced any losses due to credit impairment related to its financial instruments. The collection of accounts receivable is subject to the credit worthiness of the Company's customers. The Company has experienced minimal losses due to the write-off of uncollectible accounts.

     INCOME TAXES

     Upon incorporation, the Company's common stockholders elected to be taxed under the subchapter S corporation provisions of the Internal Revenue Code, whereby stockholders are personally liable for federal income taxes on their proportionate share of the Company's net income or loss. Effective June 26, 1998, with the issuance of Series A preferred stock, the Company became ineligible for S corporation status. As of June 26, 1998, the Company had an accumulated deficit of $567,000 incurred while an S corporation. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable statutory tax rate to the differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     SEGMENT REPORTING

     The Company has adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. The statement requires disclosures of selected segment-related financial information about products, major customers, and geographic areas. The Company has one reportable segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The Company evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying consolidated financial statements. As of December 31, 1998 and 1999 and March 31, 2000 (unaudited), substantially all operations and assets were based in the United States.

     CASH EQUIVALENTS

     For purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     RESTRICTED CASH AND CASH EQUIVALENTS

     Restricted cash and cash equivalents represent funds set aside as collateral for letters of credit issued under building lease agreements. The balance consists of certificates of deposits with terms of 90 days or less.

     RESTRICTED INVESTMENTS

     Under the covenants of the offering of the senior notes, the Company is required to pledge securities equal to the amount of the first four interest payments. These securities, which consist of United States Treasury bills with maturities near the date of each interest payment, are held by a Trustee. It is the Company's intent to hold these investments until maturity.

     PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives, or related lease terms, if shorter, as follows:

            CLASSIFICATIONS                      ESTIMATED USEFUL LIVES
            ---------------                      ----------------------
Computer and office furniture and
  equipment............................  3 - 5 years
Site equipment, furniture and
  fixtures.............................  5 years
Leasehold improvements.................  The lesser of estimated useful lives or term of lease

     LONG-LIVED ASSETS

     The Company's policy is to record long-lived assets at cost, amortizing their costs over the expected useful life of the related assets. In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," assets are

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable.

     CONSTRUCTION IN PROGRESS

     Construction in progress includes direct expenditures for the construction of Neutral Optical Hubs and is stated at cost. Capitalized construction costs include costs incurred under the construction contract, cabling, on-site construction management and rent, utilities, direct costs and interest during the construction phase. Once a Neutral Optical Hub has been constructed and is available for its intended use, capitalized costs are depreciated at an appropriate rate based on Company policy. Interest incurred during construction is capitalized in accordance with SFAS No. 34, "Capitalization of Interest Costs." Total interest capitalized to construction in progress during the year ended December 31, 1999, and the three months ended March 31, 1999 and 2000, was $930,000, $0 and $591,000 (unaudited), respectively.

     DEFERRED FINANCING COSTS

     During March 2000, the Company completed an offering of senior notes that raised approximately $290 million (unaudited), net of issuance costs. As of December 31, 1999, and March 31, 2000, costs of $144,000 and $9,680,000
(unaudited), respectively, have been incurred in connection with this offering. These costs are included in other noncurrent assets in the accompanying consolidated balance sheets. These costs are being amortized on a straight-line basis over the life of the notes beginning in March 2000.

     NET INCOME (LOSS) PER COMMON SHARE

     The Company computes net income (loss) per common share in accordance with SFAS No. 128, "Earnings Per Share," and SEC Staff Accounting Bulletin No. 98 (SAB No. 98). Under the provisions of SFAS No. 128 and SAB No. 98, basic net income (loss) per common share (Basic EPS) is computed by dividing net income
(loss) by the weighted average number of common shares outstanding excluding shares subject to repurchase. Diluted net income (loss) per common share (Diluted EPS) is computed by dividing net income (loss) by the weighted average number of common shares and dilutive common share equivalents then outstanding.

     Diluted EPS for all periods presented does not include the impact of stock options, shares subject to repurchase, preferred stock, and warrants, as the effect of their inclusion would be antidilutive.

     PRO FORMA NET LOSS PER SHARE (UNAUDITED)

     The calculation of pro forma net loss per share assumes that all series of convertible shares have been converted into common stock as of the original issuance date.

     COST OF REVENUE

     Cost of revenue consists primarily of site-related employee salaries and benefits, rental payments on the Company's Neutral Optical Hubs, payments for equipment, connectivity charges, utilities, and other direct operating expenses.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     DEFERRED COMPENSATION AND STOCK EXCHANGED FOR SERVICES

     The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options is less than the fair market value of the underlying stock on the date of grant, compensation expense is recorded for the difference between fair market value and the exercise price. Expense associated with stock-based compensation is being amortized over the vesting period of the individual award consistent with the method described in Financial Accounting Standards Board (FASB) Interpretation No. 28. No stock compensation expense was recorded in 1998. The Company has recorded compensation expense of $1,248,000 and $2,258,000 (unaudited) for the year ended December 31, 1999, and for the three months ended March 31, 2000, respectively. All deferred compensation relate to selling, general and administrative expense. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

     The value of warrants, options or stock exchanged for services is expensed over the period benefited. To calculate the expense, the Company uses either the market value of the equity instrument or the value of the services, whichever is more objectively determinable.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance on the capitalization of the costs incurred for computer software developed or obtained for internal use. The Company adopted the new standard in 1999, although the impact on the 1999 financial statements was not significant.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Adoption of this statement in fiscal 1999 did not have an impact on the consolidated financial statements; all start-up costs have historically been expensed as incurred.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities," which establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Subsequently, in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivatives and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133," which amended SFAS No. 133. The Company does not currently have any derivatives or hedges and does not expect the adoption of this standard to have a material effect on the Company's results of operations, financial position or cash flows.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 3. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1998 and 1999, and March 31, 2000 (in thousands):

                                                          DECEMBER 31,
                                                         ---------------     MARCH 31,
                                                         1998     1999         2000
                                                         ----    -------    -----------
                                                                            (UNAUDITED)
Computer and office furniture and equipment............  $ 15    $ 1,487      $ 3,159
Site equipment, furniture, and fixtures................    24         24        4,275
Leasehold improvements.................................   163        146        6,476
Construction in progress...............................   305     11,635       35,676
                                                         ----    -------      -------
                                                          507     13,292       49,586
Less: Accumulated depreciation.........................   (12)       (97)        (553)
                                                         ----    -------      -------
                                                         $495    $13,195      $49,033
                                                         ====    =======      =======

     Depreciation and amortization expense for the period from inception (April 2, 1997) to December 31, 1997, for the years ended December 31, 1998 and 1999, and for the three months ended March 31, 1999 and 2000, was $2,000, $10,000, $139,000, $50,000 (unaudited) and $561,000 (unaudited), respectively.

     During 1997, the Company implemented SFAS No. 121, which requires an entity to assess the recoverability of the carrying amount of an asset if certain events or changes in circumstances occur. During 1999, management determined that the Company would relocate its San Francisco facility to a new site. Consequently, the Company determined that the leasehold improvements related to the current site were impaired and recognized a charge for impairment loss of $449,000, which is included in loss on lease and leasehold improvements in the accompanying consolidated statements of operations.

     ACQUISITION OF LEASE AND LEASEHOLD IMPROVEMENTS

     In September 1999, the Company entered into an agreement to acquire a colocation facility lease in Chicago and the related equipment and leasehold improvements, which were under construction. The facility was under construction and not yet producing revenue. A two-year noncompete agreement with the seller was also obtained. Further, the Company agreed to utilize an affiliate of the seller to construct five additional Neutral Optical Hubs and to pay the seller a fee for future customer referrals. The purchase price was $500,000 plus 100,000 shares of the Company's common stock, with 50,000 issued in September 1999 and 50,000 to be issued in increments in 2000 based upon the seller achieving certain milestones. If the milestones are not achieved by the seller, any unissued shares will be issued by the Company on September 1, 2000, for no additional consideration. A value of $250,000 was assigned to the common stock issued in September 1999 and the 50,000 shares that will ultimately be issued in 2000. The Company has assigned a value of $500,000 to the leasehold improvements in process and a $250,000 value to the noncompete covenant and other rights obtained under the agreement. The $500,000 and $250,000 are included in property and equipment, net, and deposits and other noncurrent assets, respectively, in the accompanying consolidated balance sheet.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 4. ACCRUED LIABILITIES:

     Accrued liabilities consist of the following at December 31, 1998 and 1999, and March 31, 2000 (in thousands):

                                                            DECEMBER 31
                                                            ------------     MARCH 31,
                                                            1998    1999       2000
                                                            ----    ----    -----------
                                                                            (UNAUDITED)
Payroll and payroll related expenses......................  $ 20    $622      $  820
Operating expenses and other..............................   129     139       1,575
Interest payable..........................................    --      --       2,428
                                                            ----    ----      ------
                                                            $149    $761      $4,823
                                                            ====    ====      ======

 5. INCOME TAXES:

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

     The Company's primary temporary differences relate to items expensed for financial reporting purposes but not currently deductible for income tax purposes consisting primarily of accrued vacation, capitalized interest, stock-based compensation expense, deferred rent, and other reserves.

     As of December 31, 1999, the Company had a tax net operating loss (NOL) carryforward of approximately $8,157,000 for both federal and California state income tax purposes. The federal NOL begins to expire in 2018, and the California NOL begins to expire in 2005. A significant change in ownership of the Company may limit the Company's ability to use these NOL carryforwards. SFAS No. 109 requires that the tax benefit of such net operating loss be recorded as an asset. At December 31, 1999, the Company had gross deferred tax assets of approximately $3,432,000 related to the NOL, tax credits, and miscellaneous temporary differences. The Company has recorded a full valuation allowance of $3,432,000 at December 31, 1999, due to uncertainties surrounding the realizability of the deferred tax asset.

 6. NOTES PAYABLE:

     In March 2000, the Company issued $300,000,000 of Senior Notes and 300,000 warrants to purchase 5,991,540 shares of the Company's Common Stock (the Senior Notes) at $.01 per share. The Senior Notes mature on March 15, 2010 and bear interest at 13 7/8% per annum. Interest on the Senior Notes will be payable semiannually on March 15 and September 15 of each year. Approximately $9,680,000 of costs were incurred in connection with this offering. These deferred financing costs are included in other non current assets in the accompanying consolidated balance sheets and are being amortized on a straight-line basis over the life of the notes beginning in March 2000. The Senior Notes indenture restricts, among other things, the Company's ability to incur additional debt and the use of proceeds of such additional debt, pay dividends or make certain other restricted payments, incur certain liens to secure debt or engage in certain merger transactions. In the event of a change of control as defined in the indenture agreement, each note-holder will have the right to require that the Company repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest. The covenants of the Senior Notes require the Company

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

to pledge investments equal to the first four interest payments due by the Company. These securities are included in restricted investments in the accompanying consolidated balance sheets. The warrants are exercisable any time on or after the earliest to occur of (a) 180 days after the closing date of the Company's initial public offering or (b) the first anniversary of the warrant issuance date. A value of $83,881,560 was assigned to these warrants.

     In October 1999, the Company entered into a loan agreement (the Comdisco Loan Agreement) with Comdisco, Inc. (Comdisco). The Comdisco Loan Agreement provides financing for up to $7 million for construction costs and equipment at the Company's Chicago, Illinois, and Emeryville, California, sites. The commitment for this financing terminates on August 31, 2000. Individual notes bear interest at a rate of 8.25 percent per annum and are repayable in 42 monthly installments plus a final payment of 15 percent of the original advance. The Comdisco Loan Agreement includes a prepayment option available after 12 months with a premium equal to 1 percent of the unpaid principal plus the present value of the final payment. Comdisco's security interest includes all tangible and intangible assets relating to the specific facilities funded by the lender. The agreement contains restrictive covenants including limitations on future acquisitions or the payment of dividends or stock purchases. As part of the Comdisco Loan Agreement, the Company granted Comdisco warrants to purchase 73,976 shares of the Company's Series C preferred stock at an exercise price of $7.57 per share. The warrants are exercisable from the date of grant and expire 10 years after this date. A value of $548,000 was assigned to these warrants. In November 1999, the Company borrowed $2.4 million under the Comdisco Loan Agreement. As of December 31, 1999, and March 31, 2000, $2.3 million and $2.2 million (unaudited), respectively, was outstanding. Comdisco is also a holder of Series C preferred stock.

     In November 1999, the Company entered into a loan agreement (the MMC Loan Agreement) with MMC/GATX Partnership (MMC) and other lenders (Others). The MMC Loan Agreement provides financing of up to $17 million for eligible construction costs and equipment at the Company's Los Angeles, California, and Vienna, Virginia, sites. The commitment for this financing terminates on December 31, 2001. Individual notes bear interest at a per annum rate equal to the sum of the applicable U.S. Treasury note yield to maturity plus 3.93 percent. These notes are repayable in 42 equal monthly installments plus a final payment of 10 percent of the original advance. MMC's security interest includes substantially all tangible and intangible assets relating to the specific facilities funded by the lenders. The MMC Loan Agreement includes a prepayment option declining from 10 percent to 2 percent of the unpaid principal over the loan period plus the present value of the final payment. The agreement contains restrictive covenants including limitations on future acquisitions or the payment of dividends or stock purchases. As part of the MMC Loan Agreement, the Company granted MMC and Others warrants to purchase 227,679 shares of the Company's Series C preferred stock at an exercise price of $6.44 per share. The warrants are exercisable from the date of grant and expire 10 years after this date. A value of $1.7 million was assigned to these warrants. In December 1999, the Company borrowed $1.3 million under the MMC Loan Agreement. As of December 31, 1999, and March 31, 2000, $1.3 million and $1.2 million (unaudited), respectively, was outstanding.

     In November 1999, the Company entered into a one-year Revolving Line of Credit Agreement (Revolver) with a bank. The Revolver provides credit of up to $2 million, including amounts outstanding under letters of credit. Advances bear interest at a rate equal to the prime rate plus 1.25 percent per annum. The borrowings are secured by substantially all personal property of the Company, including accounts receivable, deposit accounts, inventory, and intellectual property other than assets pledged to the Company's other lenders. The agreement contains restrictive covenants

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

including limitations on future acquisitions or the payment of dividends or stock purchases. Additionally, the agreement contains covenants requiring certain minimum quarterly consolidated revenue amounts. As part of the Revolver, the Company entered into a stock purchase agreement giving the bank the right to purchase 24,845 shares of the Company's common stock at a price of $2.00 per share. A value of $150,000 was assigned to these stock purchase rights. In December 1999, the Company borrowed $2 million under the Revolver. In March 2000, the Revolver was paid in full and cancelled (unaudited).

     The value assigned to the above warrants or options was calculated using the Black-Scholes pricing model with the following assumptions: a risk-free weighted average interest rate of 6.0 percent, expected dividend yield of 0 percent, the expected lives of four to seven years from the date of the grant, and an expected volatility of 70 percent. This amount is accounted for as a discount on the related note and is being amortized as interest expense ratably over either the life of the commitment period of the credit facility or the life of the Senior Notes (10 to 120 months).

     In December 1999, the Company entered into a loan agreement (the Lighthouse Loan Agreement) with Lighthouse Capital Partners (Lighthouse). The Lighthouse Loan Agreement provides bridge financing of up to $6 million. Notes issued bear interest at a rate of 10 percent per annum and mature on January 31, 2000. The agreement contains covenants including limitations on future investments or loan agreements. As part of the Lighthouse Loan Agreement, the Company entered into a stock purchase agreement whereby Lighthouse purchased 91,429 shares of the Company's common stock at a price of $0.50 per share. In December 1999, the Company borrowed $4 million under the Lighthouse Loan Agreement. This note was repaid on December 30, 1999, with cash of $3.5 million and the issuance of 51,020 shares of Series C preferred stock at a value $9.80 per share. The differences between the fair value of the common stock used for accounting purposes and the purchase price of $0.50 was $686,000 and was accounted for as a discount on the related note and was fully amortized in 1999 upon the repayment of the note. Lighthouse is also a holder of Series C preferred stock.

     The unamortized portion of the value assigned to warrants issued in connection with the above notes payable agreements is recorded as a discount to the related note payable.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     As of December 31, 1999 and March 31, 2000 (unaudited), the payments due on long-term debt for the next five years and thereafter were as follows (in thousands):

                                                        DECEMBER 31,    MARCH 31,
                    YEAR ENDING                             1999           2000
                    -----------                         ------------    ----------
2000................................................      $ 2,829        $    676
2001................................................          996             996
2002................................................        1,103           1,103
2003................................................          658             658
Thereafter..........................................           --         300,000
                                                          -------        --------
  Total notes payable...............................        5,586         303,433
Less: Discount related to warrants, net of
  amortization......................................       (2,246)        (85,200)
                                                          -------        --------
  Total notes payable, net of discount..............        3,340         218,233
Less: Current portion of notes payable, net of
  discount..........................................       (1,464)           (478)
                                                          -------        --------
  Long term notes payable, net of discount..........      $ 1,876        $217,755
                                                          =======        ========

 7. COMMITMENTS AND CONTINGENCIES:

     FACILITY OPERATING LEASES

     The Company is committed under long-term operating leases for various facilities expiring at various dates through 2014 with varying renewal options and escalating rent clauses. The Company generally pays for real estate taxes, insurance, and specified maintenance costs under real property leases. The minimum rental commitments under these lease agreements as of December 31, 1999, are as follows:

                                                                  LEASED
                  YEAR ENDING DECEMBER 31,                      FACILITIES
                  ------------------------                    --------------
                                                              (IN THOUSANDS)
2000........................................................     $ 6,686
2001........................................................       7,420
2002........................................................       7,570
2003........................................................       7,703
2004........................................................       7,476
Thereafter..................................................      47,990
                                                                 -------
                                                                 $84,845
                                                                 =======

     Rent expense, net of amounts capitalized to construction in progress, for the period from inception (April 2, 1997) to December 31, 1997, and for the years ended December 31, 1998 and 1999 (excluding the expansion site abandoned in 1999), and for the three months ended March 31, 1999 and 2000, was approximately $26,000, $121,000, $338,000, $14,000 (unaudited) and $388,000
(unaudited), respectively. These amounts are included in operating expenses in the accompanying statements of operations.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     PURCHASE COMMITMENTS

     The Company has entered into certain capital expenditure commitments associated with construction of future facilities and equipment purchases. As of December 31, 1999, and March 31, 2000, purchase commitments were $42 million and $53 million (unaudited), respectively, excluding the commitments described in
Note 8.

     CARRIER COMMITMENTS

     To attract carriers to connect to our facilities, the Company plans to place circuit orders with up to three carriers prior to completing construction of a facility. These orders generally require the Company to pay an installation fee and a minimum monthly charge for periods anticipated to be approximately one to three years. As of March 31, 2000, the Company had placed orders with multiple carriers to connect to six facilities.

     As of March 31, 2000, the Company had the following commitments associated with these contracts:

                                                              MARCH 31, 2000
                                                              --------------
                                                               (UNAUDITED)
2000........................................................      $  910
2001........................................................       1,468
2002........................................................       1,407
2003........................................................         610
                                                                  ------
                                                                  $4,395
                                                                  ======

The table above excludes amounts payable under month to month carrier commitments. As customers connect to carriers, it is anticipated that the related monthly charges will be assigned to the customers, thereby reducing the Company's obligation.

     ABANDONED LEASES

     In 1998, the Company leased its original San Francisco facility and an adjacent expansion site under operating leases with original expiration dates in 1999 and 2007, respectively.

     In the first quarter of 1999, management determined that the original facility and the expansion site adjacent to the San Francisco facility would not be used, and thus it was anticipated that the lease would be terminated. On October 5, 1999, the Company entered into an agreement to terminate its expansion site lease whereby the Company paid the owner approximately $286,000 and forfeited its security deposit. Additionally, the Company wrote off rent that was prepaid through August and paid certain legal costs associated with terminating the lease. For the year ended December 31, 1999, the Company has recorded a $472,000 provision for loss associated with terminating the lease. This provision is included in loss on lease and leasehold improvements in the accompanying consolidated statements of operations.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 8. TRANSACTIONS WITH PREFERRED STOCK INVESTORS:

     AGREEMENT WITH NEXTLINK

     In December 1999, the Company entered into a Definitive Agreement and Warrant (the NEXTLINK Agreement) with NEXTLINK Communications, Inc. (NEXTLINK). Among other items, the NEXTLINK Agreement specifies a minimum number of facilities the Company must open by December 31, 2001, and provides for the connection of NEXTLINK's network at up to 20 of the Company's Neutral Optical Hubs within two years. As part of the NEXTLINK Agreement, the Company granted NEXTLINK a warrant to purchase up to 300,000 shares of the Company's Series C preferred stock at an exercise price of $10.00 per share. The warrants are issued in increments of 30,000 for up to 10 facilities. The warrants become exercisable when specific performance measures in the first quarter of 2000 are achieved and expire five years from the warrant issuance. As of December 31, 1999, measurement dates had not yet occurred, and no warrants had been earned. In the first quarter of 2000, NEXTLINK met the performance measures of initiating connections into 10 facilities and earned the warrants to purchase 300,000 shares of the Company's Series C Preferred stock. The value associated with these warrants of $2,294,000 was included in cost of revenues in the three months ended March 31, 2000 (unaudited).

     This agreement also provides NEXTLINK with available space provisions at the Company's Neutral Optical Hubs and grants NEXTLINK certain rental rights. The terms of the agreement are for five years and provide NEXTLINK with two five-year renewal options.

     The value assigned to the above warrants was calculated using the Black-Scholes pricing model with the following assumptions: risk free interest rate of 6.6 percent, no expected dividend yield, expected life of four years from the grant date, and expected volatility of 70 percent.

     AGREEMENT WITH MASTEC AND SKANSKA

     In December 1999, the Company entered into a Project Management and Construction Services Agreement (the Construction Agreement) with Mastec North America, Inc. (Mastec) and Sordoni Skanska Construction Company (Skanska). The Construction Agreement provides for the construction of 22 Neutral Optical Hubs and the related project management at specified prices.

     Skanska will perform the construction work, and Mastec will provide project management services. Management estimates the Company's obligation under this agreement to be approximately $120 million, depending on the building specifications. Mastec and Skanska are holders of Series C preferred stock.

     AGREEMENT WITH NORTEL

     In December 1999, the Company entered into a Strategic Alliance Agreement with Nortel Networks, Inc. (Nortel). The agreement requires the Company to purchase Nortel equipment in an amount of no less than $5 million before December 31, 2001, and gives Nortel the right of first refusal on a percentage of space in future Neutral Optical Hubs. Contemporaneous with the execution of the Strategic Alliance Agreement, Nortel purchased Series C preferred stock.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

 9. STOCKHOLDERS' EQUITY:

     The Company's amended and restated articles of incorporation allow for the issuance of 81,000,000 shares of common stock, 5,250,000 shares of Series A preferred stock (Series A Stock), 24,500,000 shares of Series B preferred stock (Series B Stock), and 21,000,000 shares of Series C preferred stock (Series C Stock).

     COMMON STOCK

     The holders of common stock are entitled to one vote per share. Subject to preferences on outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors. In the event of a liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock.

     Certain holders of common stock have entered into repurchase agreements allowing the Company the exclusive option to repurchase the unreleased shares as defined in the stock purchase agreement in the event of termination of the stockholder's employment with the Company. The repurchase option extends for 90 days after termination and grants the right to the Company to repurchase the shares at the original purchase price per share. The number of shares subject to repurchase is reduced over a four-year vesting period. The Company has the right to repurchase 88,889, 35,556 and 22,224 (unaudited) unreleased shares as of December 31, 1998 and 1999, and March 31, 2000, respectively, at the stock issuance price if the holders' service with the Company terminates.

     For the year ended December 31, 1999, the Company issued 9,785,368 shares of common stock as a result of the exercise of stock options and repurchased 981,829 shares (see Note 11). The Company has the right to repurchase 7,551,976 unvested shares as of December 31, 1999, at the stock issuance price if the holders' service with the Company terminates

     PREFERRED STOCK

     Significant rights and preferences attaching to the Series A Stock are as follows:

     DIVIDENDS -- The holders of Series A Stock are entitled, when and if declared by the Board of Directors, to receive noncumulative dividends out of the remaining assets of the Company after payment of liabilities, payable in preference and priority to any dividend to common stockholders, at the rate of $0.04 per share per annum. To date, no dividends have been declared by the Board of Directors.

     PREFERENCE IN LIQUIDATION -- In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Stock are entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount equal to $0.50 per share plus a further amount equal to any dividends declared but unpaid on such shares.

     VOTING RIGHTS -- The holders of Series A Stock are entitled to the number of votes equal to the number of shares of common stock into which each share of preferred stock is convertible on the record date for the vote.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     CONVERSION -- Each share of Series A Stock is convertible, at the option of the holder, into the number of fully paid and nonassessable shares of common stock on a one-for-one basis, subject to certain adjustments. All preferred stock will convert upon the closing of a public offering of the Company's common stock in which the public offering price equals or exceeds $15.00 per share and the aggregate proceeds raised equal or exceed $40 million.

During 1998, the Company issued 231,000 shares of Series A Stock to individuals at no cost in exchange for services. The value of $116,000 was assigned to the stock and has been expensed as selling, general, and administrative expenses in the accompanying statements of operations.

     SERIES B PREFERRED STOCK

     In April 1999, the Company issued 24,500,000 shares of Series B Stock at $0.50 per share. The sale of Series B Stock raised $12,219,000, net of issuance costs. The Series B Stock has essentially the same rights and preferences as the Series A Stock.

     SERIES C PREFERRED STOCK

     In December 1999, the Company issued 20,408,164 shares of Series C Stock at $9.80 per share. The sale of Series C Stock raised $194,056,000, net of issuance costs.

     The Series C Stock has essentially the same rights and preferences as the Series A Stock, except that (1) dividends are payable at a rate of $0.784 per share per annum and (2) in the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive, prior and in preference to any distribution of assets or surplus funds to the holders of Series A Stock, Series B Stock or common stock an amount equal to $9.80 per share plus a further amount equal to any dividends declared but unpaid on such shares.

     NOTES RECEIVABLE FROM STOCKHOLDERS

     The Company has implemented a program under which directors, officers, and a number of key employees are permitted to exercise their outstanding options as to both the vested and unvested shares. The Company has the right to repurchase any unvested shares at the original option price in the event of termination of employment prior to vesting of all shares. Under this program, the participants paid the exercise price for their outstanding options through a full-recourse promissory note. These notes bear interest at a rate of 6.2 percent per annum and are due and payable on the earlier of termination of employment or on various dates beginning in November 2003.

     As of December 31, 1998 and 1999, and March 31, 2000 (unaudited), there were one stockholder, fifteen stockholders and seventeen stockholders, respectively, with loans outstanding. Stockholder loans are classified as a contra account within stockholders' equity.

10. WARRANTS TO PURCHASE STOCK:

     In conjunction with the issuance of Series A Stock in March 1998, the Company issued warrants to purchase 545,500 shares of the Company's common stock at an exercise price of $0.05 per share to certain individuals involved in identifying Series A Stock investors. The purchase rights under the warrants expire in March 2002 unless terminated earlier in accordance with the stock warrant purchase agreement.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     See Notes 6 and 8 for a description of Series C Stock and common stock warrants issued to various lenders and a related party, respectively.

     Warrants outstanding have the following contractual lives (in years):

                                                                                   MARCH 31, 2000
                                           DECEMBER 31, 1999                        (UNAUDITED)
                               -----------------------------------------   ------------------------------
                                           NUMBER OF    WEIGHTED AVERAGE    NUMBER OF    WEIGHTED AVERAGE
                               EXERCISE    WARRANTS        REMAINING        WARRANTS        REMAINING
                                PRICE     OUTSTANDING   CONTRACTUAL LIFE   OUTSTANDING   CONTRACTUAL LIFE
                               --------   -----------   ----------------   -----------   ----------------
Common stock.................   $ 0.01            --           --           5,991,540         10.0
Common stock.................     0.05       545,500          3.2             530,000          3.0
Common stock.................     2.00        24,845            *                  --           --
Series C Stock...............     7.57        73,976          9.8              73,976          9.5
Series C Stock...............     6.44       227,679          9.8             227,679          9.6
Series C Stock...............    10.00       300,000          5.0             300,000          4.7
                                           ---------                        ---------
  Total......................              1,172,000                        7,123,195
                                           =========                        =========

-------------------------
* This warrant had no stated expiration date and was exercised during the three months ended March 31, 2000.

     All of the warrants outstanding at December 31, 1999, are exercisable except the 300,000 Series C Stock warrants related to NEXTLINK (see Note 8). A holder of any of the warrants described above will not be entitled to any rights as a stockholder of the Company, including, without limitation, the right to vote the underlying shares of preferred stock until the holder has exercised the warrants. All of the warrants outstanding at March 31, 2000 are exercisable except the 5,991,541 common stock warrants related to the Senior Notes (unaudited).

11. STOCK OPTION PLAN:

     The Company's 1998 Stock Option Plan (the Plan) provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants of the Company. The Plan also allows for the issuance of stock purchase rights and an option exchange program. As of December 31, 1999 and March 31, 2000 (unaudited), there were no stock purchase rights outstanding and no activity in the option exchange program. Stock options granted under the Plan generally vest over a four-year period, with 25 percent vesting after one year of the grant date and an additional one forty-eighth of the total number of shares becoming exercisable on each monthly anniversary thereafter. Options expire ten years after the grant date. The terms of the Plan allow certain individuals to exercise their options prior to full vesting. In the event that an individual's service to the Company terminates before his/her options become fully vested, the Company has the right to repurchase the unvested shares at the original option price. The maximum aggregate number of shares authorized for options under the Plan was 3,490,000 at December 31, 1998 and 14,047,839 at both December 31, 1999 and March 31, 2000 (unaudited).

     The Company accounts for stock options granted to employees and directors under APB Opinion No. 25. For the year ended December 31, 1998, no compensation expense was recognized. Stock-based compensation expense of $1,248,000, $0 (unaudited) and $2,258,000 (unaudited) was recognized for the year ended December 31, 1999, and for the three months ended March 31, 1999 and 2000, respectively.

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

     Options issued to consultants were valued using the Black-Scholes option pricing model consistent with SFAS No. 123. Expense is being recognized over the vesting period of the options.

     Had compensation cost for the stock options issued to employees and directors been determined consistently with SFAS No. 123, the Company's net loss and basic and diluted loss per share would have been changed to the following pro forma amounts:

                                                        YEARS ENDED         THREE MONTHS ENDED
                            PERIOD FROM INCEPTION       DECEMBER 31,             MARCH 31,
                             (APRIL 2, 1997) TO      ------------------    ---------------------
                              DECEMBER 31, 1997       1998       1999        1999        2000
                            ---------------------    -------    -------    --------    ---------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)       (IN THOUSANDS, EXCEPT
                                                                              PER SHARE DATA)
                                                                                (UNAUDITED)
Net loss:
  As reported.............         $  (78)           $(1,553)   $(8,887)   $(1,176)    $(11,892)
  Pro forma...............            (78)            (1,554)    (9,040)    (1,182)     (12,343)
Basic and diluted net loss
  per common share:
  As reported.............         $(0.03)           $ (0.28)   $ (1.86)     (0.26)    $  (1.49)
  Pro forma...............          (0.03)             (0.28)     (1.89)     (0.26)       (1.55)

     A summary of the status of the Company's stock option plan is as follows:

                                                                              WEIGHTED
                                                               RANGE OF       AVERAGE
                                                               EXERCISE       EXERCISE
                                                OPTIONS         PRICES         PRICE
                                               ----------    -------------    --------
Outstanding at December 31, 1997.............          --    $          --     $  --
  Granted....................................   2,472,500     0.03 - 0.055      0.05
  Exercised..................................          --               --        --
  Canceled...................................          --               --        --
                                               ----------    -------------     -----
Outstanding at December 31, 1998.............   2,472,500     0.03 - 0.055      0.05
  Granted....................................   9,735,072     0.05 -  2.00      0.21
  Exercised..................................  (9,785,368)    0.03 -  1.00      0.13
  Canceled...................................    (963,854)    0.05 -  0.50      0.06
                                               ----------    -------------     -----
Outstanding at December 31, 1999.............   1,458,350     0.05 -  2.00      0.54
  Granted (unaudited)........................   1,629,500     2.00 -  5.00      3.63
  Exercised (unaudited)......................    (210,000)    0.05 -  2.00      1.57
  Canceled (unaudited).......................     (17,300)    0.05 -  2.00      1.00
                                               ----------    -------------     -----
Outstanding at March 31, 2000 (unaudited)....   2,860,550    $0.05 -  2.00     $2.22
                                               ==========    =============     =====

     The weighted average fair value of options granted as of December 31, 1998 and 1999, and March 31, 2000, is $0.007, $1.190 and $8.42 (unaudited), respectively.

     Of the options outstanding at December 31, 1998 and 1999, and March 31, 2000, 850,000, 250,000 and 250,000 (unaudited), respectively, are vested.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1998,

                           COLO.COM AND SUBSIDIARIES

               DECEMBER 31, 1999, AND MARCH 31, 2000 (UNAUDITED)

1999 and 2000: risk-free weighted-average interest rates of between 4.5 and 6.5 percent, expected dividend yield of 0 percent, expected life of between three and four years from the grant date, and expected volatility of 0 percent in 1998 and 70 percent in 1999 and 2000. Included in the options exercised above for the year ended December 31, 1999, was 981,829 of unvested options where the Company repurchased the stock upon the individuals' leaving the Company.

     The options outstanding have the following contractual lives:

         DECEMBER 31, 1998                      DECEMBER 31, 1999                         MARCH 31, 2000
------------------------------------   ------------------------------------   ---------------------------------------
                          WEIGHTED                               WEIGHTED                                  WEIGHTED
                           AVERAGE                                AVERAGE                                   AVERAGE
 NUMBER OF                REMAINING     NUMBER OF                REMAINING     NUMBER OF                   REMAINING
  OPTIONS     EXERCISE   CONTRACTUAL     OPTIONS     EXERCISE   CONTRACTUAL     OPTIONS      EXERCISE     CONTRACTUAL
OUTSTANDING    PRICE        LIFE       OUTSTANDING    PRICE        LIFE       OUTSTANDING      PRICE         LIFE
-----------   --------   -----------   -----------   --------   -----------   -----------   -----------   -----------
                                                                                            (UNAUDITED)
150,000...     0.030        9.07               --     0.030         N/A               --       0.030           --
1,472,500..    0.050        9.76          479,000     0.050        9.58          440,000       0.050         9.33
850,000...     0.055        9.79          250,000     0.055        8.71          250,000       0.055         8.48
--........     0.500         N/A          478,050     0.500        9.81          456,750       0.500         9.58
--........     2.000         N/A          251,300     2.000        9.96          827,600       2.000         9.80
--........     5.000         N/A               --     5.000                      886,200       5.000         9.85
 ---------                              ---------                              ---------
2,472,500..                             1,458,350                              2,860,550
 =========                              =========                              =========

12. 401(K) RETIREMENT PLAN:

     The Company established a 401(k) retirement plan in May 1999 for which all full-time employees are eligible after one month of employment. Pursuant to this plan, employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit, and to have the amount of such reduction contributed to the plan. Company contributions to the plan are at the discretion of the Board of Directors, begin to vest upon completion of one year of employment, and become fully vested after five years of employment. As of both December 31, 1999 and March 31, 2000 (unaudited) the Company has not declared or paid any contributions to the plan.

13. SUBSEQUENT EVENTS:

     Subsequent to March 31, 2000, the Company has formed three new subsidiaries, COLOCOM Iberia, S.A. in Spain, COLO.COM Limited in Canada, COLO.COM B.V. in the Netherlands and COLO.COM, Inc. in Delaware. Each of these subsidiaries are wholly owned by the Company.

     In April 2000, the Company authorized 1,724,439 shares of Series D preferred stock. No shares have been issued.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Forward-Looking Statements............   18
Use of Proceeds.......................   19
Dividend Policy.......................   19
Trademarks............................   19
Capitalization........................   20
Dilution..............................   22
Selected Consolidated Financial
  Data................................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   25
Business..............................   34
Management............................   46
Related Party Transactions............   58
Principal Stockholders................   60
Description of Capital Stock..........   63
Description of Indebtedness...........   67
Shares Eligible for Future Sale.......   69
Underwriting..........................   71
Legal Matters.........................   73
Experts...............................   74
Available Information.................   74
Index to Consolidated Financial
  Statements..........................  F-1

UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

  [COLO.COM LOGO]

                       SHARES

  COMMON STOCK
  DEUTSCHE BANC ALEX. BROWN

  ROBERTSON STEPHENS

  BEAR, STEARNS & CO., INC.

  UBS WARBURG LLC
  PROSPECTUS

                                            , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all fees and expenses payable by COLO.COM in connection with the registration of the common stock hereunder. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC Registration Fee........................................  $   60,720
NASD Filing Fee.............................................      23,500
Nasdaq National Market Listing Fee..........................      95,000
Printing and Engraving Expenses.............................     200,000
Legal Fees and Expenses.....................................     400,000
Accounting Fees and Expenses................................     250,000
Transfer Agent and Registrar Fees and Expenses..............      25,000
Blue Sky fees and expenses..................................      10,000
Miscellaneous Expenses......................................     185,780
                                                              ----------
  Total.....................................................  $1,250,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Prior to the closing of this offering, COLO.COM intends to reincorporate from California into Delaware. Section 145 of the Delaware General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Our certificate of incorporation and our bylaws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. We have also entered into agreements with our directors and executive officers that require COLO.COM, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers to the fullest extent permitted by Delaware law. We have also purchased directors and officers liability insurance, which provides coverage against certain liabilities including liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     (a) Within the last three years we have issued and sold the following unregistered securities:

          (1) Since our inception through May 31, 2000, we have issued and sold an aggregate of 24,768,434 shares of common stock at purchase prices ranging from $0.001 to $2.00 per share.

          (2) Since our inception through May 31, 2000, we have granted options to purchase 14,353,322 shares of common stock to employees, directors and consultants under our 1998 incentive stock option plan at exercise prices ranging from $0.03 to $5.00 per share. Of the 14,353,322 shares granted, 3,199,400 remain outstanding, 10,145,368 shares of common stock have been purchased pursuant to exercises of stock options and

     2,054,966 shares have been canceled and returned to the 1998 incentive stock option plan.

          (3) From June 1998 to April 1999, we sold 4,261,730 shares of Series A preferred stock at a price of $0.50 per share to approximately 47 investors.

          (4) In March 1999, we issued warrants to purchase an aggregate of 545,500 shares of common stock at an exercise price of $0.05 per share.

          (5) In October 1999, we issued a warrant to purchase 73,976 shares of Series C preferred stock at an exercise price of $7.57 per share.

          (6) In November 1999, we issued a warrant to purchase 24,845 shares of common stock at $2.00 per share and warrants to purchase 227,679 shares of Series C preferred stock at an exercise price of $6.44 per share. In June 2000, we cancelled warrants to purchase 10,000 shares of Series C preferred stock as partial consideration for the issuance of 10,000 shares of common stock.

          (7) In April 1999, we sold an aggregate of 24,500,000 shares of Series B preferred stock at a price of $0.50 per share to approximately 9 investors.

          (8) In December 1999, we sold an aggregate of 20,408,164 shares of Series C preferred stock at a price of $9.80 per share to approximately 70 investors and a warrant to purchase 300,000 shares of Series C preferred stock at an exercise price of $10.00 per share.

          (9) In March 2000, we issued 300,000 units consisting of $300,000,000 of 13 7/8% Senior Notes due 2010 and 300,000 warrants to purchase an aggregate of 5,991,540 shares of common stock at an exercise price of $0.01 per share.

     The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationship with COLO.COM, to information about us.

     (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
   1.1*        Form of Underwriting Agreement
3.1(a)(1)      Amended and Restated Articles of Incorporation, as currently in effect
3.1(b)*        Certificate of Incorporation to be filed upon completion of the offering
3.2(a)(1)      Bylaws of COLO.COM as currently in effect
3.2(b)*        Bylaws of COLO.COM as in effect upon completion of the
               offering
   4.1*        Specimen Common Stock Certificate
   5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
10.1(1)        Amended and Restated Investors Rights Agreement dated
               December 17, 1999
  10.2         1998 Incentive Stock Option Plan and forms of agreements
               thereunder
  10.3*        2000 Stock Plan
  10.4*        2000 Employee Stock Purchase Plan
  10.5*        Form of Director and Executive Officer Indemnification
               Agreement
10.6(1)        Senior Notes Indenture by COLO.COM as Issuer and State
               Street Bank and Trust Company, N.A. as Trustee, dated March
               10, 2000
  10.7         Warrants Registration Rights Agreement between COLO.COM and
               State Street Bank and Trust Company, N.A. (as warrant
               agent), dated March 10, 2000
10.8(1)        Registration Rights Agreement dated March 10, 2000 between
               COLO.COM and Goldman Sachs & Co., Bear Stearns & Co. Inc.,
               Chase Securities Inc., Deutsche Bank Securities Inc.,
               Warburg Dillon Read LLC and Jeffries & Company Inc.
10.9(1)        Office Lease by and between COLO.COM and Hitachi America,
               LTD, dated December 1999
10.10(1)       Office Building Net Lease by and between COLO.COM and BEP-
               Emeryville, LP, dated July 16, 1999
  10.11        Office Lease by and between COLO.COM and Hitachi America,
               Ltd. dated May 18, 1999.
10.12(1)       Strategic Alliance Agreement by and between COLO.COM and
               Nortel Networks Inc., dated December 23, 1999
10.13(1)       Definitive Agreement by and between COLO.COM and NextLINK
               Communications, Inc., dated December 23, 1999
10.14(1)       Employment Agreement by and between COLO.COM and Charles
               Skibo, with Addendum, dated January 25, 1999
10.15(1)       Loan and Security Agreement by and between COLO.COM and
               Comdisco, Inc., dated October 22, 1999
10.16(1)       Loan and Security Agreement by and among COLO.COM and
               Silicon Valley Bank, Venture Lending and Leasing II, Inc.,
               Transamerica Business Credit Corporation and Lighthouse
               Capital Partners, dated November 9, 1999
10.17(1)       Retail Lease between Telehub, Inc. and Mauswerks, Inc.,
               dated November 7, 1996 and related assignment by Mauswerks,
               Inc. to COLO.COM dated July 8, 1997
 10.18*        Warrant Agreement to Purchase Shares of Series C Preferred
               Stock of COLO.COM issued to NEXTLINK Communications, Inc.
               dated December 27, 1999.
  10.19        Employment Offer Letter to Wayne A. Olson dated March 11,
               1999.
 10.20*        Employment Offer Letter to Stephen I. Robertson dated
               February 18th, 2000.
  10.21        Form of Warrant to Purchase Shares of Common Stock
  10.22        Form of Warrant to Purchase Series C Preferred Stock
  10.23        Warrant Agreement to Purchase Shares of the Series C
               Preferred Stock of COLO.COM issued to Comdisco, Inc. dated
               October 22, 1999
 10.24*        Warrant Agreement between COLO.COM and State Street Bank and
               Trust Company, N.A. dated March 10, 2000
  21.1         List of Subsidiaries
  23.1         Consent of Arthur Andersen LLP, Independent Auditors

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
  23.2*        Consent of Counsel (included in exhibit 5.1)
  24.1         Power of Attorney (included on page II-5)

-------------------------
 *  To be filed by amendment

(1) Incorporated by reference from exhibits to COLO.COM's registration statement on Form S-4 (No. 333-38906).

     (b) FINANCIAL STATEMENT SCHEDULES

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by COLO.COM for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of COLO.COM, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by COLO.COM of expenses incurred or paid by a director, officer or controlling person of COLO.COM in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by COLO.COM is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that:

          (a) We will provide to the underwriters at the closing as specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by COLO.COM pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (c) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, COLO.COM has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on the 21st day of July, 2000.

                                      COLO.COM

                                      By:       /s/ CHARLES M. SKIBO
                                         ---------------------------------------
                                                    Charles M. Skibo
                                                 Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles M. Skibo and Stephen I. Robertson and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same Offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

                  SIGNATURE                                   TITLE                      DATE
                  ---------                                   -----                      ----
            /s/ CHARLES M. SKIBO                   Chief Executive Officer and       July 21, 2000
---------------------------------------------         Chairman of the Board
              Charles M. Skibo                    (Principal Executive Officer)

          /s/ STEPHEN I. ROBERTSON              Chief Financial Officer (Principal   July 21, 2000
---------------------------------------------   Financial and Accounting Officer)
            Stephen I. Robertson

         /s/ CHRISTOPHER E. CLOUSER                          Director                July 21, 2000
---------------------------------------------
           Christopher E. Clouser

              /s/ YOUNG SOO HA                               Director                July 21, 2000
---------------------------------------------
                Young Soo Ha

                  SIGNATURE                                   TITLE                      DATE
                  ---------                                   -----                      ----
              /s/ JOHN W. JARVE                              Director                July 21, 2000
---------------------------------------------
                John W. Jarve

           /s/ RICHARD P. NESPOLA                            Director                July 21, 2000
---------------------------------------------
             Richard P. Nespola

            /s/ ARTHUR PATTERSON                             Director                July 21, 2000
---------------------------------------------
              Arthur Patterson

          /s/ KIRBY G. PICKLE, JR.                           Director                July 21, 2000
---------------------------------------------
            Kirby G. Pickle, Jr.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
   1.1*        Form of Underwriting Agreement
3.1(a)(1)      Amended and Restated Articles of Incorporation, as currently in effect
3.1(b)*        Certificate of Incorporation to be filed upon completion of the offering
3.2(a)(1)      Bylaws of COLO.COM as currently in effect
3.2(b)*        Bylaws of COLO.COM as in effect upon completion of the
               offering
   4.1*        Specimen Common Stock Certificate
   5.1*        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
               Corporation
10.1(1)        Amended and Restated Investors Rights Agreement dated
               December 17, 1999
  10.2         1998 Incentive Stock Option Plan and forms of agreements
               thereunder
  10.3*        2000 Stock Plan
  10.4*        2000 Employee Stock Purchase Plan
  10.5*        Form of Director and Executive Officer Indemnification
               Agreement
10.6(1)        Senior Notes Indenture by COLO.COM as Issuer and State
               Street Bank and Trust Company, N.A. as Trustee, dated March
               10, 2000
  10.7         Warrants Registration Rights Agreement between COLO.COM and
               State Street Bank and Trust Company, N.A. (as warrant
               agent), dated March 10, 2000
10.8(1)        Registration Rights Agreement dated March 10, 2000 between
               COLO.COM and Goldman Sachs & Co., Bear Stearns & Co. Inc.,
               Chase Securities Inc., Deutsche Bank Securities Inc.,
               Warburg Dillon Read LLC and Jeffries & Company Inc.
10.9(1)        Office Lease by and between COLO.COM and Hitachi America,
               LTD, dated December 1999
10.10(1)       Office Building Net Lease by and between COLO.COM and BEP-
               Emeryville, LP, dated July 16, 1999
  10.11        Office Lease by and between COLO.COM and Hitachi America,
               Ltd. dated May 18, 1999.
10.12(1)       Strategic Alliance Agreement by and between COLO.COM and
               Nortel Networks Inc., dated December 23, 1999
10.13(1)       Definitive Agreement by and between COLO.COM and NextLINK
               Communications, Inc., dated December 23, 1999
10.14(1)       Employment Agreement by and between COLO.COM and Charles
               Skibo, with Addendum, dated January 25, 1999
10.15(1)       Loan and Security Agreement by and between COLO.COM and
               Comdisco, Inc., dated October 22, 1999
10.16(1)       Loan and Security Agreement by and among COLO.COM and
               Silicon Valley Bank, Venture Lending and Leasing II, Inc.,
               Transamerica Business Credit Corporation and Lighthouse
               Capital Partners, dated November 9, 1999

EXHIBIT
NUMBER                           DESCRIPTION OF DOCUMENT
-------                          -----------------------
10.17(1)       Retail Lease between Telehub, Inc. and Mauswerks, Inc.,
               dated November 7, 1996 and related assignment by Mauswerks,
               Inc. to COLO.COM dated July 8, 1997
 10.18*        Warrant Agreement to Purchase Shares of Series C Preferred
               Stock of COLO.COM issued to NEXTLINK Communications, Inc.
               dated December 27, 1999.
  10.19        Employment Offer Letter to Wayne A. Olson dated March 11,
               1999.
 10.20*        Employment Offer Letter to Stephen I. Robertson dated
               February 18, 2000.
  10.21        Form of Warrant to Purchase Shares of Common Stock
  10.22        Form of Warrant to Purchase Series C Preferred Stock
  10.23        Warrant Agreement to Purchase Shares of the Series C
               Preferred Stock of COLO.COM issued to Comdisco, Inc. dated
               October 22, 1999
 10.24*        Warrant Agreement between COLO.COM and State Street Bank and
               Trust Company of California, N.A. dated March 10, 2000
  21.1         List of Subsidiaries
  23.1         Consent of Arthur Andersen LLP, Independent Auditors
  23.2*        Consent of Counsel (included in exhibit 5.1)
  24.1         Power of Attorney (included on page II-5)

-------------------------
 *  To be filed by amendment

(1) Incorporated by reference from exhibits to COLO.COM's registration statement on Form S-4 (No. 333-38906).